Exhibit 10.3

Execution Version

ADVANCED DRAINAGE SYSTEMS, INC.

AMENDED AND RESTATED PRIVATE SHELF AGREEMENT

$100,000,000

PRIVATE SHELF FACILITY

Dated as of September 24, 2010

Amending and Restating the Private Shelf Agreement Dated December 11, 2009

(Not Part of Agreement)

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(continued)

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(continued)

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(continued)

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EXHIBITS AND SCHEDULES

INFORMATION SCHEDULE

EXHIBIT A — FORM OF SHELF NOTE

EXHIBIT B — FORM OF DISBURSEMENT DIRECTION LETTER

EXHIBIT C — FORM OF REQUEST FOR PURCHASE

EXHIBIT D — FORM OF CONFIRMATION OF ACCEPTANCE

EXHIBIT E-1 — FORM OF GUARANTY AGREEMENT

EXHIBIT E-2 — FORM OF CONFIRMATION OF GUARANTY

EXHIBIT F — FORM OF OPINION OF COMPANY AND GUARANTOR COUNSEL

SCHEDULE 6B — EXISTING INDEBTEDNESS

SCHEDULE 6C — PERMITTED LIENS

SCHEDULE 6D — GUARANTIES

SCHEDULE 6E — EXISTING LOANS AND INVESTMENTS

SCHEDULE 6J — EXISTING JOINT VENTURES

SCHEDULE 8A(1)- SUBSIDIARIES

SCHEDULE 8G — AGREEMENTS RESTRICTING INDEBTEDNESS

SCHEDULE 8K — GOVERNMENTAL CONSENT

SCHEDULE 8Q — COLLATERAL

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ADVANCED DRAINAGE SYSTEMS, INC.

4640 Trueman Blvd.

Hilliard, OH 43026

As of September 24, 2010

Prudential Investment Management, Inc. (“Prudential”)

Each other Prudential Affiliate (as hereinafter

defined) which becomes bound by certain

provisions of this Agreement as hereinafter

provided

c/o Prudential Capital Group

Two Prudential Plaza, Suite

5600 Chicago, Illinois 60601

Ladies and Gentlemen:

The undersigned, Advanced Drainage Systems, Inc., an Delaware corporation (herein called the “Company”), hereby agrees with you as set forth below. Reference is made to paragraph 10 hereof for definitions of capitalized terms used herein and not otherwise defined herein.

INTRODUCTION

The Company and Prudential are parties to the Private Shelf Agreement, dated as of December 11, 2009 (as heretofore amended the “Existing Agreement”).

The Company and Prudential desire to enter into this Agreement so as to, among other things, amend and restate the Existing Agreement to read as set forth herein. Effective upon the execution and delivery hereof by the Company and Prudential, the Company and Prudential agree that the Existing Agreement shall be amended and restated in its entirety to read as set forth in this Agreement.

1. AUTHORIZATION OF ISSUE OF SHELF NOTES. The Company will authorize the issue of its senior secured promissory notes (the “Shelf Notes”) in the aggregate principal amount of $100,000,000, to be dated the date of issue thereof, to mature, in the case of each Shelf Note so issued, no more than 10 years after the date of original issuance thereof, to have an average life, in the case of each Shelf Note so issued, of no more than 10 years after the date of original issuance thereof, to bear interest on the unpaid balance thereof from the date thereof at the rate per annum, and to have such other particular terms, as shall be set forth, in the case of each Shelf Note so issued, in the Confirmation of Acceptance with respect to such Shelf Note delivered pursuant to paragraph 2A(5), and to be substantially in the form of Exhibit A attached hereto. The terms “Shelf Note”, “Shelf Notes”, “Note” and “Notes” as used herein shall include each Shelf Note delivered pursuant to any provision of this Agreement and each Shelf Note delivered in substitution or exchange for any such Shelf Note pursuant to any such provision. Shelf Notes which have (i) the same final maturity, (ii) the same principal prepayment dates, (iii) the same principal prepayment amounts (as a percentage of the original principal amount of each Shelf Note), (iv) the same interest rate, (v) the same interest payment periods and (vi) the same date of issuance (which, in the case of a Shelf Note issued in exchange for another Shelf Note, shall be deemed for these purposes the date on which such Shelf Note’s ultimate predecessor Shelf Note was issued), are herein called a “Series” of Shelf Notes.

2. PURCHASE AND SALE OF SHELF NOTES.

2A. Purchase and Sale of Shelf Notes.

2A(1). Facility. Prudential is willing to consider, in its sole discretion and within limits which may be authorized for purchase by Prudential Affiliates from time to time, the purchase of Shelf Notes pursuant to this Agreement. The willingness of Prudential to consider such purchase of Shelf Notes is herein called the “Facility”. At any time, the aggregate principal amount of Shelf Notes stated in paragraph 1, minus the aggregate principal amount of Shelf Notes purchased and sold pursuant to this Agreement prior to such time, minus the aggregate principal amount of Accepted Notes (as hereinafter defined) which have not yet been purchased and sold hereunder prior to such time, is herein called the “Available Facility Amount” at such time. NOTWITHSTANDING THE WILLINGNESS OF PRUDENTIAL TO CONSIDER PURCHASES OF SHELF NOTES BY PRUDENTIAL AFFILIATES, THIS AGREEMENT IS ENTERED INTO ON THE EXPRESS UNDERSTANDING THAT NEITHER PRUDENTIAL NOR ANY PRUDENTIAL AFFILIATE SHALL BE OBLIGATED TO MAKE OR ACCEPT OFFERS TO PURCHASE SHELF NOTES, OR TO QUOTE RATES, SPREADS OR OTHER TERMS WITH RESPECT TO SPECIFIC PURCHASES OF SHELF NOTES, AND THE FACILITY SHALL IN NO WAY BE CONSTRUED AS A COMMITMENT BY PRUDENTIAL OR ANY PRUDENTIAL AFFILIATE.

2A(2). Issuance Period. Shelf Notes may be issued and sold pursuant to this Agreement until the earlier of (i) the third anniversary of the date of this Agreement (or if the date of such anniversary is not a Business Day, the Business Day next preceding such anniversary), (ii) the 30th day after Prudential shall have given to the Company, or the Company shall have given to Prudential, a written notice stating that it elects to terminate the issuance and sale of Shelf Notes pursuant to this Agreement (or if such 30th day is not a Business Day, the Business Day next preceding such 30th day), (iii) the last Closing Day after which there is no Available Facility Amount, (iv) the termination of the Facility under paragraph 7A of this Agreement, and (v) the acceleration of any Note under paragraph 7A of this Agreement. The period during which Shelf Notes may be issued and sold pursuant to this Agreement is herein called the “Issuance Period”.

2A(3). Request for Purchase. The Company may from time to time during the Issuance Period make requests for purchases of Shelf Notes (each such request being herein called a “Request for Purchase”). Each Request for Purchase shall be made to Prudential by facsimile transmission or overnight delivery service, and shall (i) specify the aggregate principal amount of Shelf Notes covered thereby, which shall not be less than $10,000,000 and not be greater than the Available Facility Amount at the time such Request for Purchase is made, (ii) specify the principal amounts, final maturities (which shall be no more than 10 years from the date of issuance), average life (which shall be no more than 10 years from the date of issuance), principal prepayment dates (if any) and amounts and interest payment periods (quarterly or semiannually in arrears) of the Shelf Notes covered thereby, (iii) specify the use of proceeds of such Shelf Notes, (iv) specify the proposed day for the closing of the purchase and sale of such Shelf Notes, which shall be a Business Day during the Issuance Period not less than 10 days and not more than 25 days after the making of such Request for Purchase, (v) specify the number of the account and the name and address of the depository institution to which the purchase prices of such Shelf Notes are to be transferred on the Closing Day for such purchase and sale, (vi) certify that the representations and warranties contained in paragraph 8 are true on and as of the date of such Request for Purchase and that there exists on the date of such Request for Purchase no Event of Default or Default, and (vii) be substantially in the form of Exhibit C attached hereto. Each Request for Purchase shall be in writing and shall be deemed made when received by Prudential.

2A(4). Rate Quotes. Not later than five Business Days after the Company shall have given Prudential a Request for Purchase pursuant to paragraph 2A(3), Prudential may, but shall be under no obligation to, provide to the Company by telephone or facsimile transmission, in each case between 9:30 A.M. and 1:30 P.M. New York City local time (or such later time as Prudential may elect) interest rate quotes for the several principal amounts, maturities, principal prepayment schedules and interest payment periods of Shelf Notes specified in such Request for Purchase. Each quote shall represent the interest rate per annum payable on the outstanding principal balance of such Shelf Notes at which a Prudential Affiliate or Affiliates would be willing to purchase such Shelf Notes at 100% of the principal amount thereof.

2A(5). Acceptance. Within the Acceptance Window with respect to any interest rate quotes provided pursuant to paragraph 2A(4), the Company may, subject to paragraph 2A(6), elect to accept such interest rate quotes as to not less than $10,000,000 aggregate principal amount of the Shelf Notes specified in the related Request for Purchase. Such election shall be made by an Authorized Officer of the Company notifying Prudential by telephone or facsimile transmission within the Acceptance Window that the Company elects to accept such interest rate quotes, specifying the Shelf Notes (each such Shelf Note being herein called an “Accepted Note”) as to which such acceptance (herein called an “Acceptance”) relates. The day the Company notifies Prudential of an Acceptance with respect to any Accepted Notes is herein called the “Acceptance Day” for such Accepted Notes. Any interest rate quotes as to which Prudential does not receive an Acceptance within the Acceptance Window shall expire, and no purchase or sale of Shelf Notes hereunder shall be made based on such expired interest rate quotes. Subject to paragraph 2A(6) and the other terms and conditions hereof, the Company agrees to sell to a Prudential Affiliate or Affiliates, and Prudential agrees to cause the purchase by a Prudential Affiliate or Affiliates of, the Accepted Notes at 100% of the principal amount of such Notes. As soon as practicable following the Acceptance Day, the Company and each Prudential Affiliate which is to purchase any such Accepted Notes will execute a confirmation of such Acceptance substantially in the form of Exhibit D attached hereto (herein called a “Confirmation of Acceptance”). If the Company should fail to execute and return to Prudential within three Business Days following the Company’s receipt thereof a Confirmation of Acceptance with respect to any Accepted Notes, Prudential or any Prudential Affiliate may at its election at any time prior to Prudential’s receipt thereof cancel the closing with respect to such Accepted Notes by so notifying the Company in writing.

2A(6). Market Disruption. Notwithstanding the provisions of paragraph 2A(5), if Prudential shall have provided interest rate quotes pursuant to paragraph 2A(4) and thereafter prior to the time an Acceptance with respect to such quotes shall have been notified to Prudential in accordance with paragraph 2A(5) the domestic market for U.S. Treasury securities or other financial instruments shall have closed or there shall have occurred a general suspension, material limitation, or significant disruption of trading in securities generally on the New York Stock Exchange or in the domestic market for U.S. Treasury securities or other financial instruments, then such interest rate quotes shall expire, and no purchase or sale of Shelf Notes hereunder shall be made based on such expired interest rate quotes. If the Company thereafter notifies Prudential of the Acceptance of any such interest rate quotes, such Acceptance shall be ineffective for all purposes of this Agreement, and Prudential shall promptly notify the Company that the provisions of this paragraph 2A(6) are applicable with respect to such Acceptance.

2A(7). Facility Closings. Not later than 11:30 A.M. (New York City local time) on the Closing Day for any Accepted Notes, the Company will deliver to each Purchaser listed in the Confirmation of Acceptance relating thereto at the offices of Prudential Capital Group, 180 North Stetson Street, Suite 5600, Chicago, Illinois 60601, Attention: Law Department, or at such other place as Prudential may have directed, the Accepted Notes to be purchased by such Purchaser in the form of one or more Notes in authorized denominations as such Purchaser may request for each Series of Accepted Notes to be purchased on the Closing Day, dated the Closing Day and registered in such Purchaser’s name (or in the name of its nominee), against payment of the purchase price thereof by transfer of immediately available funds for credit to the Company’s account specified in the Request for Purchase of such Notes. If the Company fails to tender to any Purchaser the Accepted Notes to be purchased by such Purchaser on the scheduled Closing Day for such Accepted Notes as provided above in this paragraph 2A(7), or any of the conditions specified in paragraph 3 shall not have been fulfilled by the time required on such scheduled Closing Day, the Company shall, prior to 1:00 P.M., New York City local time, on such scheduled Closing Day notify Prudential (which notification shall be deemed received by each Purchaser) in writing whether (i) such closing is to be rescheduled (such rescheduled date to be a Business Day during the Issuance Period not less than one Business Day and not more than 10 Business Days after such scheduled Closing Day (the “Rescheduled Closing Day”)) and certify to Prudential (which certification shall be for the benefit of each Purchaser) that the Company reasonably believes that it will be able to comply with the conditions set forth in paragraph 3 on such Rescheduled Closing Day and that the Company will pay the Delayed Delivery Fee in accordance with paragraph 2A(8)(iii) or (ii) such closing is to be canceled. In the event that the Company shall fail to give such notice referred to in the preceding sentence, Prudential (on behalf of each Purchaser) may at its election, at any time after 1:00 P.M., New York City local time, on such scheduled Closing Day, notify the Company in writing that such closing is to be canceled. Notwithstanding anything to the contrary appearing in this Agreement, the Company may not elect to reschedule a closing with respect to any given Accepted Notes on more than one occasion, unless Prudential shall have otherwise consented in writing.

2A(8). Fees.

2A(8)(i). Structuring Fee. At the time of the execution and delivery of this Agreement by the Company and Prudential, the Company will pay to Prudential or at the direction of Prudential by wire transfer of immediately available funds a fee (herein called the “Structuring Fee”) in the amount of $100,000.

2A(8)(ii). Issuance Fee. The Company will pay to each Purchaser in immediately available funds a fee (herein called the “Issuance Fee”) on each Closing Day in an amount equal to 0.10% of the aggregate principal amount of Shelf Notes sold to such Purchaser on such Closing Day; provided that no Issuance Fee shall be due with respect to any Shelf Notes issued on any Closing Day occurring on or before March 11, 2010 to the extent that (and only to the extent that) the principal amount of the Shelf Notes issued on such Closing Day, together with the principal amount of any other Shelf Notes issued prior to such Closing Day, does not exceed $50,000,000.

2A(8)(iii). Delayed Delivery Fee. If the closing of the purchase and sale of any Accepted Note is delayed for any reason beyond the original Closing Day for such Accepted Note, the Company will pay to the Purchaser which shall have agreed to purchase such Accepted Note (a) on the Cancellation Date or actual closing date of such purchase and sale and (b) if earlier, the next Business Day following 90 days after the Acceptance Day for such Accepted Note and on each Business Day following 90 days after the prior payment hereunder, a fee (herein called the “Delayed Delivery Fee”) calculated as follows:

(BEY – MMY) X DTS/360 X PA

where “BEY” means Bond Equivalent Yield, i.e., the bond equivalent yield per annum of such Accepted Note; “MMY” means Money Market Yield, i.e., the yield per annum on a commercial paper investment of the highest quality selected by Prudential and having a maturity date or dates the same as, or closest to, the Rescheduled Closing Day or Rescheduled Closing Days for such Accepted Note (a new alternative investment being selected by Prudential each time such closing is delayed); “DTS” means Days to Settlement, i.e., the number of actual days elapsed from and including the original Closing Day for such Accepted Note (in the case of the first such payment with respect to such Accepted Note) or from and including the date of the next preceding payment (in the case of any subsequent Delayed Delivery Fee payment with respect to such Accepted Note) to but excluding the date of such payment; and “PA” means Principal Amount, i.e., the principal amount of the Accepted Note for which such calculation is being made. In no case shall the Delayed Delivery Fee be less than zero. Nothing contained herein shall obligate any Purchaser to purchase any Accepted Note on any day other than the Closing Day for such Accepted Note, as the same may be rescheduled from time to time in compliance with paragraph 2A(7).

2A(8)(iv). Cancellation Fee. If the Company at any time notifies Prudential in writing that the Company is canceling the closing of the purchase and sale of any Accepted Note, or if Prudential notifies the Company in writing under the circumstances set forth in the last sentence of paragraph 2A(5) or the penultimate sentence of paragraph 2A(7) that the closing of the purchase and sale of such Accepted Note is to be canceled, or if the closing of the purchase and sale of such Accepted Note is not consummated on or prior to the last day of the Issuance Period (the date of any such notification or the last day of the Issuance Period, as the case may be, being herein called the “Cancellation Date”), the Company will pay to the Purchaser which shall have agreed to purchase such Accepted Note in immediately available funds an amount (the “Cancellation Fee”) calculated as follows:

PI X PA

where “PI” means Price Increase, i.e., the quotient (expressed in decimals) obtained by dividing (a) the excess of the ask price (as determined by Prudential) of the Hedge Treasury Note(s) on the Cancellation Date over the bid price (as determined by Prudential) of the Hedge Treasury Notes(s) on the Acceptance Day for such Accepted Note by (b) such bid price; and “PA” has the meaning ascribed to it in paragraph 2A(8)(iii). The foregoing bid and ask prices shall be as reported by TradeWeb LLC (or, if such data for any reason ceases to be available through TradeWeb LLC, any publicly available source of similar market data). Each price shall be based on a U.S. Treasury security having a part value of $100.00 and shall be rounded to the second decimal place. In no case shall the Cancellation Fee be less than zero.

3. CONDITIONS OF CLOSING. Each Purchaser’s obligation to purchase and pay for the Notes to be purchased by such Purchaser hereunder on any Closing Day is subject to the satisfaction, on or before such Closing Day, of the following conditions:

3A. Certain Documents. Such Purchaser shall have received original counterparts or, if satisfactory to such Purchaser, certified or other copies of all of the following, each duly executed and delivered by the party or parties thereto, in form and substance satisfactory to such Purchaser dated the date of the applicable Closing Day unless otherwise indicated, and, on the applicable Closing Day, in full force and effect with no event having occurred and being then continuing that would constitute a default thereunder or constitute or provide the basis for the termination thereof:

(i) The Note(s) to be purchased by such Purchaser on such Closing Day in the form of Exhibit A hereto;

(ii) an Intercreditor and Collateral Agency Agreement among the Purchasers, the Bank Agent, on behalf of the Banks, the Mexican Bank Agent and the Collateral Agent (herein, as the same may be amended, modified or supplemented from time to time in accordance with the provisions thereof, called the “Intercreditor Agreement”);

(iii) a Guaranty Agreement in favor of the holders of the Notes in the form of Exhibit E-1 hereto (together with any other guaranty pursuant to which the Notes are guarantied and which is entered into as contemplated hereby or by any other Transaction Document with any joinder to such Guaranty Agreement or other guaranty, as the same may be amended, modified or supplemented from time to time in accordance with the provisions thereof, collectively called the “Guaranty Agreements” and individually called a “Guaranty Agreement”), made by each Person which is, on such Closing Day, a co-borrower or a co-obligor with the Company under, or is obligated under a Guaranty with respect to, any Indebtedness of the Company under the Primary Working Capital

Facility or any other Material Indebtedness Agreement and is not then a party to a Guaranty Agreement, (b) an Officer’s Certificate certifying as to any Person which is then a co-borrower or co-obligor with the Company under, or obligated under a Guaranty with respect to, any Indebtedness of the Company under the Primary Working Capital Facility or any other Material Indebtedness Agreement and (c) with respect to any Closing Day other than the initial Closing Day, a Confirmation of Guaranty made by each Guarantor as of such Closing Day in the form of Exhibit E-2 hereto (collectively, the “Confirmation of Guaranty”);

(iv) a Security Agreement made by the Company and each Guarantor in favor of the Collateral Agent (together with any other security agreement pursuant to which the Notes are secured and with any joinder to such Security Agreement or other security agreement, as the same may be amended, modified, or supplemented from time to time in accordance with the provisions thereof, collectively called the “Security Agreements” and individually called a “Security Agreement”);

(v) a Pledge Agreement made by the Company and each Guarantor in favor of the Collateral Agent (together with any other pledge agreement pursuant to which the Notes are secured and with any joinder to such Pledge Agreement or other pledge agreement, as the same may be amended, modified or supplemented from time to time in accordance with the provisions thereof, collectively called the “Pledge Agreements” and individually called a “Pledge Agreement”);

(vi) A Patent, Trademark and Copyright Security Agreement made by the Company and each Guarantor owing any patent, trademark or copyright interests in favor of the Collateral Agent (the “Patent, Trademark and Copyright Security Agreement”);

(vii) [Reserved];

(viii) all chattel paper, instruments and documents of title in which the Collateral Agent has been granted a security interest and are then required under the Collateral Documents to be delivered to the Collateral Agent, together with the related transfer documents executed in blank, in each case received by the Collateral Agent, all Uniform Commercial Code financing statements perfecting the security interests and liens granted to the Collateral Agent, duly filed in all offices necessary to perfect such security interests and liens or deemed by such Purchaser to be advisable, and all such other certificates, documents, agreements, recording and filings necessary to establish a valid and perfected first priority lien and security interest (subject only to Permitted Liens) in favor of the Collateral Agent in all of the Collateral or deemed by such Purchaser to be advisable;

(ix) a Secretary’s Certificate signed by the Secretary or an Assistant Secretary and one other officer of the Company and each Guarantor certifying, among other things, (a) as to the names, titles and true signatures of the officers of the Company or such Guarantor, as the case may be, authorized to sign the Notes being delivered on such Closing Day and the other documents to be delivered in connection with this Agreement and the other Transaction Documents to which the Company or such Guarantor, as the case may be, is a party, (b) that attached thereto is a true, accurate and complete copy of the certificate of incorporation or other formation document of the Company or such Guarantor, as the case may be, certified by the Secretary of State of the state of organization of the Company or such Guarantor, as the case may be, as of a recent date, (c) that attached thereto is a true, accurate and complete copy of the by-laws, operating agreement or other organizational document of the Company or such Guarantor, as the case may be, which were duly adopted and are in effect as of such Closing Day and have been in effect immediately prior to and at all times since the adoption of the resolutions referred to in clause (d), below, (d) that attached thereto is a true, accurate and complete copy of the resolutions of the board of directors or other managing body of the Company or such Guarantor, as the case may be, duly adopted at a meeting or by unanimous written consent of such board of directors or other managing body, authorizing the execution, delivery and performance of this Agreement, the Notes or other Transaction Documents to which the Company or such Guarantor, as the case may be, is a party, being delivered on such Closing Day and the other documents to be delivered in connection with this Agreement and such other Transaction Documents to which the Company or such Guarantor, as the case may be, is a party, and that such resolutions have not been amended, modified, revoked or rescinded, and are in full force and effect and are the only resolutions of the shareholders, partners or members of the Company or such Guarantor, as the case may be, or of such board of directors or other managing body or any committee thereof relating to the subject matter thereof, (e) this Agreement, the Notes and the other Transaction Documents being delivered on such Closing Day and the other documents to be delivered in connection with this Agreement and the other Transaction Documents executed and delivered to such Purchaser by the Company or such Guarantor, as the case may be, are in the form approved by its board of directors or other managing body in the resolutions referred to in clause (d), above and (f) that no dissolution or liquidation proceedings as to the Company or any Subsidiary have been commenced or are contemplated; provided, however, that with respect to any Closing Day subsequent to the initial Closing Day, if none of the matters certified to in the certificate delivered by the Company or any Guarantor under this clause (ii) on any prior Closing Day have changed and the resolutions referred to in sub-clause (d) of this clause (ii) authorize the execution and delivery of the Notes being delivered on such subsequent Closing Day, then the Company or such Guarantor, as the case may be, may, in lieu of the certificate described above, deliver a Secretary’s Certificate signed by its Secretary or Assistant Secretary certifying that there have been no changes to the matters certified to in the certificate delivered by the Company delivered on such prior Closing Day under this clause (ii);

(x) a certificate of corporate or other type of entity and tax good standing for the Company and each of its Subsidiaries from the Secretary of State dated as of or as of a date reasonably prior to each such Closing Day (x) of the state of organization of the Company and each such Subsidiary and (y) of each state in which the Company or any such Subsidiary is required to be qualified to transact business as a foreign organization and where the failure to be so qualified or licensed could reasonably likely have a Material Adverse effect, in each case dated as of a recent date.

(xi) certified copies of Requests for Information or Copies (Form UCC-11) or equivalent reports in each case dated as of or as of a date reasonably prior to each such Closing Day listing all effective financing statements which name the Company or any Subsidiary (under its present name and previous names used) as debtor and which are filed in the office of the Secretary of State (or such other office which is, under the Uniform Commercial Code as in effect in the applicable jurisdiction, the proper office in which to file a financing statement under Section 9-501(a)(2) of such Uniform Commercial Code) of the location (as determined under the Uniform Commercial Code) of the Company or such Subsidiary, as applicable; and

(xii) such other certificates, documents and agreements as such Purchaser may reasonably request.

3B Opinion of Prudential’s Special Counsel. Such Purchaser shall have received from Scott B. Barnett, Vice President and Corporate Counsel of Prudential, or such other counsel who is acting as special counsel for such Purchaser in connection with this transaction, a favorable opinion satisfactory to such Purchaser as to such matters incident to the matters herein contemplated as it may reasonably request.

3C Opinion of Company’s and Guarantors’ Counsel. Such Purchaser shall have received from Squire, Sanders & Dempsey L.L.P., special counsel for the Company and the Guarantors (or such other counsel designated by the Company and acceptable to such Purchaser), a favorable opinion satisfactory to such Purchaser, dated such Closing Day, and substantially in the form of Exhibit F attached hereto and as to such other matters as such Purchaser may reasonably request. The Company, by its execution hereof, hereby requests and authorizes such special counsel to render such opinions and to allow such Purchaser to rely on such opinions, agrees that the issuance and sale of any Notes will constitute a reconfirmation of such request and authorization, and understands and agrees that each Purchaser receiving such an opinion will and is hereby authorized to rely on such opinion.

3D Representations and Warranties; No Default; Satisfaction of Conditions. The representations and warranties contained in paragraph 8 and in any Guaranty Agreement shall be true on and as of such Closing Day, both before and immediately after giving effect to the issuance of the Notes to be issued on such Closing Day and to the consummation of any other transactions contemplated hereby (including, without limitation, with respect to compliance with the provisions of Section 6C(7) of the 2005 Note Agreement, if then in effect); there shall exist on such Closing Day no Event of Default or Default, both before and immediately after giving effect to the issuance of the Notes to be issued on such Closing Day and to the consummation of any other transactions contemplated hereby; the Company and each Guarantor shall have performed all agreements and satisfied all conditions required under this Agreement to be performed or satisfied on or before such Closing Day; and the Company and each Guarantor shall have delivered to such Purchaser an Officer’s Certificate, dated such Closing Day, to each such effect.

3E Purchase Permitted by Applicable Laws. The offering, issuance, purchase and sale of, and payment for, the Notes to be purchased by the Purchasers on such Closing Day on the terms and conditions of this Agreement (including the use of proceeds of such Notes by the

Company) shall not violate any applicable law or governmental regulation (including, without limitation, Section 5 of the Securities Act or Regulation T, U, or X of the Board of Governors of the Federal Reserve System) and shall not subject the Purchasers to any tax, penalty, liability or other condition adverse to such Purchaser under or pursuant to any applicable law or governmental regulation, and such Purchase shall have received such certificates or other evidence as such Purchaser may request to establish compliance with this condition.

3F Payment of Fees. The Company shall have paid to such Purchaser in immediately available funds any fees due it pursuant to or in connection with this Agreement, including any Structuring Fee due pursuant to paragraph 2A(8)(i), any Issuance Fee due pursuant to paragraph 2A(8)(ii) and any Delayed Delivery Fee due pursuant to paragraph 2A(8)(iii).

3G Certificates of Insurance. The Company shall have delivered from insurance carriers acceptable to such Purchaser certificates and/or other evidence of insurance in such forms and amounts acceptable to such purchaser evidencing insurance required to be maintained under paragraph 5F hereof or under any of the Collateral Documents under insurance policies with loss payable clauses in favor of the Collateral Agent and acceptable to such Purchaser

3H New Credit Agreement; Amendment & Restatement of Mexicana Credit Agreement. Each of (i) the Credit Agreement, providing for a $265,000,000 revolving credit facility to the Company and for a term loan to the Company in the aggregate principal amount of $100,000,000 and having other terms and conditions satisfactory to such Purchaser, shall have been duly executed and delivered by the Company, the Bank Agent and the Banks, and shall be in full force and effect and (ii) the Mexicana Credit Agreement providing for a $12,000,000 revolving credit facility to ADS Mexicana, S.A. de C.V. and having other terms and conditions satisfactory to such Purchaser, shall have been duly executed and delivered by the Company, the Bank Agent and the Banks. All conditions precedent to the making of the term loan and the initial revolving loans under each of the Credit Agreement and the Mexicana Credit Agreement shall have been satisfied except to the extent waived with the consent of such Purchaser (and, to the extent any part of any such condition requires that any matter be satisfactory to the Bank Agent, the Banks or any portion of the Banks, such matter shall be satisfactory to such Purchaser) and prior to, or concurrently with, the purchase of the Notes, the Company shall have received the proceeds of the term loan and the initial revolving loans thereunder. All necessary authorizations, consents, approvals, exceptions or other actions by or notices to or filings with any court or administrative or governmental body or other Person required in connection with the execution, delivery or performance of each of the Credit Agreement and Mexicana Credit Agreement or the consummation of the transactions contemplated thereby shall be final and in full force and effect and shall be in form and substance satisfactory to such Purchaser. Such Purchaser shall have received a copy of each of the Credit Agreement and Mexicana Credit Agreement and all instruments, documents and agreements delivered at the closing of making of the term loan and the initial revolving loans thereunder, certified by an Officer’s Certificate, dated the date of closing, as correct and complete.

3I Termination of Existing Credit Agreement; Amendment and Restatement of Existing Mexicana Credit Agreement. All obligations of the Company under the Existing Credit Agreement shall have been discharged, such Existing Credit Agreement shall have been terminated, all liens and security interests securing any of such obligations, and all financing statements or other filings and recordings relating thereto, shall have been terminated and released, and such Purchaser shall have received such evidence as it may reasonably request to demonstrate the satisfaction of the foregoing. All obligations of ADS Mexicana, S.A. de C.V. under the Existing Mexicana Credit Agreement shall have been amended and restated.

3J Equity Investment. With respect to the initial Closing Day, such Purchaser shall have received evidence that Sponsor has made a cash equity investment in the Company in the minimum amount of $300,000,000 pursuant to the Stock Purchase Documentation.

3K Stock Purchase Documentation. With respect to the initial Closing Day, such Purchaser shall have received true and correct copies of the Stock Purchase Documentation, certified by a Responsible Officer of the Company.

3L Prepayment of IDRB Facilities. With respect to the initial Closing Day, such Purchaser shall have received evidence that notice of prepayment of the Maturing IDRB Facilities in the form required under the applicable bond documents has been sent to the appropriate Persons.

3M Prepayment of Senior Notes (2005). Evidence that Senior Notes (2005) have been paid and discharged or shall be paid and discharged in full on the initial Closing Day with proceeds of the Transaction and/or proceeds of the issuance of the Notes on the initial Closing Day.

3N Closing Day Certificate. With respect to the initial Closing Day, such Purchaser shall have received a duly completed closing date certificate as of the last day of the fiscal quarter of the Company most recently ended prior to such Closing Day, signed by a Responsible Officer of the Company, which closing date certificate shall show (a) a Leverage Ratio less than or equal to such ratio as would be permitted by paragraph 6A(1) on such Closing Day, (b) Consolidated EBITDAE of at least $118,000,000 for the trailing twelve (12) month period ended June 30, 2010, with such pro forma adjustments as are reasonably acceptable to such Purchaser, and (c) funded Indebtedness of the Company and its Subsidiaries of not more than $400,000,000 (excluding outstanding letters of credit), which certificate shall be in form and substance reasonably satisfactory to such Purchaser.

3O IDRB Amendment. With respect to the initial Closing Day, such Purchaser shall have received evidence that the IDRB Facilities and the New Miami, Ohio Mortgage Loan have been amended in a manner satisfactory to such Purchaser.

3P Fees and Expenses. Without limiting the provisions of paragraph 11B hereof, the Company shall have paid the reasonable fees, charges and disbursements of any special counsel to the Purchasers in connection with this Agreement or the transactions contemplated hereby.

3Q Private Placement Number. A Private Placement Number shall have been provided by the Company to the Purchasers from Standard & Poor’s CUSIP Service Bureau with respect to the Notes to be purchased by the Purchasers on such Closing Day.

3R. Proceedings. All corporate and other proceedings taken or to be taken in connection with the transactions contemplated hereby and all documents incident thereto shall be satisfactory in substance and form to such Purchaser, and such Purchaser shall have received all such counterpart originals or certified or other copies of such documents as it may reasonably request.

4. PREPAYMENTS. The Shelf Notes shall be subject to prepayment only with respect to the required prepayments specified in paragraphs 4A and 4E, the optional prepayments permitted by paragraph 4B, and upon acceleration pursuant to paragraph 7A.

4A(1). Required Prepayments of Shelf Notes. Each Series of Shelf Notes shall be subject to required prepayments, if any, set forth in the Notes of such Series.

4A(2). Required Prepayment Pursuant to Intercreditor Agreement. If any amounts are to be applied to the principal of the Notes on any date pursuant to the terms of the Intercreditor Agreement, such principal amount of the Notes, together with interest thereon to such date and together with the Yield-Maintenance Amount, if any, with respect to each Note, shall be due and payable on such date. Any partial prepayment of the Notes pursuant to this paragraph 4A(2) shall be applied in satisfaction of the required payments of principal thereof (including the required payment of principal due upon the maturity thereof) in the inverse order of their scheduled due dates.

4B Optional Prepayment With Yield-Maintenance Amount. The Notes of each Series shall be subject to prepayment, in whole at any time or from time to time in part (in integral multiples of $1,000,000), at the option of the Company, at 100% of the principal amount so prepaid plus interest thereon to the prepayment date and the Yield-Maintenance Amount, if any, with respect to each such Note. Any partial prepayment of a Series of Notes pursuant to this paragraph 4B shall be applied in satisfaction of required payments of principal thereof (including the required payment of principal due upon the maturity thereof) in inverse order of their scheduled due dates.

4C Notice of Optional Prepayment. The Company shall give the holder of each Note of a Series to be prepaid pursuant to paragraph 4B irrevocable written notice of such prepayment not less than 10 Business Days prior to the prepayment date (which shall be a Business Day), specifying such prepayment date and the aggregate principal amount of the Notes of such Series, and the Notes of such Series held by such holder, to be prepaid on such date, and stating that such prepayment is to be made pursuant to paragraph 4B. Notice of prepayment having been given as aforesaid, the principal amount of the Notes specified in such notice, together with interest thereon to the prepayment date and together with the Yield-Maintenance Amount, if any, with respect thereto, shall become due and payable on such prepayment date. The Company shall, on or before the day on which it gives written notice of any prepayment pursuant to paragraph 4B, give telephonic notice of the principal amount of the Notes to be prepaid and the prepayment date to each Significant Holder which shall have designated a recipient of such notices in the Purchaser Schedule attached hereto or the applicable Confirmation of Acceptance or by notice in writing to the Company.

4D Application of Prepayments. In the case of each prepayment of less than the entire outstanding principal amount of all Notes of any Series pursuant to paragraphs 4A(1), 4A(2) or 4B, the principal amount so prepaid shall be allocated pro rata to all Notes of such Series at the time outstanding in proportion to the respective outstanding principal amounts thereof.

4E Offer to Prepay Notes from Certain Net Proceeds.

4E(1). Notice of Asset Sale Prepayment. Within five (5) Business Days of any sale, lease, transfer or other disposition of assets permitted under paragraph 6H resulting in either (i) net cash proceeds greater than $5,000,000 or (ii) the Company and/or any of its Subsidiaries receiving greater than $20,000,000 in aggregate in net cash proceeds from all such transactions, the Company shall make an offer to prepay Notes from such net proceeds pursuant to this paragraph 4F by giving written notice of such proposed asset sale to each holder of the Notes. Such notice shall contain and constitute an offer to prepay the Notes as described in paragraph 4E(3) and shall be accompanied by the certificate described in paragraph 4E(6).

4E(2). Notice of Acceptance of Offer under paragraph 4E(1). If the Company shall at any time receive an acceptance to an offer to prepay Notes under paragraph 4E(1) from some, but not all, of the holders of the Notes, then the Company will, within two Business Days after the receipt of such acceptance, give written notice of such acceptance to each other holder of the Notes.

4E(3). Offer to Prepay Notes. The offer to prepay Notes contemplated by this paragraph 4E(3) with respect to any asset sale permitted under paragraph 6H shall be an offer to prepay, in accordance with and subject to this paragraph 4E, an amount of the outstanding principal amount of the Notes held by each holder (in this case only, “holder” in respect of any Note registered in the name of a nominee for a disclosed beneficial owner shall mean such beneficial owner) which is equal to the lesser of (i) product of (1) the amount of the aggregate net proceeds (as estimated in good faith by the Company) and (2) a fraction, the numerator of which is the outstanding principal amount of the Notes held by such holder on the date of prepayment pursuant to this paragraph 4E and the denominator of which is the aggregate outstanding principal amount of all Indebtedness under the Notes, the Credit Agreement and the Mexicana Credit Agreement on such date of prepayment and (ii) the outstanding principal amount of such Notes on such date of prepayment, on the proposed date for such prepayment specified in the notice given pursuant to paragraph 4E(3) with respect thereto, which date shall be ten (10) Business Days after the receipt by such holder of the Company’s offer to prepay under paragraph 4E(1).

4E(4). Rejection; Acceptance. A holder of Notes may accept or reject the offer to prepay made pursuant to this paragraph 4E by causing a notice of such acceptance or rejection to be delivered to the Company prior to the date of prepayment. A failure by a holder of Notes to so respond to an offer to prepay made pursuant to this paragraph 4E within 10 Business Days after receipt of such offer shall be deemed to constitute a rejection of such offer by such holder. To the extent any holder of a Note rejects an offer to prepay Notes pursuant to this paragraph 4E with respect to any net proceeds from a sale, lease, transfer or other disposition of assets, the Company shall not be required to re-offer to prepay the amount of such holder’s Notes offered to be prepaid as a result of such sale, lease, transfer or other disposition to the other holders of the Notes.

4E(5). Prepayment. Prepayment of the Notes to be prepaid pursuant to this paragraph 4E shall be at 100% of the principal amount of such Notes, together with interest on such Notes accrued to the date of prepayment. The prepayment shall be made on the prepayment date specified in paragraph 4E(3). Notwithstanding the foregoing and provided no Event of Default has occurred and is continuing, such offer of prepayment of net cash proceeds shall not be required to the extent the Company or any of its Subsidiaries reinvests the net cash proceeds of such asset sale in productive assets of a kind then used or usable in the business of the Company or its Subsidiaries within one hundred eighty (180) days after the date of such asset sale or enters into a binding commitment thereof within said one hundred eighty (180) day period and subsequently makes such reinvestment, each as evidenced in writing to the Required Holders, and the Company and its Subsidiaries do not use any of such net proceeds to prepay any Indebtedness under the Credit Agreement and the Mexicana Credit Agreement. In the event the assets sold are subject to a Prior Security Interest in favor of the Collateral Agent, all such replacement assets also shall be subject to a Prior Security Interest in favor of the Collateral Agent.

4E(6). Officer’s Certificate. Each offer to prepay the Notes pursuant to this paragraph 4F shall be accompanied by a certificate, executed by a Responsible Officer of the Company and dated the date of such offer, specifying (i) the proposed prepayment date, (ii) that such offer is made pursuant to this paragraph 4E, (iii) a description of the transaction resulting in such offer and the amount of the net proceeds to resulting therefrom, (iv) the principal amount of each Note offered to be prepaid showing the calculation thereof in reasonable detail, (v) the interest that would be due on each Note offered to be prepaid, accrued to the prepayment date, and (vi) that the conditions of this paragraph 4E have been fulfilled.

4F. Offer to Prepay Notes from Insurance or Condemnation Net Proceeds.

4F(1). Notice of Receipt of Insurance or Condemnation Proceeds. In the event that the Company, any Subsidiary or the Collateral Agent shall receive any insurance proceeds with respect to assets of any the Company or its Subsidiaries or condemnation proceeds with respect to assets of the Company or its Subsidiaries taken as a result of an Official Body’s exercise of or threat to exercise the power of eminent domain, condemnation of similar power, when such insurance or condemnation proceeds are greater than $5,000,000, then, within five (5) Business Days after the receipt of such proceeds, the Company shall make an offer to prepay Notes pursuant to this paragraph 4F by giving written notice of such proposed prepayment to each holder of the Notes. Such notice shall contain and constitute an offer to prepay the Notes as described in paragraph 4F(3) and shall be accompanied by the certificate described in paragraph 4F(6).

4F(2). Notice of Acceptance of Offer under paragraph 4F(1). If the Company shall at any time receive an acceptance to an offer to prepay Notes under paragraph 4F(1) from some, but not all, of the holders of the Notes, then the Company will, within two Business Days after the receipt of such acceptance, give written notice of such acceptance to each other holder of the Notes.

4F(3). Offer to Prepay Notes. The offer to prepay Notes contemplated by this paragraph 4F(3) with respect to any insurance or condemnation proceeds shall be an offer to prepay, in accordance with and subject to this paragraph 4F, an amount of the outstanding principal amount of the Notes held by each holder (in this case only, “holder” in respect of any Note registered in the name of a nominee for a disclosed beneficial owner shall mean such beneficial owner) which is equal to the lesser of (i) product of (1) such insurance or condemnation proceeds and (2) a fraction, the numerator of which is the outstanding principal amount of the Notes held by such holder on the date of prepayment pursuant to this paragraph 4F and the denominator of which is the aggregate outstanding principal amount of all Indebtedness under the Notes, the Credit Agreement and the Mexicana Credit Agreement on such date of prepayment and (ii) the outstanding principal amount of such Notes on such date of prepayment, on the proposed date for such prepayment specified in the notice given pursuant to paragraph 4F(3) with respect thereto, which date shall be ten (10) Business Days after the receipt by such holder of the Company’s offer to prepay under paragraph 4F(1).

4F(4). Rejection; Acceptance. A holder of Notes may accept or reject the offer to prepay made pursuant to this paragraph 4F by causing a notice of such acceptance or rejection to be delivered to the Company prior to the date of prepayment. A failure by a holder of Notes to so respond to an offer to prepay made pursuant to this paragraph 4F within 10 Business Days after receipt of such offer shall be deemed to constitute a rejection of such offer by such holder. To the extent any holder of a Note rejects an offer to prepay Notes pursuant to this paragraph 4F with respect to any proceeds from a insurance or condemnation proceeds, the Company shall not be required to re-offer to prepay the amount of such holder’s Notes offered to be prepaid as a result of receipt of such insurance or condemnation proceeds to the other holders of the Notes.

4F(5). Prepayment. Prepayment of the Notes to be prepaid pursuant to this paragraph 4F shall be at 100% of the principal amount of such Notes, together with interest on such Notes accrued to the date of prepayment. The prepayment shall be made on the prepayment date specified in paragraph 4F(3). Notwithstanding the foregoing and provided no Event of Default has occurred and is continuing, such offer of prepayment of insurance or condemnation proceeds shall not be required to the extent the Company or any of its Subsidiaries reinvests such proceeds in productive assets of a kind then used or usable in the business of the Company or its Subsidiaries within one hundred eighty (180) days after the date of receipt thereof and subsequently makes such reinvestment, each as evidenced in writing to the Required Holders, and the Company and its Subsidiaries do not use any of such proceeds to prepay any Indebtedness under the Credit Agreement and the Mexicana Credit Agreement.

4F(6). Officer’s Certificate. Each offer to prepay the Notes pursuant to this paragraph 4F shall be accompanied by a certificate, executed by a Responsible Officer of the Company and dated the date of such offer, specifying (i) the proposed prepayment date, (ii) that such offer is made pursuant to this paragraph 4F, (iii) a description of the damage to assets or Official Body’s exercise of or threat to exercise the power of eminent domain, condemnation of similar power giving rise to such offer and the amount of the net proceeds to be applied to the prepayment of Indebtedness (iv) the principal amount of each Note offered to be prepaid showing the calculation thereof in reasonable detail, (v) the interest that would be due on each Note offered to be prepaid, accrued to the prepayment date, and (vi) that the conditions of this paragraph 4F have been fulfilled.

4G. Offer to Prepay Notes from Equity Issuance or Certain Indebtedness Proceeds.

4G(1). Notice of Equity Issuance. Within five (5) Business Days of the issuance by a Transaction Party of (A) any equity security for cash proceeds, (excluding any cash proceeds received with respect to (i) any capital contribution to the Company or its Subsidiaries by the Company or its Subsidiaries or by the Sponsor or any owner of equity securities in Company or its Subsidiaries on the initial Closing Day (after giving effect to the Transaction), or (ii) any issuance or sale of any equity security (a) to the Company or its Subsidiaries, (b) constituting directors’ qualifying shares, (c) to management or employees of the Company or its Subsidiaries under any employee stock option, stock purchase plan, employee benefit plan or other similar arrangements in existence from time to time, (d) to the Sponsor with respect to the Transaction or (e) as consideration for or to finance a Permitted Acquisition), or (B) the incurrence of any Indebtedness permitted by paragraph 6B(xv), the Company shall make an offer to prepay Notes from 50% of the net cash proceeds of any equity issuance or capital contribution or 100% of the net proceeds of such Indebtedness pursuant to this paragraph 4G by giving written notice of such proposed prepayment to each holder of the Notes. Such notice shall contain and constitute an offer to prepay the Notes as described in paragraph 4G(3) and shall be accompanied by the certificate described in paragraph 4G(6).

4G(2). Notice of Acceptance of Offer under paragraph 4G(1). If the Company shall at any time receive an acceptance to an offer to prepay Notes under paragraph 4G(1) from some, but not all, of the holders of the Notes, then the Company will, within two Business Days after the receipt of such acceptance, give written notice of such acceptance to each other holder of the Notes.

4G(3). Offer to Prepay Notes. The offer to prepay Notes contemplated by this paragraph 4G(3) with respect to any equity issuance or incurrence of Indebtedness permitted pursuant to paragraph 6B(xv) shall be an offer to prepay, in accordance with and subject to this paragraph 4G, an amount of the outstanding principal amount of the Notes held by each holder (in this case only, “holder” in respect of any Note registered in the name of a nominee for a disclosed beneficial owner shall mean such beneficial owner) which is equal to the lesser of (i) product of (1) the amount such net proceeds specified in paragraph 4G(1) and (2) a fraction, the numerator of which is the outstanding principal amount of the Notes held by such holder on the date of prepayment pursuant to this paragraph 4G and the denominator of which is the aggregate outstanding principal amount of all Indebtedness under the Notes, the Credit Agreement and the Mexicana Credit Agreement on such date of prepayment and (ii) the outstanding principal amount of such Notes on such date of prepayment, on the proposed date for such prepayment specified in the notice given pursuant to paragraph 4G(3) with respect thereto, which date shall be ten (10) Business Days after the receipt by such holder of the Company’s offer to prepay under paragraph 4G(1).

4G(4). Rejection; Acceptance. A holder of Notes may accept or reject the offer to prepay made pursuant to this paragraph 4G by causing a notice of such acceptance or rejection to be delivered to the Company prior to the date of prepayment. A failure by a holder of Notes to so respond to an offer to prepay made pursuant to this paragraph 4G within 10 Business Days after receipt of such offer shall be deemed to constitute a rejection of such offer by such holder. To the extent any holder of a Note rejects an offer to prepay Notes pursuant to this paragraph 4G with respect to any net proceeds from the issuance of equity securities by a Transaction Party or the incurrence of certain Indebtedness permitted by paragraph 6B(xv) hereof, the Company shall not be required to re-offer to prepay the amount of such holder’s Notes offered to be prepaid as a result of receipt of such equity issuance or Indebtedness proceeds to the other holders of the Notes.

4G(5). Prepayment. Prepayment of the Notes to be prepaid pursuant to this paragraph 4G shall be at 100% of the principal amount of such Notes, together with interest on such Notes accrued to the date of prepayment. The prepayment shall be made on the prepayment date specified in paragraph 4G(3).

4G(6). Officer’s Certificate. Each offer to prepay the Notes pursuant to this paragraph 4G shall be accompanied by a certificate, executed by a Responsible Officer of the Company and dated the date of such offer, specifying (i) the proposed prepayment date, (ii) that such offer is made pursuant to this paragraph 4G, (iii) a description of the transaction giving rise to such offer and the amount of the net from the transaction (iv) the principal amount of each Note offered to be prepaid showing the calculation thereof in reasonable detail, (v) the interest that would be due on each Note offered to be prepaid, accrued to the prepayment date, and (vi) that the conditions of this paragraph 4G have been fulfilled.

4I. No Acquisition of Notes. The Company shall not, and shall not permit any of its Subsidiaries or Affiliates to, prepay or otherwise retire in whole or in part prior to their stated final maturity (other than by prepayment pursuant to paragraph 4A or 4B, upon acceptance of an offer to prepay pursuant to paragraph 4E, 4F or 4G or upon acceleration of such final maturity pursuant to paragraph 7A), or purchase or otherwise acquire, directly or indirectly, Notes of any Series held by any holder unless the Company or such Subsidiary or Affiliate shall have offered to prepay or otherwise retire or purchase or otherwise acquire, as the case may be, the same proportion of the aggregate principal amount of Notes of such Series held by each other holder of Notes of such Series at the time outstanding upon the same terms and conditions. Any Notes so prepaid or otherwise retired or purchased or otherwise acquired by the Company or any of its Subsidiaries or Affiliates shall not be deemed to be outstanding for any purpose under this

Agreement. The Company will promptly cancel all such Series of Notes acquired by it or any Affiliate pursuant to any payment, prepayment or purchase of Notes of such Series pursuant to any provision of this Agreement and no such Notes may be issued in substitution or exchange for any such Notes of such Series.

5. AFFIRMATIVE COVENANTS. During the Issuance Period and so long thereafter as any Note is outstanding and unpaid, the Company covenants as follows (and, for the purposes of paragraph 5A, ADS Mexicana, S.A. de C.V. shall be deemed a Subsidiary if and while it is permitted under generally accepted accounting principles to be Consolidated with the Company):

5A. Financial Statements. The Company covenants that it will deliver to each Significant Holder in duplicate:

(i) as soon as practicable and in any event within 45 days after the end of each quarterly period (other than the last quarterly period) in each fiscal year, consolidated statements of income, stockholders’ equity and cash flows of the Company and its Subsidiaries for the period from the beginning of the current fiscal year to the end of such quarterly period, and a consolidated balance sheet of the Company and its Subsidiaries as at the end of such quarterly period, setting forth in each case in comparative form figures for the corresponding period in the preceding fiscal year, all in reasonable detail, prepared in accordance with generally accepted accounting principles applicable to quarterly financial statements and certified by an authorized financial officer of the Company as fairly presenting, in all material respects, the financial position of the Company and its Subsidiaries and their results of operations and cash flows, subject to changes resulting from year-end adjustments;

(ii) as soon as practicable and in any event within 90 days after the end of each fiscal year, consolidated statements of income and cash flows and a consolidated statement of stockholders’ equity of the Company and its Subsidiaries for such year, and a consolidated balance sheet of the Company and its Subsidiaries as at the end of such year, setting forth in each case in comparative form corresponding consolidated figures from the preceding annual audit, all in reasonable detail, prepared in accordance with generally accepted accounting principles and, as to the consolidated statements, accompanied by an unqualified opinion thereon of Deloitte & Touche or such other independent public accountants of recognized national standing selected by the Company and acceptable to the Required Holder(s), which opinion shall state that such financial statements present fairly, in all material respects, the financial position of the Company and its Subsidiaries and the results of their operations and cash flows and have been prepared in accordance with generally accepted accounting principles, that the examination of such accountants in connection with such financial statements has been made in accordance with generally accepted auditing standards, and that such audit provides a reasonable basis for such opinion in such circumstances, and shall be without limitation as to the scope of the audit, and, as to the consolidating statements, certified by an authorized financial officer of the Company;

(iii) promptly upon transmission thereof, copies of all such financial statements, proxy statements, notices and reports as it shall send to its public stockholders and copies of all registration statements (without exhibits) and all reports which it files with the Securities and Exchange Commission (or any governmental body or agency succeeding to the functions of the Securities and Exchange Commission);

(iv) promptly upon receipt thereof, a copy of each management letter or other report submitted to the Company or any Subsidiary by independent accountants in connection with any annual, interim or special audit made by them of the books of the Company or any Subsidiary;

(v) promptly upon a Responsible Officer of the Company becoming aware thereof, written notice if: (a) any obligation (other than an obligation under this Agreement) of the Company or any Subsidiary for Indebtedness is declared or shall become due and payable prior to its stated maturity, or called and not paid when due, or (b) the holder of any note (other than the Notes), or other evidence of indebtedness, certificate or security evidencing any such obligation, or any obligee with respect to any other debt of the Company or any Subsidiary, declares such obligation due and payable prior to its stated maturity;

(vi) promptly upon a Responsible Officer of the Company becoming aware thereof, written notice of: (a) any citation, summons, subpoena, order to show cause or other order naming the Company or any Subsidiary a party to any proceeding before any governmental body which may have a material adverse effect on the business, financial condition or operations of the Company and its Subsidiaries taken as a whole, including with such notice a copy of such citation, summons, subpoena, order to show cause or other order, (b) any lapse or other termination of any license, permit, franchise or other authorization issued to the Company or any Subsidiary by any governmental body, which lapse or termination may have a material adverse effect on the business, financial condition or operations of the Company and its Subsidiaries taken as a whole, (c) any refusal by any governmental body to renew or extend any such license, permit, franchise or other authorization which refusal may have a material adverse effect on the business, financial condition or operations of the Company and its Subsidiaries taken as a whole, and (d) any dispute between the Company or any Subsidiary and any governmental body or Person which may have a material adverse effect on the business, financial condition or operations of the Company and its Subsidiaries taken as a whole;

(vii) promptly upon a Responsible Officer of the Company becoming aware thereof, written notice in the event that (a) the Company or any Subsidiary shall fail to make any payments when due and payable under any Plan, or (b) the Company or any Subsidiary shall receive notice from the Internal Revenue Service or the Department of Labor that the Company or such Subsidiary shall have failed to meet the minimum funding requirements of any Plan, including therewith a copy of such notice, or (c) the Company or any Subsidiary or any member of the controlled group has given or is required to give notice to the PBGC of any “reportable event” (as defined in section 4043 of ERISA) with respect to any Plan which might constitute grounds for a termination of such Plan under Title IV of ERISA, or knows that the plan administrator of any Plan has given or is required to give notice of any such reportable event;

(viii) by April 15th of each year, a projected balance sheet, income statement and cash flow statement for each quarter of the fiscal year beginning April 1st of such year.

(ix) within 270 days after the close of each fiscal year, a statement of the unfunded liabilities of each Plan, if any Plan is in existence, certified as correct by an actuary enrolled under ERISA;

(x) promptly, and in any event within 10 days after a Responsible Officer of the Company becomes aware of, any Reportable Event has occurred with respect to any Plan, a statement, signed by the Senior Vice President-Finance or Chief Financial Officer of the Company, describing said Reportable Event and the action which the Company proposes to take with respect thereto;

(xi) promptly, and in any event within 10 days after a Responsible Officer of the Company becomes aware of the Company’s receipt thereof, a copy of (i) any notice or claim to the effect that the Company or any Subsidiary is or may be liable to any Person as a result of the release by the Company, any of its Subsidiaries, or any other Person of any toxic or hazardous waste or substance into the environment, and (ii) any notice alleging any violation of any federal, state or local environmental, health or safety law or regulation by the Company or any Subsidiary;

(xii) promptly upon their becoming available, one copy of each financial statement, report, circular, notice or proxy statement or similar document sent by the Company or any Subsidiary to its principal lending banks as a whole (excluding information sent to such banks in the ordinary course of administration of a bank facility, such as information relating to pricing and borrowing availability); and

(v) Simultaneously with the transmission thereof, copies of all notices, reports, financial statements or other communications given to the Bank Agent or the Banks under the Credit Agreement, excluding routine borrowing requests; and

(xiii) with reasonable promptness, such other information and data with respect to the Company or any of its Subsidiaries as such Significant Holder may reasonably request.

Together with each delivery of financial statements required by clauses (i) and (ii) above, the Company will deliver to each Significant Holder an Officer’s Certificate demonstrating (with computations in reasonable detail) compliance by the Company and its Subsidiaries with the provisions of paragraphs 6A(1), 6A(2), 6B, 6C, 6E, 6F, 6H and 6P and stating that there exists no Event of Default or Default, or, if any Event of Default or Default exists, specifying the nature and period of existence thereof and what action the Company proposes to take with respect thereto. The Company also covenants that immediately after any Responsible Officer obtains knowledge of an Event of Default or Default, it will deliver to each Significant Holder an Officer’s Certificate specifying the nature and period of existence thereof and what action the Company proposes to take with respect thereto.

5B Information Required by Rule 144A. Upon the request of any holder of a Note, provide such holder of a Note, and any qualified institutional buyer designated by such holder of a Note, such financial and other information as such holder of a Note may reasonably determine to be necessary in order to permit compliance with the information requirements of Rule 144A under the Securities Act in connection with the resale of Notes. For the purpose of this paragraph 5B, the term “qualified institutional buyer” shall have the meaning specified in Rule 144A.

5C Inspection of Property. The Company covenants that it will permit any Person designated by any Significant Holder in writing, at such Significant Holder’s expense if no Default or Event of Default exists and at the Company’s expense if a Default or an Event of Default exists, to visit and inspect any of the properties of the Company and its Subsidiaries, to examine the corporate books and financial records of the Company and its Subsidiaries and make copies thereof or extracts therefrom and to discuss the affairs, finances and accounts of any of such corporations with the principal officers of the Company and its independent public accountants (and by this provision the Company authorizes said accountants to discuss the affairs, finances and accounts of the Company and its Subsidiaries with any such Person), provided, the Company shall have been given an opportunity to have a Responsible Officer of the Company to be present for such discussions, all at such reasonable times and as often as such Significant Holder may reasonably request.

5D Covenant to Secure Notes Equally. The Company covenants that, if it or any Subsidiary shall create or assume any Lien upon any of its property or assets, whether now owned or hereafter acquired, other than Liens permitted by the provisions of paragraph 6C (unless prior written consent to the creation or assumption thereof shall have been obtained pursuant to paragraph 11C), it will make or cause to be made effective provision whereby the Notes will be secured by such Lien equally and ratably with any and all other Indebtedness thereby secured so long as any such other Indebtedness shall be so secured; provided that the creation and maintenance of such equal and ratable Lien shall not in any way limit or modify the right of the holders of the Notes to enforce the provisions of paragraph 6C.

5E Compliance with Law. The Company covenants that it will, and will cause each of its Subsidiaries to, comply with all laws, ordinances or governmental rules or regulations to which each of them is subject, including, without limitation, environmental laws, and will obtain and maintain in full force and effect all licenses, certificates, permits, franchises, operating rights and other authorizations from federal, state, foreign, regional, municipal and other local regulatory bodies or administrative agencies or governmental bodies having jurisdiction over the Company and its Subsidiaries or any of their respective properties necessary to the ownership, operation or maintenance of their respective properties or to the conduct of their respective businesses, in each case to the extent necessary to ensure that non-compliance with such laws, ordinances or governmental rules or regulations or failures to obtain or maintain in full force and effect such licenses, certificates, permits, franchises, operating rights and other authorizations could not reasonably be expected, individually or in the aggregate, to have a Material Adverse Effect.

5F Maintenance of Insurance. The Company covenants that it will, and will cause each of its Subsidiaries to, maintain, with financially sound and reputable insurers, insurance with respect to their respective properties and businesses against such casualties and contingencies, of such types, on such terms and in such amounts as is customary in the case of entities of established reputations engaged in the same or similar and similarly situated business. The Collateral Agent shall be named as loss payee on all property insurance policies, and the Collateral Agent and all holders of Notes shall be named as additional insureds on all liability insurance policies, obtained or maintained by or on behalf of the Company or any of its Subsidiaries. Each policy of insurance or endorsement shall contain a clause requiring the insurer to give not less than 10 days prior written notice to the Collateral Agent and the holders of the Notes in the event of cancellation of the policy for any reason whatsoever and a clause specifying that the interests of the Collateral Agent and the holders of the Notes shall not be impaired or invalidated by any act or neglect the Company or any of its Subsidiaries. If the Company fails to provide and pay for such insurance, the Collateral Agent or any holder of any Notes may, at its option, but shall not be required to, procure the same and charge the Company therefor.

5G Maintenance of Properties. The Company covenants that it will, and will cause each of its Subsidiaries to, maintain and keep, or cause to be maintained and kept, their respective properties in good repair, working order and condition (other than ordinary wear and tear), and from time to time make, or cause to be made, all needful and proper repairs, renewals and replacements thereto, so that the business carried on in connection therewith may be properly conducted at all times, provided that this paragraph 5G shall not prevent the Company or any Subsidiary from discontinuing the operation and the maintenance of any of its properties if such discontinuance is desirable in the conduct of its business and such discontinuance could not reasonably be expected, individually or in the aggregate, to have a Material Adverse Effect.

5H Payment of Taxes. The Company covenants that it will, and will cause each of its Subsidiaries to, file all income tax or similar tax returns required to be filed in any jurisdiction and to pay and discharge all taxes shown to be due and payable on such returns and all other taxes, assessments, governmental charges or levies payable by any of them, and to pay and discharge all amounts payable for work, labor and materials, in each case to the extent such taxes, assessments, charges, levies and amounts payable have become due and payable and before they have become delinquent, provided that neither the Company nor any Subsidiary need pay any such tax, assessment, charge, levy or amount payable if (i) the amount, applicability or validity thereof is being actively contested by the Company or such Subsidiary on a timely basis in good faith and in appropriate proceedings, and the Company or such Subsidiary has established adequate reserves therefor in accordance with generally accepted accounting principles on the books of the Company or such Subsidiary or (ii) the nonpayment of all such taxes, assessments, charges, levies and amounts payable in the aggregate could not reasonably be expected to have a Material Adverse Effect.

5I Corporate Existence. The Company will at all times preserve and keep in full force and effect its corporate existence. Subject to paragraph 6D, the Company will at all times preserve and keep in full force and effect the corporate, limited liability company or partnership, as the case may be, existence of each of its Subsidiaries (unless merged into the Company or a Wholly-Owned Subsidiary), unless the termination of or failure to preserve and keep in full force and effect such corporate existence, could not reasonably be expected, individually or in the aggregate, to have a Material Adverse Effect.

5J Lines of Business. The Company covenants that it will not, and it will not permit any Subsidiary of the Company to, engage in any business if, as a result thereof, the general nature of the businesses of the Company and its Subsidiaries, taken as a whole, would be substantially changed from the businesses of the Company and its Subsidiaries as conducted as of the date of this Agreement.

5K Subsequent Guarantors. If any Person that is not then party to the Guaranty Agreement at any time becomes a co-borrower or co-obligor with the Company under, or is obligated under a Guarantee with respect to, any Indebtedness of the Company under the Primary Working Capital Facility or any other Material Indebtedness Agreement, then the Company shall cause such Person at such time to execute and deliver to Prudential and the holders of the Notes a joinder to the Guaranty Agreement in the form attached as Exhibit A to the Guaranty Agreement, accompanied by a certificate of the Secretary or Assistant Secretary of such Person certifying such Person’s charter and by-laws (or comparable governing documents), resolutions of the board of directors (or comparable governing body) of such Person authorizing the execution and delivery of such joinder to the Guaranty Agreement and incumbency and specimen signatures of the officers of such Person executing such documents and such instruments and documents as Prudential or the Required Holder(s) shall request in connection therewith and an opinion of counsel in form and substance acceptable to Prudential and the Required Holder(s) as to the enforceability of the Guaranty Agreement against such Person.

5L Deliveries; Further Assurances. Subject to any applicable terms of the Intercreditor Agreement, the Company covenants to, and to cause each Subsidiary to, at its sole expense, promptly execute and deliver, or cause to be executed and delivered, to the holders of the Notes or the Collateral Agent, in due form for filing or recording (the Company hereby agrees to pay the cost of filing or recording the same (including without limitation any and all filing fees and recording taxes)) in all public offices necessary or deemed necessary by the Required Holder(s) or the Collateral Agent, such collateral assignments, security agreements, pledge agreements, warehouse receipts, bailee letters, consents, waivers, financing statements and other instruments and documents, and do such other acts and things, including, without limitation, all acts and things as the Required Holder(s) or the Collateral Agent may from time to time reasonably request, to establish and maintain to the satisfaction of the Required Holder(s) and the Collateral Agent a valid and perfected first priority security interest in favor of the Collateral Agent in all of the present and/or future Collateral free of all other Liens whatsoever (subject only to the Liens permitted by paragraph 6C), and to deliver to the Collateral Agent or the holders of the Notes such certificates, documents, instruments and opinions in connection therewith as may be reasonably requested by the Collateral Agent or the Required Holder(s), each in form and substance reasonably satisfactory to the Collateral Agent and the Required Holder(s).

5M Required Interest Rate Hedge. Within ninety (90) days after the date hereof, the Company shall have entered into an Interest Rate Hedge with a financial institution reasonably acceptable to the holder of the Notes for a period of at least three (3) years in an amount which, together with the Notes, is equal to at least 50.0% of the total funded

Indebtedness of the Company and its Subsidiaries as of such date, and (iii) with such other terms and conditions as shall be reasonably acceptable to the holders of the Notes (the “Required Interest Rate Hedge”). Documentation for the Required Interest Rate Hedge shall be in a standard International Swap Dealer Association Agreement, shall provide for the method of calculating the reimbursable amount of the provider’s credit exposure in a reasonable and customary manner, shall be reasonably satisfactory to the holders of the Notes with respect to intercreditor issues and shall not require that any collateral be provided as security for such agreement, unless the Required Interest Rate Hedge is a Lender Provided Interest Rate Hedge, in which case it shall be secured by the Collateral.

5N Maturing IDRB Facilities. Within sixty (60) days after the date of this Agreement, subject to the Required Holders’ written agreement to extend such time period upon request by the Company, the Company shall have paid and discharged in full the Maturing IDRB Facilities and caused all Liens securing the same to be released of record; provided, however, that Required Holders may in their sole discretion grant a thirty (30) day extension if the Company is unable to discharge the Maturing IDRB Facilities and cause all Liens securing the same to be released within such sixty (60) day period notwithstanding its reasonably diligent efforts to do so.

5O Excess Leverage Fee. If the Leverage Ratio as of the end of any fiscal quarter prior to December 31, 2012 is greater than 3.00 to 1.00, then, in addition to accruing interest on the Notes, the Company agrees to pay each holder of a Note a fee (the “Excess Leverage Fee”) on the daily average outstanding principal amount of such Note during such fiscal quarter at a rate per annum of 2.00%. The Excess Leverage Fee with respect to each Note for any fiscal quarter shall be calculated on a rate per annum on the same basis as interest on such Note is calculated and shall be paid in arrears on the 45th day after the end of such fiscal quarter. The payment of any Excess Leverage Fee shall not constitute a waiver of any Default or Event of Default. If for any reason the Company fails to deliver the financial statements required by paragraph 5A hereof for a fiscal quarter by the date the Excess Leverage Fee, if any, would be payable for such fiscal quarter, the an Excess Leverage Fee shall be payable for such fiscal quarter.

5P Lien Waiver Agreements. Except for the location of Collateral located in Winchester, Kentucky, within sixty (60) days after the date of this Agreement, the Transaction Parties shall have expended commercially reasonable efforts to obtain an executed landlord’s waiver or other lien waiver agreement from the lessor, warehouse operator, processor or other applicable Person for Collateral locations not owned by a Transaction Party at which the fair market value of the Collateral at such location exceeds $500,000, such waivers to be in form and substance reasonably satisfactory to the Required Holders.

6. NEGATIVE COVENANTS. During the Issuance Period and so long thereafter as any Note or other amount due hereunder is outstanding and unpaid, the Company covenants as follows:

6A Financial Covenants.

6A(1). Minimum Fixed Charge Coverage Ratio. The Company covenants that it will not permit the Fixed Charge Coverage Ratio, calculated as of the end of each fiscal quarter for the four fiscal quarters then ended, to be less than the following amounts for the following periods:

Period	Minimum Fixed Charge Coverage Ratio
9/30/10 to 3/31/11	1.15 to 1.00
6/30/11 to 9/30/11	1.20 to 1.00
12/31/11 and thereafter	1.25 to 1.00

6A(2). Maximum Leverage Ratio. The Company covenants that it will not at any time permit the Leverage Ratio to exceed the ratio set forth below for the periods specified below:

Period	Maximum Leverage Ratio
9/30/10 to 3/31/11	4.25 to 1.00
6/30/11	4.00 to 1.00
9/30/11	3.75 to 1.00
12/31/11 through 6/30/12	3.50 to 1.00
9/30/12	3.25 to 1.00
12/31/12 and thereafter	3.00 to 1.00

6B Borrowing. The Company covenants that it will not, and will not permit any Subsidiary to, create, incur, assume or suffer to exist any liability for Indebtedness, except:

(i)	Indebtedness under this Agreement or any Note;

(ii)	Existing Indebtedness as set forth on Schedule 6B, including extensions, renewals or Permitted Refinancing thereof; provided there is no increase in the amount thereof or other significant change in the terms thereof unless otherwise specified on Schedule 6B;

(iii)	Indebtedness of the Company and its Domestic Subsidiaries with respect to Purchase Money Security Interests and capitalized leases as and to the extent permitted under clause (viii) or clause (xx) of the definition of Permitted Lien with respect to the aggregate amount of unpaid principal loans and deferred payments (including, without limitation, imputed principal under capitalized leases);

(iv)	(a) The Required Interest Rate Hedge that is in place within ninety (90) days after the date of this Agreement as provided for in paragraph 5M, (b) any other Interest Rate Hedge approved by the Required Holders; or (c) any other Indebtedness under any Other Lender Provided Financial Services Product or under any currency swap or hedging arrangement or commodity hedging arrangement approved in writing by the Required Holders; provided, however, the Intercreditor Agreement shall be in full force and effect with respect thereto;

(v)	Indebtedness under the Credit Agreement and the Mexican Credit Agreement in an aggregate outstanding principal amount not to exceed $427,000,000:

(vi)	Indebtedness of a Transaction Party to another Transaction Party which is subordinated pursuant to the Intercompany Subordination Agreement; and Indebtedness of a Transaction Party owing to a Subsidiary which is not a Transaction Party and which is subordinated on terms and conditions reasonably satisfactory to the Required Holders;

(vii)	Indebtedness of Foreign Subsidiaries or Non-Material Subsidiaries owing to Transaction Parties to the extent permitted under paragraph 6E (vi) and (vii) and Indebtedness of Foreign Subsidiaries or Non-Material Subsidiaries owing to other Foreign Subsidiaries or Non-Material Subsidiaries;

(viii)	Indebtedness of Foreign Subsidiaries owing to third-party lenders in an aggregate amount not to exceed $5,000,000, including any secured debt permitted under clause (xii) of the definition of Permitted Liens;

(ix)	Indebtedness secured by a Lien on real property, improvements to real property and fixtures permitted under clause (xix) of the definition of Permitted Liens;

(x)	Indebtedness secured by a Lien permitted under clause (xx) of the definition of Permitted Liens with respect to Permitted Acquisitions;

(xi)	Indebtedness that is subordinated in right of payment to the payment of the Notes on terms and conditions acceptable to Required Holders;

(xii)	Guaranties permitted under paragraph 6D;

(xiii)	Indebtedness for employer contributions to the ESOP not in excess of limitations set forth in Section 404 of the Code;

(xiv)	Indebtedness arising under the Company’s stock repurchase liability under the ESOP;

(xv)	unsecured Indebtedness that (A) matures after, and does not require any scheduled amortization or other scheduled amortizations or other scheduled payments of principal prior to the latest maturity date of any outstanding Notes (it being understood that such Indebtedness may have mandatory prepayment, repurchase or redemption provisions satisfying the requirement of clause (B) hereof), and (B) has terms and conditions (other than interest rate, redemption premiums and subordination terms), taken as a whole, that are not materially less favorable to the Company than the terms and conditions customary at the time for high-yield debt securities issued in a public offering (or if applicable, high-yield subordinated debt securities so issued); provided, however, that both immediately prior and after giving effect to the incurrence thereof, (x) no Default or Event of Default shall exist or result therefrom and (y) the Company shall be in compliance with the covenants set forth in paragraph 6A(1) and paragraph 6A(2); and provided further that the Company shall make an offer to prepay the Notes from the proceeds of such unsecured Indebtedness in accordance with paragraph 4G above; and

(xvi)	other unsecured Indebtedness in an aggregate amount not to exceed an amount equal to the difference between (A) $25,000,000 and (B) the aggregate outstanding principal amount of all Shelf Notes issued after the initial Closing Day.

6C Liens; Lien Covenants. The Company covenants that it will not, and will not permit any Subsidiary to, at any time create, incur, assume or suffer to exist any Lien on any of its property or assets, tangible or intangible, now owned or hereafter acquired, or agree or become liable to do so, except Permitted Liens.

6D Guaranties. The Company covenants that it will not, and will not permit any Subsidiary to, at any time, directly or indirectly, become or be liable in respect of any Guaranty, or assume, guarantee, become surety for, endorse or otherwise agree, become or remain directly or contingently liable upon or with respect to any obligation or liability of any other Person, except for:

(i)	Guaranties of Indebtedness or any other obligations or liabilities of the Transaction Parties or their Subsidiaries permitted hereunder;

(ii)	Guaranties executed in connection with the Mexicana Credit Facility;

(iii)	Guaranties by Subsidiaries that are not Transaction Parties of the Indebtedness of other Subsidiaries; and

(iv)	Guaranties by any Transaction Party of Indebtedness owing by any Joint Venture of any Transaction Party in an amount not to exceed, when taken together with any investment permitted pursuant to paragraph 6E(viii), $5,000,000 in any fiscal year; and

(v)	the Guaranties specified on Schedule 6D.

6E. Loans and Investments. The Company covenants that it will not, and will not permit any Subsidiary to, at any time make or suffer to remain outstanding any loan or advance to, or purchase, acquire or own any stock, bonds, notes or securities of, or any partnership interest (whether general or limited) or limited liability company interest in, or any other investment or interest in, or make any capital contribution to, any other Person, or agree, become or remain liable to do any of the foregoing, except:

(i)	Trade credit extended on usual and customary terms in the ordinary course of business;

(ii)	Advances to employees to meet expenses incurred by such employees in the ordinary course of business;

(iii)	Permitted Investments;

(iv)	Existing loans and advances to, and such investments and interests in, (a) Persons (including Joint Ventures) other than Transaction Parties and their Subsidiaries as set forth on Schedule 6E, and (b) Subsidiaries which are not Transaction Parties as set forth on Schedule 6E;

(v)	Additional loans and advances to, such investments and interests in, and capital contributions to, other Transaction Parties;

(vi)	Additional loans and advances to, and such investments and interests in, and capital contribution to, Foreign Subsidiaries not to exceed $3,000,000 in any fiscal year;

(vii)	Restricted Investments in Non-Material Subsidiaries not exceeding $3,000,000 in any fiscal year;

(viii)	Loans and advances to, and such investments and interests in, and capital contribution to, Joint Ventures not to exceed, when taken together with any guaranties of Indebtedness owing by any Joint Ventures permitted pursuant to paragraph 6D, $5,000,000 in any fiscal year;

(ix)	Transfer of certain assets to Foreign Subsidiaries permitted by paragraph 6H(ix) in an amount not to exceed $15,000,000 in the aggregate;

(x)	Investments in the Required Interest Rate Hedge and any other interest rate swap, cap, collar or floor or other interest rate management instrument permitted under paragraph 6B(iv);

(xi)	Investments acquired by a Transaction Party: (A) in exchange for any other investment held by such Transaction Party in connection with or as a result of a bankruptcy, workout, reorganization or recapitalization of the issuer of such other investment, or (B) as a result of a foreclosure by such Transaction Party with respect to any secured investment or other transfer of title with respect to any secured investment in default;

(xii)	advances to a Foreign Subsidiary consisting of raw materials purchased for consumption or processing in the ordinary course of business and otherwise permitted by paragraph 6I; and

(xiii)	Permitted Acquisitions, and loans and advances to, and investments and interest in, third Persons by any Person which are outstanding at the time such Person becomes a Subsidiary of the Company or any other Transaction Party as a result of a Permitted Acquisition, but not any increase in the amount thereof.

For purposes of calculating the amount of the investments or interests in Persons described in clauses (vi), (vii) and (viii) of this paragraph 6E in any fiscal year, the amount of the investments made during such fiscal year such shall be reduced to reflect the amount of the Capital Distributions received from such Persons during such fiscal year.

6F. Dividends and Related Distributions. The Company covenants that it will not permit any of its Subsidiaries to, make or pay, or agree to become or remain liable to make or pay, any dividend or other distribution of any nature (whether in cash, property, securities or otherwise) on account of or in respect of its shares of capital stock, partnership interests or limited liability company interests on account of the purchase, redemption, retirement or acquisition of its shares of capital stock (or warrants, options or rights therefor), partnership interests or limited liability company interests, except as follows:

(i)	any Transaction Party may make a Capital Distribution to another Transaction Party;

(ii)	any Foreign Subsidiary or Non-Material Subsidiary may make a Capital Distribution at any time to the Company or any of its Subsidiaries;

(iii)	the Company may make Capital Distributions so long as prior to and after giving effect to such Capital Distribution: (x) no Default or Event of Default has occurred and is continuing and (y) the Transaction Parties are in pro forma compliance with the Fixed Charge Coverage Ratio set forth in paragraph 6A(1); and

(iv)	as long as no Event of Default exists, the Company may make Capital Distributions to repurchase stock as required by the ESOP; provided, however, that (i) if an Event of Default exists, the Company may make Capital Distributions to the extent necessary in order to satisfy its payment requirements under Code Section 409(h)(5) and (6) with respect to put options (within the meaning of Section 409(h) of the Code) exercised by ESOP participants and their beneficiaries and (ii) any such Capital Distributions shall be made in cash only to the extent necessary to comply with said provisions of the Code.

6G. Liquidations, Mergers, Consolidations, Acquisitions. The Company covenants that it will not, and will not permit any Subsidiary to, dissolve, liquidate or wind-up its affairs, or become a party to any merger or consolidation, or acquire by purchase, lease or otherwise all or substantially all of the assets or capital stock of any other Person, except:

(i)	any Transaction Party other than the Company may consolidate or merge into another Transaction Party which is wholly-owned by one or more of the other Transaction Parties;

(ii)	any Subsidiary of a Transaction Party may be liquidated, wound up or dissolved, or all or any part of its business, assets or property may be conveyed, sold, leased, transferred or otherwise disposed of, in one transaction or a series of transactions, to a Transaction Party which is a wholly-owned by one or more of the other Transaction Parties;

(iii)	any Subsidiary of a Transaction Party may merge into its parent upon 10 Business Days’ notice to the holders of the Notes;

(iv)	any Subsidiary that is not a Transaction Party may merge into any other Subsidiary that is not a Transaction Party which is wholly-owned by one or more of the other Transaction Parties;

(v)	any Transaction Party may acquire, whether by merger or by purchase, lease or otherwise, (a) of not less than ninety percent (90%) of the equity interests of another Person or (b) all or substantially all of the assets of another Person or of a business or division of another Person (each, a “Permitted Acquisition”), provided that each of the following requirements is met:

(1)	if such Transaction Party is acquiring the equity interests in such Person and such Person shall constitute a Domestic Subsidiary which is not a Non-Material Subsidiary after the consummation of the Permitted Acquisition, such Person shall execute a Guaranty Agreement or a joinder to the Guaranty Agreement on or before the date of such Permitted Acquisition;

(2)	the Transaction Parties or such Person, if such Person shall constitute a Domestic Subsidiary which is not a Non-Material Subsidiary upon the consummation of the

Permitted Acquisition, as applicable, shall grant Liens in the assets of or acquired from such Person and otherwise comply with paragraph 5L on or before the date of such Permitted Acquisition;

(3)	the board of directors or other equivalent governing body of such Person shall have approved such Permitted Acquisition and, if the Transaction Parties shall use any portion of the Notes to fund such Permitted Acquisition, the Transaction Parties also shall have delivered to the holders of the Notes written evidence of the approval of the board of directors (or equivalent body) of such Person for such Permitted Acquisition;

(4)	the business or assets acquired, or the business conducted by the Person whose ownership interests are being acquired, as applicable, shall be reasonably related to as one or more line or lines of business conducted by the Transaction Parties and shall comply with paragraph 6K;

(5)	no Default or Event of Default shall exist immediately prior to and after giving effect to such Permitted Acquisition;

(6)	the Transaction Party acquiring the Person or business subject to the Permitted Acquisition shall execute and deliver to the Collateral Agent a Collateral Assignment of Contract Rights with respect to the acquisition agreement pursuant to which such Transaction Party acquires such Person or business;

(7)	the Company shall demonstrate that it shall be in compliance with the covenants contained in paragraphs 6A(1) and 6A(2) hereof after giving effect to such Permitted Acquisition (including in such computation Indebtedness or other liabilities assumed or incurred in connection with such Permitted Acquisition and income earned or expenses incurred by the Person, business or assets to be acquired prior to the date of such Permitted Acquisition),

(8)	the aggregate consideration for all Permitted Acquisitions shall not exceed (a) $25,000,000 in any fiscal year of the Company, or (b) $75,000,000 in the aggregate; and

(9)	the Transaction Parties shall deliver to the holders of the Notes (a) at least ten (10) days (or such shorter period acceptable to the Required Holders, in their sole discretion) before such Permitted Acquisition, all financial statements received respect to the Persons or assets proposed to be acquired, (b) at least ten (10) days (or such shorter period acceptable to the Required Holders, in their sole discretion) before such Permitted Acquisition, drafts of any agreements proposed to be entered into by such Transaction Parties in connection with such Permitted Acquisition, and (c) on or prior to the date of such Permitted Acquisition, execution copies of such agreements entered into by such Transaction Parties in connection with such Permitted Acquisition, and shall deliver to the holders of the Notes such other information about such Person or its assets as any Transaction Party may reasonably require.

6H. Disposition of Assets or Subsidiaries. The Company covenants that it will not, and will not permit any Subsidiary to, sell, convey, assign, lease, abandon or otherwise transfer or dispose of, voluntarily or involuntarily, any of its properties or assets, tangible or intangible (including sale, assignment, discount or other disposition of accounts, contract rights, chattel paper, equipment or general intangibles with or without recourse or of capital stock, shares of beneficial interest, partnership interests or limited liability company interests of a Subsidiary of such Transaction Party), except:

(i)	transactions involving the sale of inventory in the ordinary course of business;

(ii)	any disposal of damaged, obsolete, worn out or surplus assets or any sale, transfer or lease of assets in the ordinary course of business which are no longer necessary or required in the conduct of such Transaction Party’s or such Subsidiary’s business;

(iii)	any sale, transfer or lease of assets by any Transaction Party or any Subsidiary of any Transaction Party to another Transaction Party;

(iv)	any sale, transfer or lease of assets in the ordinary course of business which are replaced by substitute assets acquired or leased within the parameters of paragraph 6P; provided such substitute assets are subject to the Collateral Agent’s Prior Security Interest;

(v)	if any disposition of real property to a governmental authority results in net cash proceeds after payment of related expenses the Company shall have made an offer to prepay Notes in accordance with the provisions of paragraph 4G above;

(vi)	the abandonment, cancellation or other disposition of intellectual property that is not material or is no longer used or useful in any material respect in the operation of the Company and the Transaction Parties;

(vii)	the sale or discount, in each case without recourse and in the ordinary course of business, of overdue accounts receivable arising in the ordinary course of business, but only in connection with the compromise or collection thereof consistent with customary industry practice (and not as part of any bulk sale or financing of receivables);

(viii)	any sale or transfer of equity interests in a Foreign Subsidiary which are not subject to the Pledge Agreement to another Foreign Subsidiary;

(ix)	subject to paragraph 6E(ix), any sale, transfer or other disposition of equipment to a Foreign Subsidiary which equipment is not being used or necessary in the operations of the Transaction Parties in the good faith reasonable judgment of the Company; or

(x)	any sale, transfer or lease of assets, other than those specifically excepted pursuant to clauses (i) through (ix) above so long as (a) the Company has made an offer to prepay the Notes from the net cash proceeds (as reasonably estimated by the Company) thereof in accordance with paragraph 4F above, (b) the aggregate book value of such assets sold, leased, transferred or otherwise disposed of in any fiscal year (other than those specifically excepted pursuant to clauses (i) through (ix) above) does not exceed 10% of the total consolidated assets of the Company and its Subsidiaries at the end of the immediately preceding fiscal year and (c) the aggregate book value of all such assets sold, leased, transferred or disposed of after the date of this Agreement (other than those specifically excepted pursuant to clauses (i) through (ix) above) does not exceed 30% of the total consolidated assets of the Company and its Subsidiaries at the end of such preceding fiscal year.

6I Affiliate Transactions. The Company covenants that it will not, and will not permit any Subsidiary to, enter into or carry out any transaction with any Affiliate of any Transaction Party (including purchasing property or services from or selling property or services to any Affiliate of any Transaction Party or other Person) unless such transaction is not otherwise prohibited by this Agreement, is entered into in the ordinary course of business upon fair and reasonable arm’s-length terms and conditions and is in accordance with all applicable Law.

6J Subsidiaries, Partnerships and Joint Ventures. The Company covenants that it will not, and will not permit any Subsidiary to, own or create directly or indirectly any Subsidiaries other than (i) any Domestic Subsidiary which has joined the Guaranty Agreement; (ii) any Non-Material Subsidiary, (iii) any Foreign Subsidiary existing as of the date of this Agreement and any Foreign Subsidiary created or acquired after the date of this Agreement as permitted under paragraph 6E, (iv) any Subsidiary that is not a Foreign Subsidiary formed after the date of this Agreement which joins the Guaranty Agreement as a Guarantor by delivering to the Required Holders (a) a Guaranty Agreement or joinder to the Guaranty Agreement and (b) documents necessary to grant and perfect Prior Security Interests to the Collateral Agent for the benefit of the holders of the Notes in the equity interests of (or, as to CFCs, 65% of the equity interest of), and Collateral held by, such Subsidiary excluding the equity interests held in any Foreign Holding Company, provided that recourse under the Guaranty Agreement of any Foreign Holding Company shall be limited to the Collateral pledged to secure such Guaranty Agreement. Except for the existing Joint Ventures disclosed on Schedule 6K, each of the Transaction Parties shall not become or agree to become a party to a Joint Venture and shall not permit any Subsidiary to become a party to a Joint Venture unless the investment in such Joint Venture is permitted under Paragraph 6E(viii).

6K Continuation or Change in Business. The Company covenants that it will not permit any Subsidiary to engage in any business other than the manufacture, sale and distribution of corrugated polyethylene, polypropylene and concrete pipe, storm and septic chambers, drainage structures and other related water drainage and water filtration products, substantially as conducted and operated by such Transaction Party or Subsidiary during the present fiscal year, and businesses which are related, supplemental or complementary thereto. Each Foreign Holding Company shall not engage in any business or operations or acquire any assets or incur any liabilities other than: (i) holding the ownership interests of one or more CFC’s, and (ii) such other activities as are required or prudent in connection with the maintenance of good standing and administration of such Transaction Party.

6L Fiscal Period. The Company covenants that it will not change its fiscal year from the twelve-month period beginning April 1st and ending March 31st.

6M Issuance of Stock. The Company covenants that it will not, and will not permit any of its Subsidiaries to, issue any additional shares of its capital stock or any options, warrants or other rights in respect thereof to the extent that the such issued shares, options, warrants and other rights are required to be Collateral, unless such shares, options, warrants and other rights are pledged to the Collateral Agent; provided however, the foregoing restriction shall not apply to the issuance of additional shares of capital stock of the Company, or options, warrants or other rights in respect thereof, so long as such issuance does not result in a Change of Control.

6N Changes in Organizational Documents. The Company will not, and will not permit any of its Subsidiaries to, amend in any respect its certificate of incorporation (including any provisions or resolutions relating to capital stock), by-laws, certificate of limited partnership, partnership agreement, certificate of formation, limited liability company agreement or other organizational documents without providing at least ten (10) calendar days’ prior written notice to Prudential and the holders of the Notes then outstanding and, in the event such change would be reasonably likely to be materially adverse to the holders of the Notes, without obtaining the prior written consent of the Required Holders; provided, however, the Company may adopt the Amended By-Laws as of the initial Closing Day.

6O Real Property. The Company covenants that it will not, and will not permit any of its Subsidiaries to, grant any Liens on any fee or leasehold interest in real property owned or held by such Transaction Party or Subsidiary to any other Person other than Permitted Liens.

6P Capital Expenditures and Leases. The Company covenants that it will not, and will not permit any of its Subsidiaries to, make any payments exceeding $45,000,000 in the aggregate in any fiscal year on account of the purchase or lease of any assets which if purchased would constitute fixed assets or which if leased would constitute a capitalized lease.

6R Terrorism Sanctions Regulations. The Company covenants that it will not and will not permit any Subsidiary to (i) become a Person described or designated in the Specially Designated Nationals and Blocked Persons List of the Office of Foreign Assets Control or in Section 1 of the Anti-Terrorism Order or (ii) engage in any dealings or transactions with any such Person.

6S Most Favored Lender. The Company covenants that if, on any date, it or any Subsidiary enters into, assumes or otherwise becomes bound or obligated under any Primary Working Capital Facility or any Material Indebtedness Agreement that contains, or amends any Primary Working Capital Facility or any Material Indebtedness Agreement to contain, one or more Additional Covenants or Additional Defaults, then on such date the terms of this Agreement shall, without any further action on the part of the Company or any of the holders of the Notes, be deemed to be amended automatically to include each Additional Covenant and each Additional Default contained in such agreement, and the Company shall provide prompt written notice thereof to Prudential and the holders of the Notes of such event. The Company further covenants, upon the written request of the Required Holders, to promptly execute and deliver at its expense (including the reasonable fees and expenses of counsel for the holders of the Notes) an amendment to this Agreement in form and substance satisfactory to the Required Holder(s) evidencing the amendment of this Agreement to include such Additional Covenants and Additional Defaults, provided that the execution and delivery of such amendment shall not be a precondition to the effectiveness of such amendment as provided for in this paragraph 6S, but shall merely be for the convenience of the parties hereto; provided that, upon the subsequent elimination of such Additional Covenant or Additional Default and the Company providing notice thereof to Prudential and each holder of a Note, the same shall be deemed eliminated hereunder if (i) no Default or Event of Default then exists, (ii) such elimination of such Additional Covenant or Additional Default shall not make this Agreement any less restrictive with respect to the Company and the Guarantors than as in effect on the date of this Agreement, as amended by any other amendments hereto, other than as a result of such Additional Covenant or Additional Default and (iii) if any fee or other compensation is paid to any person in respect of such elimination of such Additional Covenant or Additional Default, the Company shall pay each holder of a Note such fee or compensation on a ratable basis relative to the then outstanding aggregate principal amounts of the Notes. The Company further covenants to promptly execute and deliver at its expense (including the reasonable fees and expenses of counsel for the holders of the Notes) an amendment to this Agreement in form and substance satisfactory to the Required Holder(s) evidencing (x) the amendment of this Agreement to include such Additional Covenants and Additional Defaults or (y) the elimination of such Additional Covenants and Additional Defaults, as applicable, provided that the execution and delivery of such amendment shall not be a precondition to the effectiveness of such amendment as provided for in this paragraph 6S, but shall merely be for the convenience of the parties hereto.

6T. Certain Subordination Agreements. The Company covenants that it will not , and will not permit any Subsidiary to, incur any Indebtedness that has the benefit of any subordination or standstill provisions relative to the Put Right unless the holders of the Notes have received an agreement providing the holders of the Notes with the benefit of the same subordination and/or standstill provisions.

7. EVENTS OF DEFAULT.

7A. Acceleration. If any of the following events shall occur and be continuing for any reason whatsoever (and whether such occurrence shall be voluntary or involuntary or come about or be effected by operation of law or otherwise):

(i) the Company defaults in the payment of any principal of, or Yield-Maintenance Amount payable with respect to, any Note when the same shall become due, either by the terms thereof or otherwise as herein provided; or

(ii) the Company defaults in the payment of any interest or any Excess Leverage Fee with respect thereto on any Note for more than 3 Business Days after the date due; or

(iii) the Company or any Subsidiary defaults (whether as primary obligor or as guarantor or other surety) in any payment of principal of or interest on any other obligation for money borrowed (or any Capitalized Lease Obligation, any obligation under a conditional sale or other title retention agreement, any obligation issued or assumed as full or partial payment for property whether or not secured by a purchase money mortgage or any obligation under notes payable or drafts accepted representing extensions of credit) beyond any period of grace provided with respect thereto, or the Company or any Subsidiary fails to perform or observe any other agreement, term or condition contained in any agreement under which any such obligation is created (or if any other event thereunder or under any such agreement shall occur and be continuing) and the effect of such failure or other event is to cause, or to permit the holder or holders of such obligation (or a trustee on behalf of such holder or holders) to cause, such obligation to become due (or to be repurchased by the Company or any Subsidiary) prior to any stated maturity, provided that the aggregate amount of all obligations as to which such a payment default shall occur and be continuing or such a failure or other event causing or permitting acceleration (or resale to the Company or any Subsidiary) shall occur and be continuing exceeds $10,000,000; or

(iv) any representation or warranty made by the Company or any Guarantor herein or in any other Transaction Document or by the Company or any Guarantor or any of their respective officers in any writing furnished in connection with or pursuant to this Agreement or in any other Transaction Document shall be false or misleading in any material respect on the date as of which made; or

(v) the Company fails to perform or observe any agreement contained in paragraph 4E, 4F, 4G, 5C, or 6; or

(vi) the Company or any Guarantor fails to perform or observe any other agreement, term or condition contained herein or in any other Transaction Document and such failure shall not be remedied within 30 days after the earlier of (a) the date any Responsible Officer or any officer of such Guarantor obtains actual knowledge thereof or (b) the date notice of such failure is given to the Company or such Guarantor by any holder of any Note; or

(vii) the Company or any Subsidiary makes an assignment for the benefit of creditors or is generally not paying its debts as such debts become due; or

(viii) any decree or order for relief in respect of the Company or any Subsidiary is entered under any bankruptcy, reorganization, compromise, arrangement, insolvency, readjustment of debt, dissolution or liquidation or similar law, whether now or hereafter in effect (herein called the “Bankruptcy Law”), of any jurisdiction; or

(ix) the Company or any Subsidiary petitions or applies to any tribunal for, or consents to, the appointment of, or taking possession by, a trustee, receiver, custodian, liquidator or similar official of the Company or any Subsidiary, or of any substantial part of the assets of the Company or any Subsidiary, or commences a voluntary case under the Bankruptcy Law of the United States or any proceedings (other than proceedings for the voluntary liquidation and dissolution of a Subsidiary) relating to the Company or any Subsidiary under the Bankruptcy Law of any other jurisdiction; or

(x) any such petition or application described in clause (ix) of this paragraph 7A is filed, or any such case or proceedings described in clause (ix) of this paragraph 7A are commenced, against the Company or any Subsidiary and the Company or such Subsidiary by any act indicates its approval thereof, consent thereto or acquiescence therein, or an order, judgment or decree is entered appointing any such trustee, receiver, custodian, liquidator or similar official, or approving the petition in any such proceedings, and such order, judgment or decree remains unstayed and in effect for more than 60 days; or

(xi) any order, judgment or decree is entered in any proceedings against the Company decreeing the dissolution of the Company and such order, judgment or decree remains unstayed and in effect for more than 30 days: or

(xii) any order, judgment or decree is entered in any proceedings against the Company or any Subsidiary decreeing a split-up of the Company or such Subsidiary which requires the divestiture of assets representing a substantial part, or the divestiture of the stock of a Subsidiary whose assets represent a substantial part, of the consolidated assets of the Company and its Subsidiaries (determined in accordance with generally accepted accounting principles) or which requires the divestiture of assets, or stock of a Subsidiary, which shall have contributed a substantial part of the consolidated net income of the Company and its Subsidiaries (determined in accordance with generally accepted accounting principles) for any of the three fiscal years then most recently ended, and such order, judgment or decree remains unstayed and in effect for more than 45 days; or

(xiii) one or more final judgments in an aggregate amount in excess of $10,000,000 (to the extent not adequately covered by insurance as to which a solvent and unaffiliated insurance company has acknowledged coverage) is rendered against the Company or any Subsidiary and either (a) enforcement proceedings have been commenced by any creditor upon any such judgment or (b) within 45 days after entry thereof, any such judgment is not discharged or execution thereof stayed pending appeal, or within 45 days after the expiration of any such stay, such judgment is not discharged; or

(xiv) (X)(a) any Plan shall fail to satisfy the minimum funding standards of ERISA or the Code for any plan year or part thereof or a waiver of such standards or extension of any amortization period is sought or granted under section 412 of the Code, (b) a notice of intent to terminate any Plan shall have been or is reasonably expected to be filed with the PBGC or the PBGC shall have instituted proceedings under ERISA section 4042 to terminate or appoint a trustee to administer any Plan or the PBGC shall have notified the Company or any ERISA Affiliate that a Plan may become a subject of such proceedings, (c) the aggregate “amount of unfunded benefit liabilities” (within the meaning of section 4001(a)(18) of ERISA) under all Plans, determined in accordance with Title IV of ERISA shall exceed $5,000,000, (d) the Company or any ERISA Affiliate shall have incurred or is reasonably expected to incur any liability pursuant to Title I or IV of ERISA or the penalty or excise tax provisions of the Code relating to employee benefit plans, (e) the Company or any ERISA Affiliate withdraws from any Multiemployer Plan resulting in the incurrence by such withdrawing employer of a withdrawal liability or (f) the Company or any Subsidiary establishes or amends any employee welfare benefit plan that provides post-employment welfare benefits in a manner that would increase the liability of the Company or any Subsidiary thereunder and (Y) any such event or events described in clauses (a) through (f) above, either individually or together with any other such event or events, could reasonably be expected to have a Material Adverse Effect;

(xv) any Guaranty Agreement, joinder thereto or any Collateral Document shall cease to be in full force and effect, or the Company or any Guarantor shall contest or deny the validity or enforceability of, or deny that it has any liability or obligations under, any Guaranty Agreement joinder thereto or any Collateral Document, or the Collateral Agent does not have or ceases to have a valid first priority perfected security interest (subject only to Permitted Liens) in any Collateral for the benefit of the holders of the Notes;

(xvi) a Liquidity Event, as such term is defined in the Intercreditor Agreement, shall have occurred and not been waived by the parties to the Intercreditor Agreement;

(xvii) a Change of Control shall have occurred; or

(xviii) the Put Right is exercised with respect to any securities and the payment by the Company of all or any portion of the purchase price of such securities as a result of such exercise is not permitted under the provisions of paragraph 6F hereof;

then (A) if such event is an Event of Default specified in clause (i) or (ii) of this paragraph 7A, any holder of any Note (other than the Company or any of its Subsidiaries or Affiliates) may at its option, by notice in writing to the Company, declare all of the Notes held by such holder to be, and all of the Notes held by such holder shall thereupon be and become, immediately due and payable at par together with interest accrued thereon, without presentment, demand, protest or other notice of any kind, all of which are hereby waived by the Company, (B) if such event is an Event of Default specified in clause (viii), (ix) or (x) of this paragraph 7A with respect to the Company, all of the Notes at the time outstanding shall automatically become immediately due and payable together with interest accrued thereon and together with the Yield-Maintenance Amount, if any, with respect to each Note, without presentment, demand, protest or notice of any kind, all of which are hereby waived by the Company, and the Facility shall automatically terminate, and (c) if such event is not an Event of Default specified in clause (viii), (ix) or (x) of this paragraph 7A with respect to the Company, the Required Holder(s) may at its or their option, by notice in writing to the Company, declare all of the Notes to be, and all of the Notes shall thereupon be and become, immediately due and payable together with interest accrued thereon and together with the Yield-Maintenance Amount, if any, with respect to each Note, without presentment, demand, protest or other notice of any kind, all of which are hereby waived by the Company, and Prudential may at its option, by notice in writing to the Company, terminate the Facility. The Company acknowledges, and the parties hereto agree, that each holder of a Note has the right to maintain its investment in the Notes free from repayment by the Company (except as herein specifically provided for) and without the occurrence of an Event of Default and that the provision for payment of Yield-Maintenance Amount by the Company in the event the Notes are prepaid or are accelerated as a result of an Event of Default is intended to provide compensation for the deprivation of such right under such circumstances.

7B Rescission of Acceleration. At any time after any or all of the Notes shall have been declared immediately due and payable pursuant to paragraph 7A, the Required Holder(s) may, by notice in writing to the Company, rescind and annul such declaration and its consequences if (i) the Company shall have paid all overdue interest on the Notes, the principal of and Yield-Maintenance Amount, if any, payable with respect to any Notes which have become due otherwise than by reason of such declaration, and interest on such overdue interest and overdue principal and Yield-Maintenance Amount at the Default Rate, (ii) the Company shall not have paid any amounts which have become due solely by reason of such declaration, (iii) all Events of Default and Defaults, other than non-payment of amounts which have become due solely by reason of such declaration, shall have been cured or waived pursuant to paragraph 11C, and (iv) no judgment or decree shall have been entered for the payment of any amounts due pursuant to the Notes of such Series or this Agreement. No such rescission or annulment shall extend to or affect any subsequent Event of Default or Default or impair any right arising therefrom.

7C Notice of Acceleration or Rescission. Whenever any Note shall be declared immediately due and payable pursuant to paragraph 7A or any such declaration shall be rescinded and annulled pursuant to paragraph 7B, the Company shall forthwith give written notice thereof to the holder of each Note of each Series at the time outstanding.

7D Other Remedies. Subject to any applicable terms of the Intercreditor Agreement, if any Event of Default or Default shall occur and be continuing, the holder of any Note may proceed to protect and enforce its rights under this Agreement, the other Transaction Documents and such Note by exercising such remedies as are available to such holder in respect thereof under applicable law, either by suit in equity or by action at law, or both, whether for specific performance of any covenant or other agreement contained in this Agreement or the other Transaction Documents or in aid of the exercise of any power granted in this Agreement or any Transaction Document. No remedy conferred in this Agreement upon the holder of any Note is intended to be exclusive of any other remedy, and each and every such remedy shall be cumulative and shall be in addition to every other remedy conferred herein or now or hereafter existing at law or in equity or by statute or otherwise.

8. REPRESENTATIONS, COVENANTS AND WARRANTIES. The Company represents, covenants and warrants as follows:

8A(1). Organization; Subsidiary Preferred Equity. The Company is a corporation duly organized and existing in good standing under the laws of the State of Delaware, and each

Subsidiary is duly organized and existing in good standing under the laws of the jurisdiction in which it is organized. The Company and each of its Subsidiaries have duly qualified or been duly licensed, and are authorized to do business and are in good standing, in each jurisdiction in which the ownership of their respective properties or the nature of their respective businesses makes such qualification or licensing necessary and in which the failure to be so qualified or licensed could be reasonably likely to have a Material Adverse Effect. Schedule 8A(1) hereto sets forth, as of the date hereof, a correct list of each Subsidiary, its jurisdiction of incorporation and its ownership and whether or not, as of the date of this Agreement, such Subsidiary is a borrower or co-obligor with the Company under, or is obligated under any Guaranty with respect to, any Indebtedness of the Company under the Primary Working Capital Facility or any other Material Indebtedness Agreement. No Subsidiary has any outstanding shares of any class of capital stock or other equity interests which has priority over any other class of capital stock or other equity interests of such Subsidiary as to dividends or distributions or in liquidation except as may be owned beneficially and of record by the Company or a Wholly-Owned Subsidiary. No Subsidiary is a party to, or otherwise subject to, any legal, regulatory, contractual or other restriction (other than this Agreement and customary limitations imposed by corporate or limited liability company law or similar statutes) restricting the ability of such Subsidiary to pay dividends out of profits or make other distributions of profits to the Company or any of its other Subsidiaries that owns outstanding shares of capital stock or other equity interests of such Subsidiary.

8A(2). Power and Authority. The Company and each Subsidiary has all requisite corporate, limited liability company or partnership, as the case may be, power to own or hold under lease and operate their respective properties which it purports to own or hold under lease and to conduct its business as currently conducted and as currently proposed to be conducted. The Company has all requisite corporate power to execute, deliver and perform its obligations under this Agreement and the Notes. The execution, delivery and performance of this Agreement and the Notes has been duly authorized by all requisite corporate action, and this Agreement and the Notes have been duly executed and delivered by authorized officers of the Company and are valid obligations of the Company, legally binding upon and enforceable against the Company in accordance with their terms, except as such enforceability may be limited by (i) bankruptcy, insolvency, reorganization or other similar laws affecting the enforcement of creditors’ rights generally and (ii) general principles of equity (regardless of whether such enforceability is considered in a proceeding in equity or at law).

8A(3). Execution and Delivery of Transaction Documents. The Company and each Subsidiary has all requisite corporate, limited liability company or partnership, as the case may be, power to execute, deliver and perform its obligations under this Agreement, the Notes and the other Transaction Documents to which it is a party. The execution, delivery and performance of this Agreement, the Notes and the other Transaction Documents has been duly authorized by all requisite corporate, limited liability company or partnership, as the case may be, action, and this Agreement, the Notes and the other Transaction Documents have been duly executed and delivered by authorized officers of the Company and each Subsidiary which is a party thereto and are valid obligations of the Company and each such Subsidiary, legally binding upon and enforceable against the Company and each such Subsidiary in accordance with their terms, except as such enforceability may be limited by (i) bankruptcy, insolvency, reorganization or other similar laws affecting the enforcement of creditors’ rights generally and (ii) general principles of equity (regardless of whether such enforceability is considered in a proceeding in equity or at law).

8B Financial Statements. The Company has furnished each Purchaser of any Note with the following financial statements, identified by a principal financial officer of the Company: (i) a consolidated balance sheet of the Company and its Subsidiaries as at the last day of the fiscal year in each of the three fiscal years of the Company most recently completed prior to the date as of which this representation is made or repeated to such Purchaser (other than fiscal years completed within 90 days prior to such date for which audited financial statements have not been released) and consolidated statements of income and cash flows and a consolidated statement of shareholders’ equity of the Company and its Subsidiaries for each such year, all reported on by Deloitte & Touche LLP (or such other nationally recognized accounting firm as may be reasonably acceptable to such Purchaser) and (ii) consolidated balance sheet of the Company and its Subsidiaries as at the end of the quarterly period (if any) most recently completed prior to such date and after the end of such fiscal year (other than quarterly periods completed within 45 days prior to such date for which financial statements have not been released) and the comparable quarterly period in the preceding fiscal year and consolidated statements of income and cash flows and a consolidated statement of shareholders’ equity for the periods from the beginning of the fiscal years in which such quarterly periods are included to the end of such quarterly periods, prepared by the Company. Such financial statements (including any related schedules and/or notes) are true and correct in all material respects (subject, as to interim statements, to changes resulting from audits and year-end adjustments), have been prepared in accordance with generally accepted accounting principles consistently followed throughout the periods involved and show all liabilities, direct and contingent, of the Company and its Subsidiaries required to be shown in accordance with such principles. The balance sheets fairly present the condition of the Company and its Subsidiaries as at the dates thereof, and the statements of income, stockholders’ equity and cash flows fairly present the results of the operations of the Company and its Subsidiaries and their cash flows for the periods indicated. As of the time of the execution of this Agreement by Prudential, there has been no change in the business, property, assets, condition (financial or otherwise), operations or business prospects of the Company and its Subsidiaries taken as a whole since the end of the most recent fiscal year for which such audited financial statements had been furnished to Prudential which would result in a Material Adverse Effect. In the case of the issuance of a Series of Shelf Notes, as of the time Prudential provided the interest rate quote to the Company pursuant to paragraph 2A(4) with respect to such Series of Shelf Notes, there shall have been no change in the business, property, assets, condition (financial or otherwise), operations or business prospects of the Company and its Subsidiaries taken as a whole since the end of the most recent fiscal year for which audited financial statements described in clause (i) of this paragraph 8B shall then have been provided to Prudential prior to the time Prudential provided the interest rate quote to the Company pursuant to paragraph 2A(4) with respect to such Series of Shelf Notes which would result in a Material Adverse Effect.

8C Actions Pending. There is no action, suit, investigation or proceeding pending or, to the knowledge of the Company, threatened against the Company or any of its Subsidiaries, or any properties or rights of the Company or any of its Subsidiaries, by or before any court, arbitrator or administrative or governmental body which, individually or in the aggregate, could reasonably be expected to result in any Material Adverse Effect.

8D Outstanding Indebtedness. Neither the Company nor any of its Subsidiaries has outstanding any Indebtedness except as permitted by paragraph 6B. There exists no default, where such default would constitute an Event of Default pursuant paragraph 7A(iii) hereof, under the provisions of any instrument evidencing such Indebtedness or of any agreement relating thereto.

8E Title to Properties. The Company has and each of its Subsidiaries has good and indefeasible title to its respective material real properties (other than properties which it leases) and good title to all of its material other respective properties and assets, including the properties and assets reflected in the most recent audited balance sheet referred to in paragraph 8B (other than properties and assets disposed of in the ordinary course of business), subject to no Lien of any kind except Permitted Liens. All leases necessary in any material respect for the conduct of the respective businesses of the Company and its Subsidiaries are valid and subsisting and are in full force and effect.

8F Taxes. The Company has, and each of its Subsidiaries has, filed all material federal, state and other income tax returns which, to the knowledge of the officers of the Company and its Subsidiaries, are required to be filed, and each has paid all taxes as shown on such returns and on all assessments received by it to the extent that such taxes have become due, except such taxes as are being actively contested in good faith by appropriate proceedings for which adequate reserves have been established in accordance with generally accepted accounting principles.

8G Conflicting Agreements and Other Matters. Neither the Company nor any of its Subsidiaries is a party to any contract or agreement or subject to any charter, by-law, limited liability company operating agreement, partnership agreement or other corporate, limited liability company or partnership restriction which could reasonably be expected to have a Material Adverse Effect. Subject to the satisfaction of the condition set forth in paragraph 3F, neither the execution nor delivery of this Agreement, the Notes or any other Transaction Documents, nor the offering, issuance and sale of the Notes, nor the performance of the terms and provisions hereof and of the Notes or any other Transaction Document will conflict with, or result in a breach of the terms, conditions or provisions of, or constitute a default under, or result in any violation of, or result in the creation of any Lien other than Liens created pursuant to the Collateral Documents) upon any of the properties or assets of the Company or any of its Subsidiaries pursuant to, the charter, by-laws, limited liability company operating agreement or partnership agreement of the Company or any of its Subsidiaries, any award of any arbitrator or any agreement (including any agreement with stockholders, members or partners), instrument, order, judgment, decree, statute, law, rule or regulation to which the Company or any of its Subsidiaries is subject. Neither the Company nor any of its Subsidiaries is a party to, or otherwise subject to any provision contained in, any instrument evidencing Indebtedness of the Company or such Subsidiary, any agreement relating thereto or any other contract or agreement (including its charter, by-laws, limited liability company operating agreement or partnership agreement) which limits the amount of, or otherwise imposes restrictions on the incurring of, Indebtedness of the Company of the type to be evidenced by the Notes or the delivery of the Guaranty Agreement by any Guarantor except as set forth in the agreements listed in Schedule 8G attached hereto (as such Schedule 8G may have been modified from time to time by written supplements thereto delivered by the Company and accepted in writing by Prudential).

8H Offering of Notes. Neither the Company nor any agent acting on its behalf has, directly or indirectly, offered the Notes, or any Guaranty Agreement or any similar security of the Company or any Guarantor for sale to, or solicited any offers to buy the Notes, any Guaranty Agreement or any similar security of the Company or any Guarantor from, or otherwise approached or negotiated with respect thereto with, any Person other than Institutional Investors, and neither the Company or any Guarantor nor any agent acting on its behalf has taken or will take any action which would subject the issuance or sale of the Notes the Guaranty Agreements to the provisions of Section 5 of the Securities Act or to the provisions of any securities or Blue Sky law of any applicable jurisdiction.

8I Use of Proceeds. The proceeds of any Series of Shelf Notes will be used as specified in the Request for Purchase with respect to such Series. Neither the Company nor any Subsidiary owns or has any present intention of acquiring any “margin stock” as defined in Regulation U (12 CFR Part 221) of the Board of Governors of the Federal Reserve System (herein called “margin stock”). None of the proceeds of the sale of any Notes will be used, directly or indirectly, for the purpose, whether immediate, incidental or ultimate, of purchasing or carrying any margin stock or for the purpose of maintaining, reducing or retiring any Indebtedness which was originally incurred to purchase or carry any stock that is then a margin stock or for any other purpose which might constitute the sale or purchase of any Notes a “purpose credit” within the meaning of such Regulation U. The Company is not engaged principally, or as one of its important activities, in the business of extending credit for the purpose of purchasing or carrying margin stock. Neither the Company nor any agent acting on its behalf has taken or will take any action which might cause this Agreement or any Note to violate Regulation T, Regulation U or any other regulation of the Board of Governors of the Federal Reserve System or to violate the Exchange Act, in each case as in effect now or as the same may hereafter be in effect.

8J ERISA. No accumulated funding deficiency (as defined in section 302 of ERISA and section 412 of the Code), whether or not waived, exists with respect to any Plan (other than a Multiemployer Plan). No liability to the PBGC has been or is expected by the Company or any ERISA Affiliate to be incurred with respect to any Plan (other than a Multiemployer Plan) by the Company, any Subsidiary or any ERISA Affiliate which is or could reasonably be expected to be materially adverse to the business, property or assets, condition (financial or otherwise) or operations of the Company and its Subsidiaries taken as a whole. Neither the Company, any Subsidiary nor any ERISA Affiliate has incurred or presently expects to incur any withdrawal liability under Title IV of ERISA with respect to any Multiemployer Plan which is or could reasonably be expected to be materially adverse to the business, property or assets, condition (financial or otherwise) or operations of the Company and its Subsidiaries taken as a whole. The execution and delivery of this Agreement and the other Transaction Documents and the issuance and sale of the Notes will be exempt from or will not involve any transaction which is subject to the prohibitions of section 406 of ERISA and will not involve any transaction in connection with which a penalty could be imposed under section 502(i) of ERISA or a tax could be imposed pursuant to section 4975 of the Code. The representation by the Company in the next preceding sentence is made in reliance upon and subject to the accuracy of each Purchaser’s representation in paragraph 9B.

8K Governmental Consent. Neither the nature of the Company or of any Subsidiary, nor any of their respective businesses or properties, nor any relationship between the Company or any Subsidiary and any other Person, nor any circumstance in connection with the offering, issuance, sale or delivery of the Notes or the execution and delivery of the other Transaction Documents is such as to require any authorization, consent, approval, exemption or other action by or notice to or filing with any court or administrative or governmental body (other than routine filings after the Closing Day for any Notes with the Securities and Exchange Commission and/or state Blue Sky authorities) and other than the filings and recordings necessary to perfect the Liens in the Collateral intended to be created by the Collateral Documents described in Schedule 8K hereto in connection with the execution and delivery of this Agreement or the other Transaction Documents, the offering, issuance, sale or delivery of the Notes or fulfillment of or compliance with the terms and provisions hereof or the other Transaction Documents or of the Notes.

8L Compliance with Environmental and Other Laws. The Company and its Subsidiaries and all of their respective properties and facilities have complied at all times and in all respects with all federal, state, local, foreign and regional statutes, laws, ordinances and judicial or administrative orders, judgments, rulings and regulations, including, without limitation, those relating to protection of the environment, except, in any such case, where failure to comply, individually or in the aggregate, could not reasonably be expected to result in a Material Adverse Effect.

8M Regulatory Status. Neither the Company nor any of its Subsidiaries is (i) an “investment company” or a company “controlled” by an “investment company” within the meaning of the Investment Company Act of 1940, as amended, or an “investment adviser” within the meaning of the Investment Advisers Act of 1940, as amended, (ii) a “holding company” or a “subsidiary company” or an “affiliate” of a “holding company” or of a “subsidiary company” of a “holding company”, within the meaning of the Public Utility Holding Company Act of 2005, or (iii) a “public utility” within the meaning of the Federal Power Act, as amended.

8N Permits and Other Operating Rights. The Company and each Subsidiary has all such valid and sufficient certificates of convenience and necessity, franchises, licenses, permits, operating rights and other authorizations from federal, state, foreign, regional, municipal and other local regulatory bodies or administrative agencies or other governmental bodies having jurisdiction over the Company or any Subsidiary or any of its properties, as are necessary for the ownership, operation and maintenance of its businesses and properties, as presently conducted and as proposed to be conducted while the Notes are outstanding, subject to exceptions and deficiencies which, individually or in the aggregate, could not reasonably be expected to have a Material Adverse Effect, and such certificates of convenience and necessity, franchises, licenses, permits, operating rights and other authorizations from federal, state, foreign, regional, municipal and other local regulatory bodies or administrative agencies or other governmental bodies having jurisdiction over the Company, any Subsidiary or any of its properties are free from restrictions or conditions which, individually or in the aggregate, could reasonably be expected to have a Material Adverse Effect, and neither the Company nor any Subsidiary is in violation of any thereof in any material respect.

8O Rule 144A. The Notes are not of the same class as securities of the Company, if any, listed on a national securities exchange registered under Section 6 of the Exchange Act or quoted in a U.S. automated inter-dealer quotation system.

8P Absence of Financing Statements, etc. Except with respect to the Permitted Liens, there is no financing statement, security agreement, chattel mortgage, real estate mortgage or other document filed or recorded with any filing records, registry or other public office, that purports to cover, affect or give notice of any present or possible future Lien on, or security interest in, any assets or property of the Company or any Subsidiary or any rights relating thereto.

8Q Establishment of Security Interest. Schedule 8Q hereto sets forth as of the date of closing a complete and accurate list of (i) the name, jurisdiction of organization and organizational identification number of the Company and each of its Subsidiaries, (ii) if the Company or any Subsidiary is not a “registered organization” (as defined in the UCC) organized under that law of a “State” (as defined in the UCC), the location of its place of business (if it has only one place of business) or its chief executive office (if it has more than one place of business), (iii) all real property owned or leased by the Company or any Guarantor, and (iv) all patents, trademarks, trade names, service marks, services names or copyrights owned or licensed by the Company or any of its Subsidiaries. As of the date hereof, all filings, assignments, pledges and deposits of documents or instruments have been made, and all other actions have been taken, that are necessary or advisable under applicable law and are required to be made or taken on or prior to the date of closing under the provisions of this Agreement and the other Transaction Documents to create and perfect a security interest in the Collateral in favor of the Collateral Agent to secure the Notes, the Company’s obligations under the Credit Agreement and each Guarantor’s obligations under its Guaranty Agreement, subject to no Liens other than Liens permitted under paragraph 6C. The Collateral and the Collateral Agent’s rights with respect to the Collateral are not subject to any setoff, claims, withholdings or other defenses (except any such setoff, claim or defense which could not, individually or in the aggregate, materially impair the rights of the Collateral Agent with respect to the Collateral). The Company or a Subsidiary is the owner of the Collateral described in the Collateral Documents free from any Lien, security interest, encumbrance and any other claim or demand, except for Liens permitted under paragraph 6C.

8R Foreign Assets Control Regulations, Etc.

(i) Neither the sale of any Notes by the Company hereunder nor its use of the proceeds thereof will violate the Trading with the Enemy Act, as amended, or any of the foreign assets control regulations of the United States Treasury Department (31 CFR, Subtitle B, Chapter V, as amended) or any enabling legislation or executive order relating thereto.

(ii) Neither the Company nor any Subsidiary (i) is a Person described or designated in the Specially Designated Nationals and Blocked Persons List of the Office of Foreign Assets Control or in Section 1 of the Anti-Terrorism Order or (ii) engages in any dealings or transactions with any such Person. The Company and its Subsidiaries are in compliance, in all material respects, with the USA Patriot Act.

(iii) No part of the proceeds from the sale of any Notes hereunder will be used, directly or indirectly, for any payments to any governmental official or employee, political party, official of a political party, candidate for political office, or anyone else acting in an official capacity, in order to obtain, retain or direct business or obtain any improper advantage, in violation of the United States Foreign Corrupt Practices Act of 1977, as amended, assuming in all cases that such Act applies to the Company.

8S Disclosure. Neither this Agreement, any other Transaction Document nor any other document, certificate or statement furnished to Prudential or any Purchaser by or on behalf of the Company or any Guarantor in connection herewith when taken as a whole contains any untrue statement of a material fact or omits to state a material fact necessary in order to make the statements contained herein and therein not misleading in light of the circumstances under which they were made. There is no fact or facts peculiar to the Company or any of its Subsidiaries which are known to the Responsible Officers of the Company which now or in the future may (so far as the Company can now reasonably foresee), individually or in the aggregate, can reasonably be expected to result in a Material Adverse Effect and which has not been set forth in this Agreement or in the other documents, certificates and statements furnished to Prudential and each Purchaser by or on behalf of the Company prior to the date hereof in connection with the transactions contemplated hereby. Any financial projections delivered to Prudential or any Purchaser on or prior to the date this representation is made or repeated are reasonable in the good faith judgment of the Company based on the assumptions stated therein and the best information available to the Responsible Officers of the Company.

8T Hostile Tender Offers. None of the proceeds of the sale of any Notes will be used to finance a Hostile Tender Offer.

9. REPRESENTATIONS OF EACH PURCHASER. Each Purchaser represents as follows:

9A Nature of Purchase. Such Purchaser is not acquiring the Notes purchased by it hereunder with a view to or for sale in connection with any distribution thereof within the meaning of the Securities Act, provided that the disposition of such Purchaser’s property shall at all times be and remain within its control. Such Purchaser has had access to such financial and other information regarding the Company and such information regarding the Notes, and has had the opportunity to ask questions and receive answers with respect to such information, to the extent that the Purchaser has deemed necessary in connection with its purchase of the Notes, but the foregoing does not limit in any manner the right to rely upon the representations of the Company set forth herein. Such Purchaser understands that the Notes have not been registered under the Securities Act or any securities laws of any states and that the Notes may be resold only in accordance with applicable federal and state securities laws.

9B Source of Funds. At least one of the following statements is an accurate representation as to each source of funds (a “Source”) to be used by such Purchaser to pay the purchase price of the Notes to be purchased by such Purchaser hereunder:

(i) the Source is an “insurance company general account” (as that term is defined in the United States Department of Labor’s Prohibited Transaction Exemption

(“PTE”) 95-60) in respect of which the reserves and liabilities (as defined by the annual statement for life insurance companies approved by the National Association of Insurance Commissioners (the “NAIC Annual Statement”)) for the general account contract(s) held by or on behalf of any employee benefit plan together with the amount of the reserves and liabilities for the general account contract(s) held by or on behalf of any other employee benefit plans maintained by the same employer (or affiliate thereof as defined in PTE 95-60) or by the same employee organization in the general account do not exceed 10% of the total reserves and liabilities of the general account (exclusive of separate account liabilities) plus surplus as set forth in the NAIC Annual Statement filed with such Purchaser’s state of domicile; or

(ii) the Source is a separate account that is maintained solely in connection with such Purchaser’s fixed contractual obligations under which the amounts payable, or credited, to any employee benefit plan (or its related trust) that has any interest in such separate account (or to any participant or beneficiary of such plan (including any annuitant)) are not affected in any manner by the investment performance of the separate account; or

(iii) the Source is either (a) an insurance company pooled separate account, within the meaning of PTE 90-1, or (b) a bank collective investment fund, within the meaning of the PTE 91-38 and, except as disclosed by such Purchaser to the Company in writing pursuant to this clause (iii), no employee benefit plan or group of plans maintained by the same employer or employee organization beneficially owns more than 10% of all assets allocated to such pooled separate account or collective investment fund; or

(iv) the Source constitutes assets of an “investment fund” (within the meaning of Part V of PTE 84-14 (the “QPAM Exemption”)) managed by a “qualified professional asset manager” or “QPAM” (within the meaning of Part V of the QPAM Exemption), no employee benefit plan’s assets that are included in such investment fund, when combined with the assets of all other employee benefit plans established or maintained by the same employer or by an affiliate (within the meaning of Section V(c)(1) of the QPAM Exemption) of such employer or by the same employee organization and managed by such QPAM, exceed 20% of the total client assets managed by such QPAM, the conditions of Part I(c) and (g) of the QPAM Exemption are satisfied, neither the QPAM nor a person controlling or controlled by the QPAM (applying the definition of “control” in Section V(e) of the QPAM Exemption) owns a 5% or more interest in the Company and (a) the identity of such QPAM and (b) the names of all employee benefit plans whose assets are included in such investment fund have been disclosed to the Company in writing pursuant to this clause (iv); or

(v) the Source constitutes assets of a “plan(s)” (within the meaning of Section IV of PTE 96-23 (the “INHAM Exemption”)) managed by an “in-house asset manager” or “INHAM” (within the meaning of Part IV of the INHAM Exemption), the conditions of Part I(a), (g) and (h) of the INHAM Exemption are satisfied, neither the INHAM nor a person controlling or controlled by the INHAM (applying the definition of “control” in Section IV(h) of the INHAM Exemption) owns a 5% or more interest in the Company and (a) the identity of such INHAM and (b) the name(s) of the employee benefit plan(s) whose assets constitute the Source have been disclosed to the Company in writing pursuant to this clause (v); or

(vi) the Source is a governmental plan; or

(vii) the Source is one or more employee benefit plans, or a separate account or trust fund comprised of one or more employee benefit plans, each of which has been identified to the Company in writing pursuant to this clause (vii); or

(viii) the Source does not include assets of any employee benefit plan, other than a plan exempt from the coverage of ERISA.

As used in this paragraph 9B, the terms “employee benefit plan”, “governmental plan”, and “separate account” shall have the respective meanings assigned to such terms in Section 3 of ERISA.

10. DEFINITIONS; ACCOUNTING MATTERS. For the purpose of this Agreement, the terms defined in paragraphs 10A and 10B (or within the text of any other paragraph) shall have the respective meanings specified therein and all accounting matters shall be subject to determination as provided in paragraph 10C.

10A. Yield-Maintenance Terms.

“Called Principal” shall mean, with respect to any Note, the principal of such Note that is to be prepaid pursuant to paragraph 4A(1), 4A(2), 4B or paragraph 4E or is declared to be or otherwise becomes due and payable pursuant to paragraph 7A, as the context requires.

“Discounted Value” shall mean, with respect to the Called Principal of any Note, the amount obtained by discounting all Remaining Scheduled Payments with respect to such Called Principal from their respective scheduled due dates to the Settlement Date with respect to such Called Principal, in accordance with accepted financial practice and at a discount factor (as converted to reflect the periodic basis on which interest on such Note is payable, if interest is payable other than on a semi-annual basis) equal to the Reinvestment Yield with respect to such Called Principal.

“Reinvestment Yield” shall mean, with respect to the Called Principal of any Note, 0.50% over the yield to maturity implied by (i) the yields reported as of 10:00 a.m. (New York City local time) on the Business Day next preceding the Settlement Date with respect to such Called Principal for the most recent actively traded on the run U.S. Treasury securities having a maturity equal to the Remaining Average Life of such Called Principal as of such Settlement Date on the display designated as “Page PX1” on Bloomberg Financial Markets (or such other display as may replace Page PX1 on Bloomberg Financial Markets or, if Bloomberg Financial Markets shall cease to report such yields or shall cease to be Prudential Capital Group’s customary source of information for calculating yield-maintenance amounts on privately placed notes, then such source as is then Prudential Capital Group’s customary source of such information), or (ii) if such yields shall not be reported as of such time or the yields reported as of such time shall not be ascertainable (including by way of interpolation), the Treasury Constant

Maturity Series yields reported, for the latest day for which such yields shall have been so reported as of the Business Day next preceding the Settlement Date with respect to such Called Principal, in Federal Reserve Statistical Release H.15 (or any comparable successor publication) for U.S. Treasury securities having a constant maturity equal to the Remaining Average Life of such Called Principal as of such Settlement Date. In the case of each determination under clause (i) or (ii) of the preceding sentence, such implied yield shall be determined, if necessary, by (a) converting U.S. Treasury bill quotations to bond equivalent yields in accordance with accepted financial practice and (b) interpolating linearly between (1) the applicable U.S. Treasury security with the maturity closest to and greater than such Remaining Average Life and (2) the applicable U.S. Treasury security with the maturity closest to and less than such Remaining Average Life. The Reinvestment Yield shall be rounded to that number of decimal places as appears in the coupon of the applicable Note.

“Remaining Average Life” shall mean, with respect to the Called Principal of any Note, the number of years (calculated to the nearest one-twelfth year) obtained by dividing (i) such Called Principal into (ii) the sum of the products obtained by multiplying (a) each Remaining Scheduled Payment of such Called Principal (but not of interest thereon) by (b) the number of years (calculated to the nearest one-twelfth year) which will elapse between the Settlement Date with respect to such Called Principal and the scheduled due date of such Remaining Scheduled Payment.

“Remaining Scheduled Payments” shall mean, with respect to the Called Principal of any Note, all payments of such Called Principal and interest thereon (and, if on any Settlement Date prior to December 31, 2012 any Excess Leverage Fee would be due with respect to the fiscal quarter most recently ended prior thereto, Excess Leverage Fees, assuming the Excess Leverage Fee would be due for each fiscal quarter thereafter prior to December 31, 2012) that would be due on or after the Settlement Date with respect to such Called Principal if no payment of such Called Principal were made prior to its scheduled due date.

“Settlement Date” shall mean, with respect to the Called Principal of any Note, the date on which such Called Principal is to be prepaid pursuant to paragraph 4B or paragraph 4E or is declared to be or otherwise becomes due and payable pursuant to paragraph 7A, as the context requires.

“Yield-Maintenance Amount” shall mean, with respect to any Note, an amount equal to the excess, if any, of the Discounted Value of the Called Principal of such Note over the sum of (i) such Called Principal plus (ii) interest accrued thereon as of (including interest due on) the Settlement Date with respect to such Called Principal. The Yield-Maintenance Amount shall in no event be less than zero.

10B. Other Terms.

“Acceptance” shall have the meaning given in paragraph 2A(5) hereof.

“Acceptance Day” shall have the meaning given in paragraph 2A(5) hereof.

“Acceptance Window” shall mean, with respect to any interest rate quotes provided by Prudential pursuant to paragraph 2A(4), the time period designated by Prudential as the time period during which the Company may elect to accept such interest rate quotes. If no such time period is designated by Prudential with respect to any such interest rate quotes, then the Acceptance Window for such interest rate quotes will be 2 minutes after the time Prudential shall have provided such interest rate quotes to the Company.

“Accepted Note” shall have the meaning given in paragraph 2A(5) hereof.

“Additional Covenant” shall mean any affirmative or negative covenant or similar restriction applicable to the Company or any Subsidiary (regardless of whether such provision is labeled or otherwise characterized as a covenant) the subject matter of which either (i) is similar to that of any covenant in paragraph 5 or 6 of this Agreement, or related definitions in paragraph 10 of this Agreement, but contains one or more percentages, amounts or formulas that is more restrictive than those set forth herein or more beneficial to the holders of any Indebtedness under the Primary Working Capital Facility or any Material Indebtedness Agreement (and such covenant or similar restriction shall be deemed an Additional Covenant only to the extent that it is more restrictive or more beneficial) or (ii) is different from the subject matter of any covenants in paragraph 5 or 6 of this Agreement, or related definitions in paragraph 10 of this Agreement.

“Additional Default” shall mean any provision contained in the Primary Working Capital Facility or any Material Indebtedness Agreement which permits the holder or holders of the Indebtedness under the Primary Working Capital Facility or any Material Indebtedness Agreement to accelerate (with the passage of time or giving of notice or both) the maturity thereof or otherwise requires the Company or any Subsidiary to purchase any such Indebtedness under the Primary Working Capital Facility or any Material Indebtedness Agreement prior to the stated maturity thereof and which either (i) is similar to any Default or Event of Default contained in paragraph 7 of this Agreement or related definitions in paragraph 10 of this Agreement, but contains one or more percentages, amounts or formulas that is more restrictive or has a shorter grace period than those set forth herein or is more beneficial to the holders of any Indebtedness under the Primary Working Capital Facility or any Material Indebtedness Agreement (and such provision shall be deemed an Additional Default only to the extent that it is more restrictive, has a shorter grace period or is more beneficial) or (ii) is different from the subject matter of any Default or Event of Default contained in paragraph 7 of this Agreement, or related definitions in paragraph 10 of this Agreement.

“Affiliate” shall mean (i) with respect to any Person, any other Person directly or indirectly controlling, controlled by, or under direct or indirect common control with, such first Person, except a Subsidiary of the Company shall not be an Affiliate of the Company, and (ii) with respect to Prudential, shall include any managed account, investment fund or other vehicle from which Prudential Financial, Inc. or any Affiliate of Prudential Financial, Inc. then acts as investment advisor or portfolio manager. A Person shall be deemed to control a corporation or other entity if such Person owns 10% or more of any class of voting securities of such corporation or other entity if such Person possesses, directly or indirectly, the power to direct or cause the direction of the management and policies of such corporation or other entity, whether through the ownership of voting securities, by contract or otherwise.

“Amended By-Laws” shall mean the Amended and Restated By-Laws of Advanced Drainage Systems, Inc., to be dated as of the initial Closing Day, a copy of which has been provided to Prudential.

“Anti-Terrorism Order” means Executive Order No. 13,224 of September 24, 2001, Blocking Property and Prohibiting Transactions with Persons Who Commit, Threaten to Commit or Support Terrorism, 66 U.S. Fed. Reg. 49, 079 (2001), as amended.

“Authorized Officer” shall mean (i) in the case of the Company, its chief executive officer, its chief financial officer, any vice president of the Company designated as an “Authorized Officer” of the Company in the Information Schedule attached hereto or any vice president of the Company designated as an “Authorized Officer” of the Company for the purpose of this Agreement in an Officer’s Certificate executed by the Company’s chief executive officer or chief financial officer and delivered to Prudential, and (ii) in the case of Prudential or any Prudential Affiliate, any Person designated as an “Authorized Officer” of Prudential and Prudential Affiliates in the Information Schedule or any Person designated as its “Authorized Officer” for the purpose of this Agreement in a certificate executed by one of Prudential’s Authorized Officers or a lawyer in Prudential’s law department. Any action taken under this Agreement on behalf of the Company by any individual who on or after the date of this Agreement shall have been an Authorized Officer of the Company and whom Prudential or any Prudential Affiliate in good faith believes to be an Authorized Officer of the Company at the time of such action shall be binding on the Company even though such individual shall have ceased to be an Authorized Officer of the Company, and any action taken under this Agreement on behalf of Prudential or any Prudential Affiliate by any individual who on or after the date of this Agreement shall have been an Authorized Officer of Prudential or such Prudential Affiliate and whom the Company in good faith believes to be an Authorized Officer of Prudential or such Prudential Affiliate at the time of such action shall be binding on Prudential or such Prudential Affiliate even though such individual shall have ceased to be an Authorized Officer of Prudential or such Prudential Affiliate.

“Available Facility Amount” shall have the meaning given in paragraph 2A(1) hereof.

“Bank Agent” shall mean PNC Bank, National Association as agent for the Banks under the Credit Agreement, and its successors and assigns in that capacity.

“Banks” shall mean PNC Bank, National Association, and the lenders from time to time party to the Credit Agreement, and their respective successors and assigns.

“Bankruptcy Law” shall have the meaning given in clause (viii) of paragraph 7A hereof.

“Business Day” shall mean any day other than (i) a Saturday or a Sunday, (ii) a day on which commercial banks in New York City are required or authorized to be closed and (iii) for purposes of paragraph 2A(3) hereof only, a day on which Prudential is not open for business.

“Cancellation Date” shall have the meaning given in paragraph 2A(8)(iv) hereof.

“Cancellation Fee” shall have the meaning given in paragraph 2A(8)(iv) hereof.

“Capital Distribution” shall mean a payment made, liability incurred or other consideration given for the purchase, acquisition, redemption or retirement of any capital stock or other equity interest of the Company or any Subsidiary or as a dividend, return of capital or other distribution (other than any stock dividend, stock split or other equity distribution payable only in capital stock or other equity of the Company or such Subsidiary) in respect of the Company’s or any Subsidiary’s capital stock or other equity interest.

“Capital Expenditures” shall mean the amount of capital expenditures of the Company and its Subsidiaries as determined on a consolidated basis and in accordance with GAAP.

“Capitalized Lease” shall mean any lease the obligations of the lessee under which constitute Capitalized Lease Obligations.

“Capitalized Lease Obligation” shall mean any rental obligation which, under generally accepted accounting principles, would be required to be capitalized on the books of the Company or any Subsidiary, taken at the amount thereof accounted for as indebtedness (net of interest expense) in accordance with such principles.

“Cash Equivalents” shall mean, at any time, any of the following investments which are not subject to a Lien in favor of any Person other than the Collateral Agent: (i) Indebtedness with a maturity of one year or less issued or directly and fully guaranteed or insured by the United States or any agency or instrumentality thereof (provided that the full faith and credit of the United States is pledged in support thereof), (ii) certificates of deposit or acceptances with a maturity of one year or less of any financial institution that is a member of the Federal Reserve System having combined capital and surplus and undivided profits of not less than $500,000,000, (iii) commercial paper with a maturity of 270 days or less issued by a corporation (except an Affiliate of the Company) organized under the laws of any state of the United States or the District of Columbia and rated at least A-1 by Standard & Poor’s or at least P-1 by Moody’s Investors Services, Inc., (iv) repurchase agreements with institutions described in clause (ii) with respect to investments described in clause (i), (v) money market mutual funds or cash management trusts rated in the highest rating by Standard & Poor’s or Moody’s Investors Services, Inc. (and not rated other than in the highest rating by Standard & Poor’s or Moody’s Investors Services, Inc.) or investing solely in investments described in clauses (i) through (iv) above and (vi) in the case of Foreign Subsidiaries, Permitted Investments made locally of a type comparable to those described in clause (i) through (v) of this definition.

“CFC” shall mean a Controlled Foreign Corporation as such term is defined in Section 957 of the Code.

“Change of Control” shall mean (i) Management, the ESOP, the Related Investor and their Permitted Transferees shall cease to have beneficial ownership of 50% or more of the Voting Stock of the Company (on a present, non-fully diluted basis and as adjusted for any stock splits, dividends or similar events), or (ii) within a period of twelve (12) consecutive calendar months, individuals who were directors of the Company on the first day of such period shall cease to constitute a majority of the board; provided that, (a) for purposes of subsection (i) above, a member of Management shall be deemed to have beneficial ownership of the Voting Stock of the Company as long as such member or Management or his/her Permitted Transferee has beneficial ownership of such Voting Stock of the Company, and (b) the determination under subsection (ii) above shall only be made for periods that follow the restructuring of the board of directors that shall occur within thirty (30) days following the execution of this Agreement pursuant to which two (2) recently serving directors will have resigned their positions, the board of directors will be increased to ten (10) members, and at least three (3) directors nominated by the Sponsor will be elected to the board of directors.

“Closing Day” shall mean, with respect to any Accepted Note, the Business Day specified for the closing of the purchase and sale of such Accepted Note in the Confirmation of Acceptance for such Accepted Note, provided that (i) if the Company and the Purchaser which is obligated to purchase such Accepted Note agree on an earlier Business Day for such closing, the “Closing Day” for such Accepted Note shall be such earlier Business Day, and (ii) if the closing of the purchase and sale of such Accepted Note is rescheduled pursuant to paragraph 2A(7), the Closing Day for such Accepted Note, for all purposes of this Agreement except references to “original Closing Day” in paragraph 2A(8)(iii), shall mean the Rescheduled Closing Day with respect to such Accepted Note.

“Code” shall mean the Internal Revenue Code of 1986, as amended.

“Collateral” shall mean the collateral in which a Lien is granted to the Collateral Agent under any of the (i) Security Agreement (ii) Pledge Agreement, (iii) Patent, Trademark and Copyright Security Agreement, or (iv) any Collateral Assignment of Contract Rights, which shall in any event not include: (x) any assets owned by a Foreign Subsidiary, (y) any right title and interest of any Transaction Parties or Subsidiaries of the Transaction Parties in any fee or leasehold interest in real property, and (z) any right, title and interest of the Transaction Parties in, to and under the Fleet Leases and the equipment leased thereunder.

“Collateral Agent” shall mean PNC Bank, National Association, in its capacity as collateral agent under the Intercreditor Agreement, and its successor and assigns in that capacity.

“Collateral Assignment of Contract Rights” shall mean any Collateral Assignment of Contract Rights, in form and substance reasonably acceptable to the holders of the Notes, executed and delivered in connection with a Permitted Acquisition.

“Collateral Documents” shall mean the Security Agreements, the Pledge Agreements, the Patent, Trademark and Copyright Security Agreement, any Collateral Assignment of Contract Rights and any other agreement, document or instrument in effect on the date of closing or executed by the Company or any Subsidiary after the date of closing under which the Company or such Subsidiary has granted a lien upon or security interest in any property or assets to the Collateral Agent to secure all or any part of the obligations of the Company under this Agreement or the Notes or of any Guarantor under any Guaranty

Agreement, and all financing statements, certificates, documents and instruments relating thereto or executed or provided in connection therewith, each as amended, restated, supplemented or otherwise modified from time to time.

“Credit Agreement” shall mean the “Credit Agreement”, dated as of the date hereof, between the Company and the Banks, as amended, restated, supplemented or otherwise modified from time to time.

“Confirmation of Acceptance” shall have the meaning given in paragraph 2A(5).

“Confirmation of Guaranty” shall have the meaning given in paragraph 3A(ii).

“Consolidated EBITDAE” for any period of determination shall mean, without duplication, (i) net income, plus, to the extent reducing net income, the sum, of amounts for (a) consolidated interest expense, (b) charges for federal, state, local and foreign income taxes, (c) total depreciation expense, (d) total amortization expense, (e) costs and expenses incurred in connection with the Transactions in an aggregate amount not to exceed $2,100,000, (f) other non-cash charges reducing net income for such period, (g) ESOP Compensation, and (h) non-cash compensation related to stock options and restricted stock, minus (ii) non-cash gains increasing net income, in each case of the Company and its Subsidiaries for such period determined and consolidated in accordance with GAAP. For purposes of determining Consolidated EBITDAE as calculated at the fiscal quarters ending September 30, 2010 and December 31, 2010, there also shall be added an amount equal to $25,000,000 representing the income resulting from the acquisition by ADS Ventures, Inc. of 50% of the ownership interests of StormTech LLC on March 1, 2010 which was not previously owned by ADS Ventures, Inc.

For purposes of calculating Consolidated EBITDAE (a) with respect to a business acquired by the Transaction Parties or Subsidiaries thereof pursuant to a Permitted Acquisition, Consolidated EBITDAE shall be calculated on a pro forma basis (determined on a basis consistent with Article 11 or Regulation S-X promulgated under the Securities Act and as interpreted by the staff of the SEC), using historical numbers of any business so acquired, in accordance with GAAP as if the Permitted Acquisition had been consummated at the beginning of such period, and (b) with respect to a business or assets liquidated, sold or disposed of by the Transaction Parties or Subsidiaries pursuant to paragraph 6H, Consolidated EBITDAE shall be calculated on a pro forma basis (determined on the basis stated above), using historical numbers of any business or assets so liquidated, sold or disposed of, in accordance with GAAP as if such liquidation, sale or disposition had been consummated at the beginning of such period.

“Default” shall mean any of the events specified in paragraph 7A, whether or not any requirement for such event to become an Event of Default has been satisfied.

“Default Rate” shall mean, with respect to any Note, a rate per annum from time to time equal to the lesser of (i) the maximum rate permitted by applicable law, and (ii) the greater of (a) 2.00% per annum above the rate of interest stated in such Note, or (b) 2.00% over the rate of interest publicly announced by JPMorgan Chase Bank, National Association, from time to time in New York City as its Prime Rate.

“Delayed Delivery Fee” shall have the meaning given in paragraph 2A(8)(iii) hereof.

“Domestic Subsidiary” shall mean a Subsidiary that is organized or formed under the laws of the United States of America or any state thereof.

“ERISA” shall mean the Employee Retirement Income Security Act of 1974, as amended.

“ERISA Affiliate” shall mean any corporation which is a member of the same controlled group of corporations as the Company within the meaning of section 414(b) of the Code, or any trade or business which is under common control with the Company within the meaning of section 414(c) of the Code.

“ESOP” shall mean the Advanced Drainage Systems, Inc. Employee Stock Ownership Plan.

“ESOP Compensation” shall mean the non-cash charge portion of the ESOP compensation expense reflected in Company’s financial statements.

“Event of Default” shall mean any of the events specified in paragraph 7A, provided that there has been satisfied any requirement in connection with such event for the giving of notice, or the lapse of time, or the happening of any further condition, event or act.

“Exchange Act” shall mean the Securities Exchange Act of 1934, as amended.

“Excess Leverage Ratio” shall have the meaning given in paragraph 5O hereof.

“Existing Agreement” shall have the meaning given in the Introduction.

“Existing Credit Agreement” shall mean the Second Amended and Restated Credit Agreement dated May 28, 2009 by and among the Company, the Banks (as defined therein), National City Bank, as Administrative Agent, Issuing Bank and Sole Book Runner, JPMorgan Chase Bank, N.A., as Syndication Agent, and Fifth Third Bank and Citizens Bank of Pennsylvania, as Co-Documentation Agents.

“Existing Mexicana Credit Agreement” shall mean that certain Amended and Restated Credit Agreement, dated as of May 28 2009, by and among ADS Mexicana, S.A. de C.V., as borrower, the various financial institutions party thereto, and National City Bank, as agent.

“Facility” shall have the meaning given in paragraph 2A(1) hereof.

“Fixed Charge Coverage Ratio” shall mean for any period of determination, the ratio of (a) Consolidated EBITDAE for such period of determination, minus the amount of Capital Expenditures paid during such period of determination, minus cash income taxes paid during such period of determination, to (b) Fixed Charges for such period of determination. Any Make-Whole Amount paid in connection with the prepayment of certain of the Senior Notes

(2005) on the initial Closing Day shall be excluded from the numerator and denominator of the foregoing ratio, it being agreed that any Make-Whole Amount paid after the initial Closing Day and any make-whole payment or yield maintenance payment required in connection with the prepayment of the Notes or any other Indebtedness after the initial Closing Day shall be included in the denominator of the foregoing ratio as a component of cash interest expense.

“Fixed Charges” shall mean for any period of determination the sum of (i) cash interest expense, plus (ii) scheduled principal payments on Indebtedness, plus (iii) Capital Distributions, other than (x) Capital Distributions pursuant to the ESOP in an amount not to exceed $10,000,000 in cash disbursements during any fiscal year of the Company (it being understood that, to the extent such cash disbursements exceed $10,000,000 during a fiscal year, such excess shall not be excluded from the calculation of Fixed Charges), (y) Capital Distributions in cash disbursements during any fiscal year paid in connection with the repurchase of stock options or restricted stock held by existing or former employees and officers of the Company and its Subsidiaries to the extent such payment is reflected as an expense in Company’s financial statements, and (z) Capital Distributions in an amount not greater than $85,000,000 made within 30 days after the date of this Agreement for the purchase of equity interests described in item (iv) of the definition of Transaction, in each case of the Company and its Subsidiaries for such period determined and consolidated in accordance with GAAP.

“Fleet Leases” shall mean each of the equipment leases entered into by Transaction Parties in the ordinary course of business consistent with past practices with respect to leased trucks, trailers, cars, forklifts, and other rolling stock to the extent that such leases are operating leases and not capital leases.

“Foreign Holding Company” shall mean any Guarantor which has as its principal purpose the holding of ownership interest in one or more CFC’s and has no other material assets or operations, and shall include, as of the initial Closing Day, ADS Worldwide, Inc. and ADS International, Inc.

“Foreign Subsidiary” shall mean a Subsidiary that is not a Domestic Subsidiary.

“Guarantor” shall mean each Person which may from time to time execute a Guaranty Agreement.

“Guaranty” of a Person shall mean any agreement by which such Person assumes, guarantees, endorses, contingently agrees to purchase or provide funds for the payment of, or otherwise becomes liable upon, the obligation of any other Person, or agrees to maintain the net worth or working capital or other financial condition of any other Person or otherwise assures any creditor of such other Person against loss, including, without limitation, any comfort letter, operating agreement or take-or-pay contract.

“Guaranty Agreement” and “Guaranty Agreements” shall have the meaning given in paragraph 3A (ii) hereof.

“Hedge Treasury Note(s)” shall mean, with respect to any Accepted Note, the United States Treasury Note or Notes whose duration (as determined by Prudential) most closely matches the duration of such Accepted Note.

“Hostile Tender Offer” shall mean, with respect to the use of proceeds of any Note, any offer to purchase, or any purchase of, shares of capital stock of any corporation or equity interests in any other entity, or securities convertible into or representing the beneficial ownership of, or rights to acquire, any such shares or equity interests, if such shares, equity interests, securities or rights are of a class which is publicly traded on any securities exchange or in any over-the-counter market, other than purchases of such shares, equity interests, securities or rights representing less than 5% of the equity interests or beneficial ownership of such corporation or other entity for portfolio investment purposes, and such offer or purchase has not been duly approved by the board of directors of such corporation or the equivalent governing body of such other entity prior to the date on which the Company makes the Request for Purchase of such Note.

“IDRB Facilities” shall mean (i) the $7,000,000 Aggregate Principal Amount Variable Rate Industrial Development Revenue Bonds, Series 2002 (Advanced Drainage Systems, Inc. Project) of the Upper Illinois River Valley Development Authority having an outstanding principal balance on the date of this Agreement in the amount of $2,710,000, and (ii) the $9,000,000 Variable Rate Demand Industrial Development Revenue Bonds (Advanced Drainage Systems, Inc. Project), Series 2007, of the New Jersey Economic Development Authority, having an outstanding principal balance on the date of this Agreement in the amount of $6,915,000.

“including” shall mean, unless the context clearly requires otherwise, “including without limitation”, whether or not so stated.

“Indebtedness” shall mean, as to any Person at any time, without duplication, any and all indebtedness, obligations or liabilities (whether matured or unmatured, liquidated or unliquidated, direct or indirect, absolute or contingent, or joint or several) of such Person for or in respect of: (i) borrowed money, (ii) amounts raised under or liabilities in respect of any note purchase or acceptance credit facility, (iii) reimbursement obligations (contingent or otherwise) under any letter of credit agreement, (iv) obligations under any currency swap agreement, interest rate swap, cap, collar or floor agreement or other interest rate management device, (v) any other transaction (including forward sale or purchase agreements, capitalized leases and conditional sales agreements) having the commercial effect of a borrowing of money entered into by such Person to finance its operations or capital requirements (but not including, for purposes of this definition, trade payables and accrued expenses incurred in the ordinary course of business which are not represented by a promissory note or other evidence of indebtedness, nor any obligations or liabilities relating to Fleet Leases), or (vi) any Guaranty of Indebtedness for borrowed money.

“Initial Purchasers” shall have the meaning given in the address block of this Agreement.

“Institutional Investor” shall mean any insurance company, commercial, investment or merchant bank, finance company, mutual fund, registered money or asset manager, savings and loan association, credit union, registered investment advisor, pension fund, investment company, licensed broker or dealer, “qualified institutional buyer” (as such term is defined under Rule 144A promulgated under the Securities Act) or “accredited investor” (as such term is defined in Regulation D promulgated under the Securities Act).

“Intercreditor Agreement” shall have the meaning given in paragraph 3A(ii) hereof.

“Interest Rate Hedge” shall mean an interest rate exchange, collar, cap, swap, adjustable strike cap, adjustable strike corridor or similar agreements entered into by the Company or its Subsidiaries in order to provide protection to, or minimize the impact upon, the Company, any Guarantor and/or their Subsidiaries of increasing floating rates of interest applicable to Indebtedness.

“Issuance Fee” shall have the meaning given in paragraph 2A(8)(ii) hereof.

“Issuance Period” shall have the meaning given in paragraph 2A(2) hereof.

“Joint Venture” shall mean a joint venture, partnership or other similar arrangement whether in corporate, partnership or other entity; provided that in no event shall any corporate Subsidiary of any Person be considered to be a Joint Venture to which such Person is a party other than ADS Mexican S.A. de C.V. and ADS Corporativo S.A. de C.V.

“Lender Provided Interest Rate Hedge” shall mean an Interest Rate Hedge which is provided to the Transaction Parties by any Bank or its Affiliate so long as such Interest Rate Hedge is subject to the terms of the Intercreditor Agreement

“Leverage Ratio” shall mean ratio of consolidated total Indebtedness of the Company and its Subsidiaries to Consolidated EBITDAE, calculated as of the end of each fiscal quarter for the four fiscal quarters then ended.

“Lien” shall mean any mortgage, deed of trust, pledge, lien, security interest, charge or other encumbrance or security arrangement of any nature whatsoever, whether voluntarily or involuntarily given, including any conditional sale or title retention arrangement, and any assignment, deposit arrangement or lease intended as, or having the effect of, security and any filed financing statement or other notice of any of the foregoing (whether or not a lien or other encumbrance is created or exists at the time of the filing).

“Management” shall mean the current officers and directors of the Company (other than directors which are nominated by the Sponsor) that are serving as of September 24, 2010.

“Material Adverse Effect” shall mean a (i) material adverse effect on the business, assets, properties, operations, or financial condition of the Company and its Subsidiaries, taken as a whole, (ii) material impairment of the Company’s or any Guarantor’s ability to perform any of its obligations under this Agreement, the Notes or any other Transaction

Document or (iii) material impairment of the validity or enforceability of the rights of, or the benefits available to, the holders of any of the Notes under this Agreement, the Notes or any other Transaction Document.

“Material Indebtedness” shall mean any Indebtedness with any outstanding principal amount of greater than $25,000,000.

“Material Indebtedness Agreement” shall mean any agreement providing for the issuance of any Material Indebtedness, under which any Material Indebtedness is outstanding or evidencing or otherwise relating to any Material Indebtedness, or providing for a commitment to lend to the Company or any Subsidiary amounts greater than $25,000,000 in the aggregate.

“Maturing IDRB Facilities” shall mean (i) the $6,500,000 Variable Rate Industrial Development Revenue Bonds, Series 1999 (Advanced Drainage Systems, Inc. Project) of the Economic Development Commission of Mid-Florida having an outstanding principal balance on the Closing Date in the amount of $690,000, and (ii) the $4,800,000 Industrial Development Revenue Bonds (Advanced Drainage Systems, Inc. Project), Series 1996, of the Mississippi Business Finance Corporation, having an outstanding principal balance on the date of this Agreement in the amount of $100,000.

“Mexicana Credit Agreement” shall mean that certain Amended and Restated Credit Agreement, dated as of the date hereof, by and among ADS Mexicana, S.A. de C.V., as borrower, the various financial institutions party thereto, and PNC Bank, National Association, as agent.

“Multiemployer Plan” shall mean any Plan which is a “multiemployer plan” (as such term is defined in section 4001(a)(3) of ERISA.

“New Miami, Ohio Mortgage Loan” shall mean the $2,000,000 original principal amount term loan made by National City Bank (PNC being its successor in interest by merger in such capacity) secured by a mortgage on certain property of the Company located in Butler County, Ohio and having an outstanding principal balance on the date of this Agreement in the amount of $1,211,111.

“Non-Material Subsidiaries” shall mean the Subsidiaries of the Company listed on Schedule 8A(1) hereto and identified as “Non-Material Subsidiaries”, none of which will be required to join the Guaranty Agreement as a Guarantor; provided however, one or more of such Non-Material Subsidiaries shall be required to join the Guaranty Agreement as Guarantors to the extent that after the date hereof: (i) the assets of any such Non-Material Subsidiary would otherwise be more than 5% of the consolidated assets of the Company and its Domestic Subsidiaries, (ii) the combined assets of the Non-Material Subsidiaries would otherwise exceed 10% of the consolidated assets of the Company and its Domestic Subsidiaries or (iii) such Non-Material Subsidiary is required to become a Guarantor pursuant to paragraph 5K.

“Notes” shall have the meaning given in paragraph 1 hereof.

“Officer’s Certificate” shall mean a certificate signed in the name of the Company by an Authorized Officer of the Company.

“Official Body” shall mean the government of the United States of America or any other nation, or of any political subdivision thereof, whether state or local, and any agency, authority, instrumentality, regulatory body, court, central bank or other entity exercising executive, legislative, judicial, taxing, regulatory or administrative powers or functions of or pertaining to government (including any supra-national bodies such as the European Union or the European Central Bank).

“Other Lender Provided Financial Service Product” shall mean agreements or other arrangements under which any of the Banks or Affiliate of the Banks provide any of the following products or services to any of the Transaction Parties or their Subsidiaries: (a) credit cards, (b) credit card processing services, (c) debit cards, (d) purchase cards, (e) ACH transactions, (f) cash management, including overdrafts, controlled disbursement, accounts or services, or (g) foreign currency exchange transactions, currency swap transactions, cross-currency rate swap transactions, currency options, spot contracts, or any other similar transactions, and (h) commodity swaps, commodity options, forward commodity contracts and any other similar transactions.

“Patent, Trademark and Copyright Security Agreement” shall have the meaning given in paragraph 3A(vi) hereof.

“PBGC” shall mean the Pension Benefit Guaranty Corporation, or any successor or replacement entity thereto under ERISA.

“Permitted Acquisition” shall have the meaning assigned to that term in paragraph 6G.

“Permitted Investments” shall mean:

(i) direct obligations of the United States of America or any agency or instrumentality thereof or obligations backed by the full faith and credit of the United States of America maturing in twelve (12) months or less from the date of acquisition;

(ii) commercial paper maturing in 180 days or less rated not lower than A-1, by Standard & Poor’s or P-1 by Moody’s Investors Service, Inc. on the date of acquisition;

(iii) demand deposits, time deposits or certificates of deposit maturing within one year in commercial banks whose obligations are rated A-1, A or the equivalent or better by Standard & Poor’s on the date of acquisition;

(iv) money market or mutual funds whose investments are limited to those types of investments described in clauses (i)-(iii) above; and

(v) Cash Equivalents.

“Permitted Liens” shall mean:

(i) Liens for taxes, assessments, customs duties, or similar charges, incurred in the ordinary course of business and which are not yet due and payable;

(ii) Pledges or deposits made in the ordinary course of business to secure payment of workmen’s compensation, or to participate in any fund in connection with workmen’s compensation, unemployment insurance, old-age pensions or other social security programs;

(iii) Liens of mechanics, materialmen, warehousemen, carriers, or other like Liens, securing obligations incurred in the ordinary course of business that are not yet due and payable and Liens of landlords securing obligations to pay lease payments that are not yet due and payable or in default;

(iv) Good-faith pledges or deposits made in the ordinary course of business to secure performance of bids, tenders, contracts (other than for the repayment of borrowed money) or leases, not in excess of the aggregate amount due thereunder, or to secure statutory obligations, or surety, appeal, indemnity, performance or other similar bonds required in the ordinary course of business;

(v) Encumbrances consisting of zoning restrictions, easements or other restrictions on the use of real property, none of which materially impairs the use of such property or the value thereof, and none of which is violated in any material respect by existing or proposed structures or land use;

(vi) Security interests and other Liens in favor of the Collateral Agent securing the Senior Secured Obligations (as defined in the Intercreditor Agreement) granted pursuant to the Collateral Documents;

(vii) Any Lien existing on the date of this Agreement and described on Schedule 6C, and any renewals or extensions thereof, provided that the principal amount secured thereby is not hereafter increased, and no additional assets become subject to such Lien;

(viii) Purchase Money Security Interests (including security interests in connection with capitalized leases); provided that the aggregate amount of loans and deferred payments secured by such Purchase Money Security Interests shall not exceed $10,000,000 in the aggregate at any one time outstanding (excluding for the purpose of this computation any loans or deferred payments secured by Liens described on Schedule 6C);

(ix) any interest or title of a lessor or sublessor under any lease and covering only the assets so leased and any interest of non-exclusive licensors under license agreements in the ordinary course of business;

(x) Liens solely on any cash earnest money deposits made by the Company or any of its Subsidiaries in connection with any letter of intent or purchase agreement permitted hereunder;

(xi) purported Liens evidenced by the filing of precautionary UCC financing statements relating solely to operating leases of personal property, consignments that are not Purchase Money Security Interests and similar arrangements entered into in the ordinary course of business;

(xii) non-exclusive outbound licenses of patents, copyrights, trademarks and other intellectual property rights granted by the Company or any of its Subsidiaries in the ordinary course of business and not interfering in any respect with the ordinary conduct of or materially detracting from the value of the business of the Company or such Subsidiary;

(xiii) Liens arising by virtue of any statutory, contractual or common law provision relating to rights of set-off or similar rights relating to the establishment of depository relations in the ordinary course of business with banks not given in connection with the issuance of Indebtedness;

(xiv) Liens of a collection bank arising under Section 4-210 of the applicable Uniform Commercial Code on items in the course of collection;

(xv) Liens on specific items of inventory or other goods arising under Article 2 of the applicable Uniform Commercial Code in the ordinary course of business securing such Person’s obligations in respect of bankers’ acceptances and letters of credit issued or created for the account of such Person to facilitate the purchase, shipment or storage of such inventory or other goods, in any case covering only goods actually sold;

(xvi) Liens on insurance policies and the proceeds thereof securing the financing of premiums with respect thereto to the extent permitted hereunder;

(xvii) Liens arising out of conditional sale, title retention, consignment or similar arrangements for the sale of goods entered into by any Transaction Party as the seller of such goods, and Liens incurred on specific items of inventory identified to any contract with the government of the United States in respect of progress payments received by any Transaction Party, in each case as made in the ordinary course of business and consistent with the past practices of such Transaction Party;

(xviii) Liens on assets of Foreign Subsidiaries of any Transaction Party securing Indebtedness in an aggregate amount not to exceed $5,000,000 at any time outstanding;

(xix) Liens on real property, improvements to real property and fixtures of the Company and its Domestic Subsidiaries to secure Indebtedness of the Company or its Domestic Subsidiaries in an aggregate amount not to exceed $10,000,000 at any time outstanding;

(xx) Liens not to exceed $10,000,000 at any one time outstanding on fixed assets acquired or property of a Subsidiary of the Company acquired pursuant to a Permitted Acquisition, excluding a Purchase Money Security Interest which secures a payment obligation to the seller of such assets or Subsidiary; provided however (A) such Lien is not created in contemplation of or in connection with such acquisition or such Person’s becoming a Subsidiary of the Company, as the case may be, (B) such Lien shall not attach or apply to any other property or assets of the Company or such Subsidiary, and (C) such Lien shall secure only those obligations which it secures on the date of such acquisition or the date such Person becomes a Subsidiary, as the case may be;

(xxi) Liens, other than Liens on the Collateral, not exceeding $2,000,000 at any time outstanding; and

(xxii) The following, (A) if the validity or amount thereof is being contested in good faith by appropriate and lawful proceedings diligently conducted so long as levy and execution thereon have been stayed and continue to be stayed or (B) if a final judgment is entered and such judgment is discharged within thirty (30) days of entry, and in either case they do not affect the Collateral in a material or adverse manner or, in the aggregate, materially impair the ability of any Transaction Party to perform its obligations hereunder or under the other Transaction Documents:

(1) Claims or Liens for taxes, assessments or charges due and payable and subject to interest or penalty; provided that the applicable Transaction Party maintains such reserves or other appropriate provisions as shall be required by GAAP and pays all such taxes, assessments or charges forthwith upon the commencement of proceedings to foreclose any such Lien;

(2) Claims, Liens or encumbrances upon, and defects of title to, real or personal property other than the Collateral, including any attachment of personal or real property or other legal process prior to adjudication of a dispute on the merits;

(3) Claims or Liens of mechanics, materialmen, warehousemen, carriers, or other statutory nonconsensual Liens; or

(4) Liens resulting from final judgments or orders described in paragraph 7A(xiii).

“Permitted Refinancing” means, with respect to any Person, any modification, refinancing, refunding, renewal or extension of any Indebtedness of such Person; provided, that (a) the principal amount (or accreted value, if applicable) thereof does not exceed the principal amount (or accreted value, if applicable) of the Indebtedness so modified, refinanced, refunded, renewed or extended except by an amount equal to unpaid accrued interest and premium thereon plus other reasonable amounts paid, and fees and expenses reasonably incurred, in connection with such modification, refinancing, refunding, renewal or extension and by an amount equal to any existing commitments unutilized thereunder; (b) such modification, refinancing, refunding, renewal or extension has a final maturity date equal to or later than the final maturity date of, and has a Weighted Average Life to Maturity equal to or greater than the Weighted Average Life to Maturity of, the Indebtedness being modified, refinanced, refunded, renewed or extended (except by virtue of amortization of or prepayment of Indebtedness prior to such date of determination); (c) at the time thereof, no Default or Event of Default shall have occurred and be continuing; (d) to the extent such Indebtedness being modified, refinanced, refunded, renewed or extended is subordinated in right of payment to the Notes, such modification, refinancing, refunding, renewal or extension is subordinated in right of payment to the Notes on terms at least as favorable to the holders of the Notes as those contained in the documentation governing the Indebtedness being modified, refinanced, refunded, renewed or extended; (e) the original obligors in respect of such Indebtedness being modified, refinanced, refunded, renewed or extended remain the only obligors thereon; and (f) the terms and conditions of any such modification, refinancing, refunding, renewal or extension, taken as a whole, are not materially less favorable to the holders of the Notes than the terms and conditions of the Indebtedness being modified, refinanced, refunded, renewed or extended.

“Permitted Transferee” shall mean, with respect to the holder of beneficial ownership of the Voting Stock of the Company, any person that is (i) a spouse or surviving spouse, descendant or sibling of such holder, any spouse or surviving spouse or descendant of any of these persons, any religious, charitable or educational organization, any trust of which any such holder, or any of these other persons or entities, or any combination thereof, are primary beneficiaries (such holder, any such other person or entity, and each settlor of any such trust, each a “Permitted Beneficiary”), (ii) any Permitted Beneficiary of such holder that is a trust (determined, for this purpose, as if any settlor of the trust was the holder of such voting capital stock as of the date of this Agreement), (iii) the estate of any such holder who is an individual, (iv) any Permitted Beneficiary of any such holder as a beneficiary of such holder’s estate or trust, including without limitation pursuant to applicable will, trust or contract provision or applicable law, (v) in the case of a holder that is a trust, any current or former employee of the Company as a beneficiary of the trust, (vi) in the case of a holder that is a partnership, limited liability company or other entity, any one or more partners, members or other owners of such entity as of the date of this Agreement or to any Permitted Beneficiary of any such partner, member or other owner, or (vii) in the case of the ESOP, any person that receives distribution of shares of Voting Stock from the ESOP as a result of the termination of the ESOP or the retirement of such person.

“Person” shall mean and include an individual, a partnership, a joint venture, a corporation, a trust, a limited liability company, an unincorporated organization and a government or any department or agency thereof.

“Plan” shall mean any employee pension benefit plan (as such term is defined in section 3 of ERISA) which is or has been established or maintained, or to which contributions are or have been made, by the Company or any ERISA Affiliate.

“Pledge Agreement” and “Pledge Agreements” shall have the meaning given in paragraph 3A(v) hereof.

“Primary Working Capital Facility” shall mean the Existing Credit Agreement or any credit facility pursuant to which any Primary Working Capital Facility is extended, refinanced or replaced.

“Prior Security Interest” shall mean a valid and enforceable perfected first-priority security interest under the Uniform Commercial Code in the Collateral which is subject only to Liens of the type described in clauses (i), (iii), (iv), (vii), (viii), (xii), (xiii), (xiv), (xv), (xvii), (xx) and (xxii)(1) and (3) of the definition of Permitted Liens.

“Property” shall mean all types of real, personal, tangible, intangible or mixed property.

“Prudential” shall have the meaning given in the address block of this Agreement.

“Prudential Affiliate” shall mean any Affiliate of Prudential.

“Purchase Money Security Interest” shall mean Liens (including security interests in connection with capitalized leases) upon tangible personal property securing loans to any Transaction Party or Subsidiary of a Transaction Party or deferred payments by such Transaction Party or Subsidiary for the purchase of such tangible personal property.

“Purchasers” shall mean, with respect to any Accepted Notes, the Prudential Affiliate(s) which are purchasing such Accepted Notes.

“Put Right” shall mean any right of the holders of the securities issued under the Stock Purchase Documentation to require the Company to purchase such securities.

“Related Investor” shall mean the University of Notre Dame.

“Reportable Event” shall mean a reportable event as defined in section 4043 of ERISA and the regulations issued under such section, with respect to a Plan, excluding, however, such events as to which the PBGC by regulation waived the requirement of section 4043(a) of ERISA that it be notified within 30 days of the occurrence of such event, provided that a failure to meet the minimum funding standard of section 412 of the Internal Revenue Code and of section 302 of ERISA shall be a reportable event regardless of the issuance of any such waivers in accordance with section 412(d) of the Internal Revenue Code.

“Request for Purchase” shall have the meaning given in paragraph 2A(3) hereof.

“Required Holder(s)” shall mean the holder or holders of more than 50% of the aggregate principal amount of the Notes or, if the term is expressly used with respect to a Series of Notes, of such Series of Notes from time to time outstanding.

“Required Interest Rate Hedge” shall have the meaning assigned to that term in paragraph 5M.

“Rescheduled Closing Day” shall have the meaning given in paragraph 2A(7) hereof.

“Restricted Investments” shall mean all of the following with respect to any of the Non-Material Subsidiaries: (i) investments or contributions by any of the Transaction Parties directly or indirectly in or to the capital of or other payments to or for the benefit of such Non-Material Subsidiary, (ii) loans by any of the Transaction Parties directly or indirectly to such Non-Material Subsidiary, (iii) guaranties by any of the Transaction Parties directly or indirectly of the obligations of such Non-Material Subsidiary, or (iv) other obligations, contingent or otherwise, of any of the Transaction Parties to or for the benefit of such Non-Material Subsidiary.

“Responsible Officer” shall mean the chief executive officer, chief operating officer, chief financial officer or chief accounting officer of the Company or any other officer of the Company involved principally in its financial administration or its controllership function.

“Securities Act” shall mean the Securities Act of 1933, as amended.

“Security Agreement” shall have the meaning given in paragraph 3A(iv) hereof.

“Senior Notes (2005)” shall mean the Senior Notes issued pursuant to the 2005 Note Agreement.

“Series” shall have the meaning given in paragraph 1 hereof.

“Shelf Notes” shall have the meaning given in paragraph 1 hereof.

“Significant Holder” shall mean (i) Prudential, (ii) each Purchaser, so long as such Purchaser or any of its Affiliates shall hold (or be obligated under this Agreement to purchase) any Note, or (iii) any other Person which, together with its Affiliates, is the holder of at least 5% of the aggregate principal amount of the Notes of any Series from time to time outstanding.

“Sponsor” shall mean American Securities LLC or any of its Affiliates (but excluding any operating portfolio companies of the foregoing).

“Stock” shall mean any and all shares, interests, participations or other equivalents (however designated) of corporate stock.

“Stock Purchase Documentation” means all agreements entered into with respect to the Stock Purchase Agreement, including that certain Amended and Restated Stockholders’ Agreement, dated as of August 23, 2010, by and among the Company and those Persons set forth on Schedule I thereto, amending and restating the Stockholders’ Agreement entered into as of June 29, 1988, as the same has been amended from time to time.

“Structuring Fee” shall have the meaning given in paragraph 2A(8)(i) hereof.

“Subsidiary” shall mean, with respect to any Person, at the time of determination, any corporation, trust, partnership, any limited liability company, association, joint venture or other business entity: (i) of which more than 50.0% of the total voting power of shares of stock or other ownership interests entitled (regardless of any contingency which does or may suspend or dilute the voting rights) to vote in the election of the Person or Persons (whether directors, managers, trustees or other Persons performing similar functions) having the power to direct or cause the direction of the management or policies thereof is at such time owned or controlled, directly or indirectly, by such Person or one or more of such Person’s Subsidiaries or (ii) which is at such time controlled or capable of being controlled by such Person or one or more of such Person’s Subsidiaries; provided that in determining the percentage of ownership interest of any Person, no ownership interest in the nature of a “qualifying share” of any such corporation, trust, partnership, any limited liability company, association, joint venture or other business entity shall be deemed outstanding; provided further, so long as no Transaction Party owns more than 50.0% of the total voting power of ADS Mexicana S.A. de C.V. or ADS Corporativo, S.A. de C.V., respectively, each such entity shall not constitute a Subsidiary for purposes of this Agreement.

“Transaction” shall mean the recapitalization transaction pursuant to which (i) existing Indebtedness is being refinanced, (ii) Sponsor is contributing cash equity in the minimum amount of $300,000,000, (iii) the facilities evidenced by the Credit Agreement, the Mexicana Credit Agreement and this Agreement are being made available to Company and (iv) equity interests in the Company are being repurchased from affiliates of the Berkshire Group, the ESOP, management and other shareholders

“Transaction Documents” shall mean this Agreement, the Notes, each Collateral Document, each Guaranty Agreement, each Confirmation of Guaranty and the other agreements, documents, certificates and instruments now or hereafter executed or delivered by the Company or any Subsidiary or Affiliate in connection with this Agreement.

“Transaction Party” shall mean the Company or any Guarantor.

“Transferee” shall mean any direct or indirect transferee of all or any part of any Note purchased by any Purchaser under this Agreement.

“2005 Note Agreement” shall mean the Note Agreement dated as of June 27, 2005 among the Company and the parties thereto as “Purchasers,” as amended by the First Amendment thereto dated June 28, 2008.

“USA Patriot Act” shall mean United States Public Law 107-56, Uniting and Strengthening America by Providing Appropriate Tools Required to Intercept and Obstruct Terrorism (USA PATRIOT ACT) Act of 2001, as amended from time to time, and the rules and regulations promulgated thereunder from time to time in effect.

“Voting Stock” shall mean, with respect to any corporation, any shares of stock of such corporation whose holders are entitled under ordinary circumstances to vote for the election of directors of such corporation (irrespective of whether at the time stock of any other class or classes shall have or might have voting power by reason of the happening of any contingency).

“Weighted Average Life to Maturity” means, when applied to any Indebtedness at any date, the number of years obtained by dividing: (i) the sum of the products obtained by multiplying (a) the amount of each then remaining installment, sinking fund, serial maturity or other required payments of principal, including payment at final maturity, in respect thereof, by (b) the number of years (calculated to the nearest one-twelfth) that will elapse between such date and the making of such payment by (ii) the then outstanding principal amount of such Indebtedness.

“Wholly-Owned Subsidiary” shall mean any Subsidiary of the Company all of the outstanding capital stock or other equity interests of every class of which is owned by the Company or another Wholly-Owned Subsidiary of the Company, and which has outstanding no options, warrants, rights or other securities entitling the holder thereof (other than the Company or a Wholly-Owned Subsidiary) to acquire shares of capital stock or other equity interests of such Subsidiary.

10C. Accounting and Legal Principles, Terms and Determinations. All references in this Agreement to “generally accepted accounting principles” or “GAAP” shall be deemed to refer to generally accepted accounting principles in effect in the United States at the time of application thereof. Unless otherwise specified herein, all accounting terms used herein shall be interpreted, all determinations with respect to accounting matters hereunder shall be made, and all unaudited consolidated financial statements and certificates and reports as to financial matters required to be furnished hereunder shall be prepared, in accordance with generally accepted accounting principles applied on a basis consistent with the most recent audited consolidated financial statements of the Company and its Subsidiaries delivered pursuant to clause (ii) of paragraph 5A or, if no such statements have been so delivered, the most recent audited financial statements referred to in clause (i) of paragraph 8B. In the event of any change after the date hereof in GAAP, and if such change would affect the computation of any of the financial covenants set forth in paragraph 6A or would affect the Company or its Subsidiaries’ compliance with the negative covenant set forth in paragraph 6C (including, without limitation, the accounting treatment of the Fleet Leases pursuant to GAAP as in effect on the date hereof), then the parties hereto agree to endeavor, in good faith, to agree upon an amendment to this Agreement that would adjust such financial covenants or other negative covenant in a manner that would preserve the original intent thereof, but would allow compliance therewith to be determined in accordance with the Company’s financial statements at that time, provided that, until so amended such financial covenants shall continue to be computed in accordance with GAAP prior to such change therein Any reference herein to any specific citation, section or form of law, statute, rule or regulation shall refer to such new, replacement or analogous citation, section or form should such citation, section or form be modified, amended or replaced. Notwithstanding the foregoing or any other provision of this Agreement providing for any amount to be determined in accordance with generally accepted accounting principles, for all purposes of this Agreement the outstanding principal amount of any Indebtedness shall be equal to the actual outstanding principal amount thereof irrespective of the amount that might otherwise be accounted for under generally accepted accounting principles as the amount of the liability of the Company or any Subsidiary with respect thereto, and any determination of the net income (or net loss), equity or assets of the Company shall not take into account any effect of marking any such outstanding Indebtedness of the Company or any Subsidiary to market value.

11. MISCELLANEOUS.

11A. Note Payments. The Company agrees that, so long as any Purchaser shall hold any Note, it will make payments of principal of, interest on, and any Yield-Maintenance Amount payable with respect to, such Note, which comply with the terms of this Agreement, by wire transfer of immediately available funds for credit (not later than 12:00 noon, New York City time, on the date due) to (i) such Purchaser’s account or accounts specified in the Confirmation of Acceptance with respect to such Note in the case of any Shelf Note or (ii) such other account or accounts in the United States as such Purchaser may from time to time designate in writing, notwithstanding any contrary provision herein or in any Note with respect to the place of payment. Each Purchaser agrees that, before disposing of any Note, such Purchaser will make a notation thereon (or on a schedule attached thereto) of all principal payments previously made thereon and of the date to which interest thereon has been paid. The Company agrees to afford the benefits of this paragraph 11A to any Transferee which shall have made the same agreement as each Purchaser has made in this paragraph 11A. No holder shall be required to present or surrender any Note or make any notation thereon, except that upon the written request of the Company made concurrently with or reasonably promptly after the payment or prepayment in full of any Note, the applicable holder shall surrender such Note for cancellation, reasonably promptly after such request, to the Company at its principal office.

11B. Expenses. Whether or not the transactions contemplated hereby shall be consummated, the Company shall pay, and save Prudential, each Purchaser and any Transferee harmless against liability for the payment of, all out-of-pocket expenses arising in connection with such transactions, including:

(i) (a) all stamp and documentary taxes and similar charges, (b) costs of obtaining a private placement number from Standard and Poor’s Ratings Group for the Notes and (c) fees and expenses of brokers, agents, dealers, investment banks or other intermediaries or placement agents, in each case as a result of the execution and delivery of this Agreement or any other Transaction Document or the issuance of the Notes;

(ii) document production and duplication charges and the fees and expenses of any special counsel engaged by such Purchaser or such Transferee in connection with (a) this Agreement and the other Transaction Documents and the transactions contemplated hereby and thereby and (b) any subsequent proposed waiver, amendment or modification of, or proposed consent under, this Agreement or any other Transaction Document, whether or not such proposed waiver, amendment, modification or consent shall be effected or granted;

(iii) the costs and expenses, including attorneys’ and financial advisory fees, incurred by such Purchaser or such Transferee in enforcing (or determining whether or how to enforce or cause the Collateral Agent to enforce) any rights under this Agreement, the Notes or any other Transaction Document (including, without limitation, to protect, collect, lease, sell, take possession of, release or liquidate any of the Collateral) or in responding to any subpoena or other legal process or informal investigative demand issued in connection with this Agreement or any other Transaction Document or the transactions contemplated hereby or thereby or by reason of your or such Transferee’s having acquired any Note, including without limitation costs and expenses incurred in any workout, restructuring or renegotiation proceeding or bankruptcy case;

(iv) all costs and expenses, including without limitation reasonable attorneys’ fees, preparing, recording and filing all financing statements, instruments and other documents to create, perfect and fully preserve and protect the Liens granted in the Collateral Documents and the rights of the holders of the Notes or of the Collateral Agent for the benefit of the holders of the Notes; and

(v) any judgment, liability, claim, order, decree, cost, fee, expense, action or obligation resulting from the consummation of the transactions contemplated hereby, including the use of the proceeds of the Notes by the Company.

The Company also will promptly pay or reimburse each Purchaser or holder of a Note (upon demand, in accordance with each such Purchaser’s or holder’s written instruction) for all fees and costs paid or payable by such Purchaser or holder to the Securities Valuation Office of the National Association of Insurance Commissioners in connection with the initial filing of this

Agreement and all related documents and financial information, and all subsequent annual and interim filings of documents and financial information related to this Agreement, with such Securities Valuation Office or any successor organization acceding to the authority thereof.

The obligations of the Company under this paragraph 11B shall survive the transfer of any Note or portion thereof or interest therein by any Purchaser or Transferee and the payment of any Note.

11C. Consent to Amendments. This Agreement may be amended, and the Company may take any action herein prohibited, or omit to perform any act herein required to be performed by it, if the Company shall obtain the written consent to such amendment, action or omission to act, of the Required Holder(s) except that, (i) with the written consent of the holders of all Notes of a particular Series, and, if an Event of Default shall have occurred and be continuing, of the holders of all Notes of all Series at the time outstanding (and not without such written consents), the Notes of such Series may be amended or the provisions thereof waived to change the maturity thereof, to change or affect the principal thereof, or to change or affect the rate, method of computation or time of payment of interest on or any Yield-Maintenance Amount payable with respect to the Notes of such Series, in each case in any manner detrimental to, or disproportionate with respect to, any holder of a Note, (ii) without the written consent of the holder or holders of all Notes at the time outstanding, no amendment to or waiver of the provisions of this Agreement shall change or affect the provisions of paragraph 7A or this paragraph 11C insofar as such provisions relate to proportions of the principal amount of the Notes of any Series, or the rights of any individual holder of Notes, required with respect to any declaration of Notes to be due and payable or with respect to any consent, amendment, waiver or declaration, (iii) with the written consent of Prudential (and not without the written consent of Prudential) the provisions of paragraph 2A may be amended or waived (except insofar as any such amendment or waiver would affect any rights or obligations with respect to the purchase and sale of Notes which shall have become Accepted Notes prior to such amendment or waiver), and (iv) with the written consent of all of the Purchasers which shall have become obligated to purchase Accepted Notes of any Series (and not without the written consent of all such Purchasers), any of the provisions of paragraphs 2A and 3 may be amended or waived insofar as such amendment or waiver would affect only rights or obligations with respect to the purchase and sale of the Accepted Notes of such Series or the terms and provisions of such Accepted Notes. Each holder of any Note at the time or thereafter outstanding shall be bound by any consent authorized by this paragraph 11C, whether or not such Note shall have been marked to indicate such consent, but any Notes issued thereafter may bear a notation referring to any such consent. No course of dealing between the Company and the holder of any Note nor any delay in exercising any rights hereunder or under any Note shall operate as a waiver of any rights of any holder of any Note. Without limiting the generality of the foregoing, no negotiations or discussions in which Prudential or any holder of any Note may engage regarding any possible amendments, consents or waivers with respect to this Agreement or the Notes shall constitute a waiver of any Default or Event of Default, any term of this Agreement or any Note or any rights of Prudential or any such holder under this Agreement or the Notes. As used herein and in the Notes, the term “this Agreement” and references thereto shall mean this Agreement as it may from time to time be amended or supplemented.

11D. Form, Registration, Transfer and Exchange of Notes; Lost Notes. The Notes are issuable as registered notes without coupons in denominations of at least $100,000, except as may be necessary to (i) reflect any principal amount not evenly divisible by $100,000 or (ii) enable the registration of transfer by a holder of its entire holding of Notes; provided, however, that no such minimum denomination shall apply to Notes issued upon transfer by any holder of the Notes to Prudential or Prudential Affiliates or to any other entity or group of Affiliates with respect to which the Notes so issued or transferred shall be managed by a single entity. The Company shall keep at its principal office a register in which the Company shall provide for the registration of Notes and of transfers of Notes. Upon surrender for registration of transfer of any Note at the principal office of the Company, the Company shall, at its expense, execute and deliver one or more new Notes of like tenor and of a like aggregate principal amount, registered in the name of such transferee or transferees. At the option of the holder of any Note, such Note may be exchanged for other Notes of like tenor and of any authorized denominations, of a like aggregate principal amount, upon surrender of the Note to be exchanged at the principal office of the Company. Whenever any Notes are so surrendered for exchange, the Company shall, at its expense, execute and deliver the Notes which the holder making the exchange is entitled to receive. Every Note surrendered for registration of transfer or exchange shall be duly endorsed, or be accompanied by a written instrument of transfer duly executed, by the holder of such Note or such holder’s attorney duly authorized in writing. Any Note or Notes issued in exchange for any Note or upon transfer thereof shall carry the rights to unpaid interest and interest to accrue which were carried by the Note so exchanged or transferred, so that neither gain nor loss of interest shall result from any such transfer or exchange. Upon receipt of written notice from the holder of any Note of the loss, theft, destruction or mutilation of such Note and, in the case of any such loss, theft or destruction, upon receipt of such holder’s unsecured indemnity agreement, or in the case of any such mutilation upon surrender and cancellation of such Note, the Company will make and deliver a new Note, of like tenor, in lieu of the lost, stolen, destroyed or mutilated Note.

11G Persons Deemed Owners; Participations. Prior to due presentment for registration of transfer, the Company may treat the Person in whose name any Note is registered as the owner and holder of such Note for the purpose of receiving payment of principal of, interest on and any Yield-Maintenance Amount payable with respect to such Note and for all other purposes whatsoever, whether or not such Note shall be overdue, and the Company shall not be affected by notice to the contrary. Subject to the preceding sentence, the holder of any Note may from time to time grant participations in all or any part of such Note to any Person on such terms and conditions as may be determined by such holder in its sole and absolute discretion.

11H Survival of Representations and Warranties; Entire Agreement. All representations and warranties contained herein or in any other Transaction Document or made in writing by or on behalf of the Company or any Guarantor in connection herewith or therewith shall survive the execution and delivery of this Agreement, the Notes and the other Transaction Documents and the Notes, the transfer by any Purchaser of any Note or portion thereof or interest therein and the payment of any Note, and may be relied upon by any Transferee, regardless of any investigation made at any time by or on behalf of any Purchaser or any Transferee. Subject to the preceding sentence, this Agreement, the Notes and the other Transaction Documents and the Notes embody the entire agreement and understanding between the Purchasers and the Company with respect to the subject matter hereof and supersede all prior agreements and understandings relating to such subject matter.

11I Successors and Assigns. All covenants and other agreements in this Agreement by or on behalf of any of the parties hereto shall bind and inure to the benefit of the respective successors and assigns of the parties hereto (including, without limitation, any Transferee) whether so expressed or not.

11J Independence of Covenants. All covenants hereunder shall be given independent effect so that if a particular action or condition is prohibited by any one of such covenants, the fact that it would be permitted by an exception to, or otherwise be in compliance within the limitations of, another covenant shall not (i) avoid the occurrence of a Default or Event of Default if such action is taken or such condition exists or (ii) in any way prejudice an attempt by the holder of any Note to prohibit through equitable action or otherwise the taking of any action by the Company or any Subsidiary which would result in a Default or Event of Default.

11K Notices. All written communications provided for hereunder (other than communications provided for under paragraph 2) shall be sent by first class mail or nationwide overnight delivery service (with charges prepaid) and (i) if to Prudential or any Purchaser, addressed to Prudential or such Purchaser at the address specified for such communications in the Purchaser Schedule attached hereto (in the case of Prudential) or the Purchaser Schedule attached to the applicable Confirmation of Acceptance (in the case of any Purchaser of Shelf Notes) or at such other address as Prudential or such Purchaser shall have specified to the Company in writing, (ii) if to any other holder of any Note, addressed to such other holder at such address as such other holder shall have specified to the Company in writing or, if any such holder shall not have so specified an address to the Company, then addressed to such holder in care of the last holder of such Note which shall have so specified an address to the Company and (iii) if to the Company, addressed to it at 4640 Trueman Boulevard, Hilliard, Ohio 43026-2438, Attention: Mark B. Sturgeon or at such other address as the Company shall have specified to the holder of each Note in writing, provided, however, that any such communication to the Company may also, at the option of the Person sending such communication, be delivered by any other means either to the Company at its address specified above or to any Authorized Officer of the Company. Any communication pursuant to paragraph 2 shall be made by the method specified for such communication in paragraph 2, and shall be effective to create any rights or obligations under this Agreement only if, in the case of a telephone communication, an Authorized Officer of the party conveying the information and of the party receiving the information are parties to the telephone call, and in the case of a facsimile transmission communication, the communication is signed by an Authorized Officer of the party conveying the information, addressed to the attention of an Authorized Officer of the party receiving the information, and in fact received at the facsimile terminal the number of which is listed for the party receiving the communication in the Information Schedule or at such other facsimile terminal as the party receiving the information shall have specified in writing to the party sending such information.

11L Payments Due on Non-Business Days. Anything in this Agreement or the Notes to the contrary notwithstanding, any payment of principal of, interest on, or Yield-Maintenance Amount payable with respect to, any Note that is due on a date other than a Business Day shall be made on the next succeeding Business Day without including the additional days elapsed in the computation of the interest payable on such next succeeding Business Day.

11M Satisfaction Requirement. If any agreement, certificate or other writing, or any action taken or to be taken, is by the terms of this Agreement required to be satisfactory to any Purchaser, to any holder of Notes or to the Required Holder(s), the determination of such satisfaction shall be made by such Purchaser, such holder or the Required Holder(s), as the case may be, in the sole and exclusive judgment (exercised in good faith) of the Person or Persons making such determination.

11N GOVERNING LAW. THIS AGREEMENT SHALL BE CONSTRUED AND ENFORCED IN ACCORDANCE WITH, AND THE RIGHTS OF THE PARTIES SHALL BE GOVERNED BY, THE LAW OF THE STATE OF NEW YORK (EXCLUDING ANY CONFLICTS OF LAW RULES WHICH WOULD OTHERWISE CAUSE THIS AGREEMENT TO BE CONSTRUED OR ENFORCED IN ACCORDANCE WITH, OR THE RIGHTS OF THE PARTIES TO BE GOVERNED BY, THE LAWS OF ANY OTHER JURISDICTION).

11O SUBMISSION TO JURISDICTION; WAIVER OF JURY TRIAL. ANY LEGAL ACTION OR PROCEEDING WITH RESPECT TO THIS AGREEMENT OR THE NOTES OR THE OTHER TRANSACTION DOCUMENTS MAY BE BROUGHT IN THE COURTS OF THE STATE OF NEW YORK IN BOROUGH OF MANHATTAN IN NEW YORK CITY, NEW YORK OR OF THE UNITED STATES FOR THE SOUTHERN DISTRICT OF NEW YORK AND, BY EXECUTION AND DELIVERY OF THIS AGREEMENT, THE COMPANY HEREBY IRREVOCABLY ACCEPTS, UNCONDITIONALLY, THE NON EXCLUSIVE JURISDICTION OF THE AFORESAID COURTS WITH RESPECT TO ANY SUCH ACTION OR PROCEEDING. THE COMPANY FURTHER IRREVOCABLY CONSENTS TO THE SERVICE OF PROCESS OUT OF ANY OF THE AFOREMENTIONED COURTS IN ANY SUCH ACTION OR PROCEEDING BY THE MAILING OF COPIES THEREOF BY REGISTERED OR CERTIFIED MAIL, POSTAGE PREPAID, TO IT AT ITS ADDRESS PROVIDED IN PARAGRAPH 11I OR TO CT CORPORATION SYSTEM AT 208 SOUTH LASALLE STREET, CHICAGO, ILLINOIS 60604, SUCH SERVICE TO BECOME EFFECTIVE UPON RECEIPT. THE COMPANY AGREES THAT A FINAL JUDGMENT IN ANY SUCH ACTION OR PROCEEDING SHALL BE CONCLUSIVE AND MAY BE ENFORCED IN ANY OTHER JURISDICTION BY SUIT ON SUCH JUDGMENT OR IN ANY OTHER MANNER PROVIDED BY LAW. NOTHING HEREIN SHALL AFFECT THE RIGHT OF ANY HOLDER OF A NOTE TO SERVE PROCESS IN ANY OTHER MANNER PERMITTED BY LAW OR TO COMMENCE LEGAL PROCEEDINGS OR OTHERWISE PROCEED AGAINST THE COMPANY IN ANY OTHER JURISDICTION. THE COMPANY HEREBY IRREVOCABLY WAIVES ANY OBJECTION WHICH IT MAY NOW OR HEREAFTER HAVE TO THE LAYING OF VENUE OF ANY OF THE AFORESAID ACTIONS OR PROCEEDINGS ARISING OUT OF OR IN CONNECTION WITH THIS AGREEMENT THE NOTES OR THE OTHER TRANSACTION DOCUMENTS BROUGHT IN ANY OF THE AFORESAID COURTS AND HEREBY FURTHER IRREVOCABLY WAIVES AND AGREES NOT TO PLEAD OR CLAIM IN ANY SUCH COURT THAT ANY SUCH ACTION OR

PROCEEDING BROUGHT IN ANY SUCH COURT HAS BEEN BROUGHT IN AN INCONVENIENT FORUM. TO THE EXTENT THAT THE COMPANY HAS OR MAY HEREAFTER ACQUIRE IMMUNITY FROM JURISDICTION OF ANY COURT OR FROM ANY LEGAL PROCESS (WHETHER THROUGH SERVICE OF NOTICE, ATTACHMENT PRIOR TO JUDGMENT, ATTACHMENT IN AID OF EXECUTION, EXECUTION OR OTHERWISE WITH RESPECT TO ITSELF OR ITS PROPERTY), THE COMPANY HEREBY IRREVOCABLY WAIVES SUCH IMMUNITY IN RESPECT OF ITS OBLIGATIONS UNDER THIS AGREEMENT THE NOTES OR THE OTHER TRANSACTION DOCUMENTS. THE COMPANY, PRUDENTIAL AND EACH PURCHASER HEREBY IRREVOCABLY WAIVES ANY AND ALL RIGHT TO TRIAL BY JURY IN ANY LEGAL PROCEEDING ARISING OUT OF OR RELATING TO THIS AGREEMENT, THE NOTES, OTHER TRANSACTION DOCUMENTS OR THE TRANSACTIONS CONTEMPLATED THEREBY.

11P Severability. Any provision of this Agreement which is prohibited or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such prohibition or unenforceability without invalidating the remaining provisions hereof, and any such prohibition or unenforceability in any jurisdiction shall not invalidate or render unenforceable such provision in any other jurisdiction.

11Q Descriptive Headings; Advice of Counsel; Interpretation; Time of the Essence. The descriptive headings of the several paragraphs of this Agreement are inserted for convenience only and do not constitute a part of this Agreement. Each party to this Agreement represents to the other parties to this Agreement that such party has been represented by counsel in connection with this Agreement, the Notes and the other Transaction Documents, that such party has discussed this Agreement, the Notes and the other Transaction Documents with its counsel and that any and all issues with respect to this Agreement, the Notes and the other Transaction Documents have been resolved as set forth herein and therein. No provision of this Agreement, the Notes or the other Transaction Documents shall be construed against or interpreted to the disadvantage of any party hereto by any court or other governmental or judicial authority by reason of such party having or being deemed to have structured, drafted or dictated such provision. Time is of the essence in the performance of this Agreement, the Notes and the other Transaction Documents.

11R Counterparts; Facsimile or Electronic Signatures. This Agreement may be executed in any number of counterparts (or counterpart signature pages), each of which counterparts shall be an original, but all of which together shall constitute one instrument. Delivery of an executed counterpart of a signature page to this Agreement by facsimile or electronic transmission shall be effective as delivery of a manually executed counterpart of this Agreement.

11S Severalty of Obligations. The sales of Notes to the Purchasers are to be several sales, and the obligations of Prudential and the Purchasers under this Agreement are several obligations. No failure by Prudential or any Purchaser to perform its obligations under this Agreement shall relieve any other Purchaser or the Company of any of its obligations hereunder, and neither Prudential nor any Purchaser shall be responsible for the obligations of, or any action taken or omitted by, any other such Person hereunder.

11T Independent Investigation. Each Purchaser represents to and agrees with each other Purchaser that it has made its own independent investigation of the condition (financial and otherwise), prospects and affairs of the Company and its Subsidiaries in connection with its purchase of the Notes hereunder and has made and shall continue to make its own appraisal of the creditworthiness of the Company. No holder of Notes shall have any duties or responsibility to any other holder of Notes, either initially or on a continuing basis, to make any such investigation or appraisal or to provide any credit or other information with respect thereto. No holder of Notes is acting as agent or in any other fiduciary capacity on behalf of any other holder of Notes.

11U Directly or Indirectly. Where any provision in this Agreement refers to actions to be taken by any Person, or which such Person is prohibited from taking, such provision shall be applicable whether the action in question is taken directly or indirectly by such Person.

11V Transaction References. The Company agrees that Prudential and Prudential Capital Group may (a) refer to its role in establishing the Facility, as well as the identity of the Company and the maximum aggregate principal amount of the Notes and the date on which the Facility was established, on its internet site or in marketing materials, press releases, published “tombstone” announcements or any other print or electronic medium and (b) display the Company’s corporate logo in conjunction with any such reference.

11W Confidential Information. For the purposes of this paragraph 11W, “Confidential Information” means information delivered to any Purchaser by or on behalf of the Company or any Subsidiary in connection with the transactions contemplated by or otherwise pursuant to this Agreement that is proprietary in nature and that was clearly marked or labeled or otherwise adequately identified when received by such Purchaser as being confidential information of the Company or such Subsidiary, provided that such term does not include information that (i) was publicly known or otherwise known to such Purchaser prior to the time of such disclosure, (ii) subsequently becomes publicly known through no act or omission by such Purchaser or any person acting on such Purchaser’s behalf, (iii) otherwise becomes known to such Purchaser other than through disclosure by the Company or any Subsidiary or (iv) constitutes financial statements delivered to such Purchaser under paragraph 5A that are otherwise publicly available. Each Purchaser will maintain the confidentiality of such Confidential Information in accordance with procedures adopted by such Purchaser in good faith to protect confidential information of third parties delivered to such Purchaser, provided that such Purchaser may deliver or disclose Confidential Information to (a) its directors, trustees, officers, employees, agents, attorneys and affiliates (to the extent such disclosure reasonably relates to the administration of the investment represented by its Notes), (b) its financial advisors and other professional advisors who agree to hold confidential the Confidential Information substantially in accordance with the terms of this paragraph 11W, (c) any other holder of any Note, (d) any institutional investor to which it sells or offers to sell such Note or any part thereof or any participation therein (if such Person has agreed in writing prior to its receipt of such Confidential Information to be bound by the provisions of this paragraph 11W), (e) any Person from which it offers to purchase any security of the Company (if such Person has agreed in writing prior to its receipt of such Confidential Information to be bound by the provisions of this paragraph 11W), (f) any federal or state regulatory authority having jurisdiction over such Purchaser, (g) the National Association of Insurance Commissioners or its Securities Valuation

Office or, in each case, any similar organization, or any nationally recognized rating agency that requires access to information about such Purchaser’s investment portfolio, or (h) any other Person to which such delivery or disclosure may be necessary or appropriate (I) to effect compliance with any law, rule, regulation or order applicable to such Purchaser, (II) in response to any subpoena or other legal process, (III) in connection with any litigation to which such Purchaser is a party or (IV) if an Event of Default has occurred and is continuing, to the extent such Purchaser may reasonably determine such delivery and disclosure to be necessary or appropriate in the enforcement or for the protection of the rights and remedies under such Purchaser’s Notes and this Agreement. Each holder of a Note, by its acceptance of a Note, will be deemed to have agreed to be bound by and to be entitled to the benefits of this paragraph 11W as though it were a party to this Agreement. On reasonable request by the Company in connection with the delivery to any holder of a Note of information required to be delivered to such holder under this Agreement or requested by such holder (other than a holder that is a party to this Agreement or its nominee), such holder will enter into an agreement with the Company embodying the provisions of this paragraph 11W.

11X. Binding Agreement. When this Agreement is executed and delivered by the Company and Prudential, it shall become a binding agreement between the Company, on one hand, and Prudential, on the other hand. This Agreement shall also inure to the benefit of each Purchaser which shall have executed and delivered a Confirmation of Acceptance and each such Purchaser shall be bound by this Agreement to the extent provided in such Confirmation of Acceptance.

Very truly yours,

ADVANCED DRAINAGE SYSTEMS, INC.

By:	/s/ Joseph A. Chlapaty
	Name:	Joseph A. Chlapaty
	Title:	Chairman of the Board, President & Chief Executive Officer

SIGNATURE PAGE TO AMENDED AND RESTATED PRIVATE SHELF AGREEMENT

The foregoing Agreement is hereby accepted as of the date first above written.

PRUDENTIAL INVESTMENT MANAGEMENT, INC.

By:	/s/ Joshua Shipley

Vice President

SIGNATURE PAGE TO AMENDED AND RESTATED PRIVATE SHELF AGREEMENT

PURCHASER SCHEDULE

PRUDENTIAL INVESTMENT MANAGEMENT, INC.

(1)	All payments to Prudential shall be made by wire transfer of immediately available funds for credit to:

JPMorgan Chase Bank

New York, New York

ABA No.: 021-000-021

Account No.: 304232491

Account Name: PIM Inc. – PCG

(2)	Address for all notices relating to payments:

Prudential Investment Management, Inc.

c/o The Prudential Insurance Company of America

Investment Operations Group

Gateway Center Two, 10th Floor

100 Mulberry Street

Newark, New Jersey 07102-4077

Attention: Manager

(3)	Address for all other communications and notices:

Prudential Investment Management, Inc.

c/o Prudential Capital Group

Two Prudential Plaza, Suite 5600

Chicago, Illinois 60601

Attention: Managing Director

(4)	Recipient of telephonic prepayment notices:

Manager, Trade Management Group

Telephone: (973) 367-3141

Facsimile: (800) 224-2278

(5)	Tax Identification No.: 22-2540245

1

INFORMATION SCHEDULE

Authorized Officers for Prudential and Prudential Affiliates

P. Scott von Fischer	Marie L. Fioramonti
Managing Director	Managing Director
Prudential Capital Group	Prudential Capital Group
Two Prudential Plaza, Suite 5600	Two Prudential Plaza, Suite 5600
Chicago, Illinois 60601	Chicago, Illinois 60601

Telephone: (312) 540-4225	Telephone: (312) 540-4233
Facsimile: (312) 540-4222	Facsimile: (312) 540-4222

Paul G. Price	William S. Engelking
Managing Director	Senior Vice President
Central Credit	Prudential Capital Group
Prudential Capital Group	Two Prudential Plaza, Suite 5600
Four Gateway Center	Chicago, Illinois 60601
100 Mulberry Street
Newark, New Jersey 07102	Telephone: (312) 540-4214
Facsimile: (312) 540-4222
Telephone: (973) 802-9819
Facsimile: (973) 802-2333

Julia D. Buthman	G. Anthony Coletta
Senior Vice President	Vice President
Prudential Capital Group	Prudential Capital Group
Two Prudential Plaza, Suite 5600	Two Prudential Plaza, Suite 5600
Chicago, Illinois 60601	Chicago, Illinois 60601

Telephone: (312) 540-4237	Telephone: (312) 540-4226
Facsimile: (312) 540-4222	Facsimile: (312) 540-4222

Tan Vu	James J. McCrane
Senior Vice President	Vice President
Prudential Capital Group	Prudential Capital Group
Two Prudential Plaza, Suite 5600	4 Gateway Center
Chicago, Illinois 60601	Newark, New Jersey 07102-4062

Telephone: (312) 540-5437	Telephone: (973) 802-4222
Facsimile: (312) 540-4222	Facsimile: (973) 624-6432

1

Charles J. Senner	Dianna D. Carr
Director	Vice President
Prudential Capital Group	Prudential Capital Group
4 Gateway Center	Two Prudential Plaza, Suite 5600
Newark, New Jersey 07102-4062	Chicago, Illinois 60601

Telephone: (973) 802-6660	Telephone: (312) 540-4224
Facsimile: (973) 624-6432	Facsimile: (312) 540-4222

David S. Quackenbush
Vice President
Prudential Capital Group
Two Prudential Plaza, Suite 5600
Chicago, Illinois 60601

Telephone: (312/540-4222
Facsimile: (312) 540-4245

Authorized Officers for the Company

Joseph A. Chlapaty

Chairman and Chief Executive Officer

Advanced Drainage Systems, Inc.

4640 Trueman Boulevard

Hilliard, Ohio 43026

Telephone:	(614) 658-0050
Facsimile:	(614) 658-0052

Mark B. Sturgeon

Executive Vice President and Chief Financial Officer

Advanced Drainage Systems, Inc.

4640 Trueman Boulevard

Hilliard, Ohio 43026

Telephone:	(614) 658-0050
Facsimile:	(614) 658-0052

2

EXHIBIT A

[FORM OF SHELF NOTE]

ADVANCED DRAINAGE SYSTEMS, INC.

% SENIOR SERIES              SECURED NOTE DUE

No.

ORIGINAL PRINCIPAL AMOUNT:

ORIGINAL ISSUE DATE:

INTEREST RATE:

INTEREST PAYMENT DATES:

FINAL MATURITY DATE:

PRINCIPAL PREPAYMENT DATES AND AMOUNTS:

PPN

FOR VALUE RECEIVED, the undersigned, ADVANCED DRAINAGE SYSTEMS, INC., a corporation organized and existing under the laws of the State of Delaware (herein called the “Company”), hereby promises to pay to             , or registered assigns, the principal sum of              DOLLARS [on the Final Maturity Date specified above] [, payable on the Principal Prepayment Dates and in the amounts specified above, and on the Final Maturity Date specified above in an amount equal to the unpaid balance of the principal hereof,] with interest (computed on the basis of a 360-day year—30-day month) (a) on the unpaid balance thereof at the Interest Rate per annum specified above (or, during any period when an Event of Default shall be in existence, at the election of the Required Holder(s) of this Series of Notes at the Default Rate (as defined below)), from the date hereof, payable on each Interest Payment Date specified above and on the Final Maturity Date specified above, commencing with the Interest Payment Date next succeeding the date hereof, until the principal hereof shall have become due and payable, and (b) on any overdue payment (including any overdue prepayment) of principal, any overdue payment of Yield-Maintenance Amount and, to the extent permitted by applicable law, any overdue payment of interest, payable on each Interest Payment Date as aforesaid (or, at the option of the registered holder hereof, on demand), at a rate per annum from time to time equal to the Default Rate. The “Default Rate” shall mean a rate per annum from time to time equal to the lesser of (i) the maximum rate permitted by applicable law, and (ii) the greater of (a) 2.00% over the Interest Rate specified above or (b) 2.00% over the rate of interest publicly announced by JPMorgan Chase Bank, National Association, from time to time in New York City as its Prime Rate.

Payments of principal of, interest on and any Yield-Maintenance Amount payable with respect to this Note are to be made at the main office of JPMorgan Chase Bank, National Association, in New York City or at such other place as the holder hereof shall designate to the Company in writing, in lawful money of the United States of America.

This Note is one of a series of Senior Notes (herein called the “Notes”) issued pursuant to an Amended and Restated Private Shelf Agreement, dated as of September 24, 2010 (herein

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called the “Agreement”), between the Company, on the one hand, and Prudential Investment Management, Inc. and each Prudential Affiliate which becomes party thereto, on the other hand, and is entitled to the benefits thereof.

This Note is a registered Note and, as provided in the Agreement, upon surrender of this Note for registration of transfer, duly endorsed, or accompanied by a written instrument of transfer duly executed, by the registered holder hereof or such holder’s attorney duly authorized in writing, a new Note for a like principal amount will be issued to, and registered in the name of, the transferee. Prior to due presentment for registration of transfer, the Company may treat the person in whose name this Note is registered as the owner hereof for the purpose of receiving payment and for all other purposes, and the Company shall not be affected by any notice to the contrary.

[The Company agrees to make required prepayments of principal on the dates and in the amounts specified above or in the Agreement.] [This Note is [also] subject to optional prepayment, in whole or from time to time in part, on the terms specified in the Agreement.]

The Company and any and all endorsers, guarantors and sureties severally waive grace, demand, presentment for payment, notice of dishonor or default, notice of intent to accelerate, notice of acceleration (except to the extent required in the Agreement), protest and diligence in collecting in connection with this Note, whether now or hereafter required by applicable law.

In case an Event of Default shall occur and be continuing, the principal of this Note may be declared or otherwise become due and payable in the manner and with the effect provided in the Agreement.

Capitalized terms used herein which are defined in the Agreement and not otherwise defined herein shall have the meanings as defined in the Agreement.

THIS NOTE IS INTENDED TO BE PERFORMED IN THE STATE OF NEW YORK AND SHALL BE CONSTRUED AND ENFORCED IN ACCORDANCE WITH THE LAW OF SUCH STATE (EXCLUDING ANY CONFLICTS OF LAW RULES WHICH WOULD OTHERWISE CAUSE THIS NOTE TO BE CONSTRUED OR ENFORCED IN ACCORDANCE WITH THE LAWS OF ANY OTHER JURISDICTION).

[ ]

By:
Title:

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EXHIBIT B

[FORM OF DISBURSEMENT DIRECTION LETTER]

[On Company Letterhead - place on one page]

[Date]

[Names and Addresses of

Initial Purchasers]

Re:	% Senior Series Secured Notes due, (the “Notes”)

Ladies and Gentlemen:

Reference is made to that certain Amended and Restated Private Shelf Agreement (the “Note Agreement”), dated September 24, 2010, between Advanced Drainage Systems, Inc., a Delaware corporation (the “Company”), Prudential Investment Management, Inc., and you. Capitalized terms used herein shall have the meanings assigned to such terms in the Note Agreement.

You are hereby irrevocably authorized and directed to disburse the $         purchase price of the Notes by wire transfer of immediately available funds to [bank name and address], ABA #             , for credit to the account of             , account no.             .

Disbursement when so made shall constitute payment in full of the purchase price of the Notes and shall be without liability of any kind whatsoever to you.

Very truly yours,

ADVANCED DRAINAGE SYSTEMS, INC.

By:
Title:

EXHIBIT C

[FORM OF REQUEST FOR PURCHASE]

ADVANCED DRAINAGE SYSTEMS,

INC. REQUEST FOR PURCHASE

Reference is made to the Amended and Restated Private Shelf Agreement (the “Agreement”), dated as of September 24, 2010, between Advanced Drainage Systems, Inc. (the “Company”), on the one hand, and Prudential Investment Management, Inc. (“Prudential”) and each Prudential Affiliate which becomes party thereto, on the other hand. Capitalized terms used and not otherwise defined herein shall have the respective meanings specified in the Agreement.

Pursuant to Paragraph 2A(3) of the Agreement, the Company hereby makes the following Request for Purchase:

1.	Aggregate principal amount of the Notes covered hereby (the “Notes”) $ [1]

2.	Individual specifications of the Notes:

Principal Amount	Final Maturity Date	Principal Prepayment Dates and Amounts	Interest Payment Period[2]

3.	Use of proceeds of the Notes:

4.	Proposed day for the closing of the purchase and sale of the Notes:

5.	The purchase price of the Notes is to be transferred to:

Name, Address and ABA Routing Number of Bank	Number of Account

6.	The Company certifies (a) that the representations and warranties contained in paragraph 8 of the Agreement are true on and as of the date of this Request for Purchase, and (b) that there exists on the date of this Request for Purchase no Event of Default or Default.

1	Minimum principal amount of $10,000,000
2	Specify quarterly or semiannually in arrears

7.	The Issuance Fee to be paid pursuant to the Agreement will be paid by the Company on the closing date.

Dated:

ADVANCED DRAINAGE SYSTEMS, INC.

By:
Authorized Officer

EXHIBIT D

[FORM OF CONFIRMATION OF ACCEPTANCE]

ADVANCED DRAINAGE SYSTEMS, INC.

CONFIRMATION OF ACCEPTANCE

Reference is made to the Amended and Restated Private Shelf Agreement (the “Agreement”), dated as of September 24, 2010 between Advanced Drainage Systems, Inc. (the “Company”), on the one hand, and Prudential Investment Management, Inc. (“Prudential”) and each Prudential Affiliate which becomes party thereto, on the other hand. All terms used herein that are defined in the Agreement have the respective meanings specified in the Agreement.

Prudential or the Prudential Affiliate which is named below as a Purchaser of Notes hereby confirms the representations as to such Notes set forth in paragraph 9 of the Agreement, and agrees to be bound by the provisions of paragraphs 2A(5) and 2A(7) of the Agreement relating to the purchase and sale of such Notes and by the provisions of the second sentence of paragraph 11A of the Agreement.

Pursuant to paragraph 2A(5) of the Agreement, an Acceptance with respect to the following Accepted Notes is hereby confirmed:

I.	Accepted Notes: Aggregate principal amount $

(A)	(a)	Name of Purchaser:
	(b)	Principal amount:
	(c)	Final maturity date:
	(d)	Principal prepayment dates and amounts:
	(e)	Interest rate:
	(f)	Interest payment period:
	(g)	Payment and notice instructions: As set forth on attached Purchaser Schedule

(B)	(a)	Name of Purchaser:
	(b)	Principal amount:
	(c)	Final maturity date:
	(d)	Principal prepayment dates and amounts:
	(e)	Interest rate:
	(f)	Interest payment period:
	(g)	Payment and notice instructions: As set forth on attached Purchaser Schedule

[(C), (D) same information as above.]

II.	Closing Day:

III.	Issuance Fee:

Dated:

ADVANCED DRAINAGE SYSTEMS, INC.

By:
Title:

[PRUDENTIAL AFFILIATE]

By:
Vice President

EXHIBIT E-1

[FORM OF GUARANTY AGREEMENT]

GUARANTY AGREEMENT

This GUARANTY AGREEMENT (the “Guaranty”), dated as of September 24, 2010, is made by the guarantors named in the Guarantor Schedule attached hereto and each guarantor that may become a party to this Guaranty by executing a joinder hereto (herein referred to, individually, as a “Guarantor” and, collectively, as “Guarantors”), in favor of Prudential Investment Management, Inc. (“Prudential”) and the holders of the Notes (as defined below) from time to time (the “Holders”).

WITNESSETH:

WHEREAS, Advanced Drainage Systems, Inc., a corporation organized and existing under the laws of the State of Delaware (the “Company”), has entered into that certain Amended and Restated Private Shelf Agreement, dated as of September 24, 2010, between the Company, on the one hand, and Prudential and each Prudential Affiliate which from time to time becomes party thereto, on the other hand (as amended, supplemented, restated or otherwise modified from time to time, the “Note Agreement”), pursuant to which the Company may issue senior promissory notes in the aggregate principal amount of up to $100,000,000, from time to time (as amended, supplemented, restated or otherwise modified from time to time, the “Shelf Note” or, “Notes”);

WHEREAS, the Company, pursuant to the Note Agreement, will issue its 5.60% Senior Series A Secured Notes due September 24, 2018 in the aggregate principal amount of $75,000,000 (the “Series A Notes”) to certain Prudential Affiliates (the “Series A Purchasers”) as one series of Notes;

WHEREAS, each Guarantor is a direct or indirect Subsidiary of the Company;

WHEREAS, the Guarantors will derive substantial value and benefit from the issuance of the Notes pursuant to the Note Agreement; and

WHEREAS, as a condition to the obligation of the Series A Purchasers to purchase the Series A Notes or any other Prudential Affiliate to purchase any additional Shelf Notes under the Note Agreement, each Purchaser and Prudential has required that the Guarantors execute and deliver this Guaranty for the benefit of Prudential and the Holders.

NOW THEREFORE, for value received, to satisfy one of the conditions precedent to issuance of the Shelf Notes and to induce any Prudential Affiliate to purchase any Shelf Notes under the Note Agreement, for the reasons set forth above and set forth in the Note Agreement, for and in consideration of the premises and mutual covenants herein contained, and for other good and valuable consideration, the receipt and adequacy of which are hereby acknowledged, each Guarantor, intending to be legally bound, does hereby covenant and agree as follows:

1. DEFINITIONS; RECITALS. Capitalized terms that are used in this Guaranty and not defined in this Guaranty shall have the meaning ascribed to them in the Note Agreement. The recitals in this Guaranty are incorporated into this Guaranty.

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2. THE GUARANTY.

2A. Guaranty of Payment of Obligations. Each Guarantor, jointly and severally with each other Guarantor, absolutely, unconditionally and irrevocably guarantees the full and prompt payment in United States currency when due (whether at maturity, a stated prepayment date or earlier by reason of acceleration or otherwise) and at all times thereafter, of all of the indebtedness, obligations and liabilities existing on the date hereof or arising from time to time hereafter, whether direct or indirect, joint or several, actual, absolute or contingent, matured or unmatured, liquidated or unliquidated, secured or unsecured, arising by contract, operation of law or otherwise, of the Company to Prudential or any Holder under or in respect of the Note Agreement, the Notes, the other Transaction Documents or any other agreements, documents, certificates and instruments now or hereafter executed or delivered by the Company, such Guarantor or any other Guarantor in connection with the Note Agreement, including, without limitation, the principal of and interest (including, without limitation, interest accruing before, during or after any bankruptcy, insolvency, reorganization, arrangement, readjustment of debt, liquidation or dissolution proceeding, and, if interest ceases to accrue by operation of law by reason of any such proceeding, interest which otherwise would have accrued in the absence of such proceeding, whether or not allowed as a claim in such proceeding) on the Notes and any Yield-Maintenance Amount with respect to any of the Notes (collectively, the “Guarantied Obligations”). This is a continuing guaranty of payment and performance and not of collection. Notwithstanding the foregoing, (i) the aggregate amount of any Guarantor’s liability under this Guaranty shall not exceed the maximum amount that such Guarantor can guaranty without violating, or causing this Guaranty or such Guarantor’s obligations under this Guaranty to be void, voidable or otherwise unenforceable under, any fraudulent conveyance or fraudulent transfer law, including Section 548(a)(2) of the Bankruptcy Code and (ii) recourse under this Guaranty provided for herein by ADS Worldwide, Inc. and ADS International, Inc. (each a Foreign Holding Company), or by any other Foreign Holding Company which becomes a Guarantor hereunder, shall be limited to the Collateral pledged to the Collateral Agent by such Foreign Holding Company under the Pledge Agreement. Each Guarantor hereby agrees to pay and indemnify and save each Holder harmless from and against any damage, loss, cost or expense (including attorneys’ fees and expenses) which such Holder may incur or be subject to as a consequence of endeavoring to enforce this Guaranty or to collect all or any part of the Guarantied Obligations from, or in pursuing any action against, the Company or any other Guarantor or enforcing any rights of any Holder in any security for Guarantied Obligations or the liabilities of any Guarantor hereunder, and any taxes, fees or penalties which may be paid or payable in connection therewith. Notwithstanding any provision of this Guaranty, all covenants, obligations, waivers, and agreements of the Guarantors under this Guaranty shall be joint and several.

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Upon an Event of Default, Prudential or any Holder may, at its sole election and without notice, proceed directly and at once against any Guarantor to seek and enforce performance of, and to collect and recover, the Guarantied Obligations, or any portion thereof, without first proceeding against the Company or any other Person or the Collateral any other security for the Guarantied Obligations or for the liability of any such other Person or the Guarantors hereunder. Prudential and each Holder shall have the exclusive right to determine the application of payments and credits, if any, from any Guarantor, the Company or from any other Person on account of the Guarantied Obligations or otherwise. Subject to Section 2E of this Guaranty, this Guaranty and all covenants and agreements of each Guarantor contained herein shall continue in full force and effect and shall not be discharged until such a time as all of the Guarantied Obligations shall be paid in full in cash and no Holder shall have any commitment under the Note Agreement.

2B. Obligations Unconditional. The obligations of each Guarantor under this Guaranty shall be continuing, absolute and unconditional, irrespective of (i) the invalidity or unenforceability of the Note Agreement, the Notes, the other Transaction Documents or any other agreements, documents, certificates and instruments now or hereafter executed or delivered by the Company, any other Guarantor or any other Person in connection with the Note Agreement or any other Transaction Document or any provision thereof; (ii) the absence of any attempt by Prudential, any Holder or the Collateral Agent to collect the Guarantied Obligations or any portion thereof from the Company, any other Guarantor or any other Person or other action to enforce the same; (iii) any action taken by Prudential or any Holder whether or not authorized by this Guaranty; (iv) any failure by Prudential, any Holder or the Collateral Agent to acquire, perfect or maintain any security interest or lien in, or take any steps to preserve its rights to, any security for the Guarantied Obligations or any portion thereof or for the liability of such Guarantor hereunder or the liability of the Company, any other Guarantor or any other Person or any or all of the Guarantied Obligations; (v) any defense arising by reason of any disability or other defense (other than a defense of payment, unless the payment on which such defense is based was or is subsequently invalidated, declared to be fraudulent or preferential, otherwise avoided and/or required to be repaid to the Company or any Guarantor, as the case may be, or the estate of any such party, a trustee, receiver or any other Person under any bankruptcy law, state or federal law, common law or equitable cause, in which case there shall be no defense of payment with respect to such payment) of the Company or any other Person liable on the Guarantied Obligations or any portion thereof; (vi) Prudential’s, any Holder’s or the Collateral Agent’s election, in any proceeding instituted under Chapter 11 of Title 11 of the Federal Bankruptcy Code (11 U.S.C. §101 et seq.) (the “Bankruptcy Code”), of the application of Section 1111(b)(2) of the Bankruptcy Code; (vii) any borrowing or grant of a security interest to Prudential, any Holder or the Collateral Agent by the Company as debtor-in-possession, or extension of credit, under Section 364 of the Bankruptcy Code; (viii) the disallowance or avoidance of all or any portion of Prudential’s or any Holder’s claim(s) for repayment of the Guarantied Obligations under the Bankruptcy Code or any similar state law or the avoidance, invalidity or unenforceability of any Lien securing the Guarantied Obligations or the liability of any Guarantor hereunder or under any of the other Transaction Documents or of the Company or any other guarantor of all or any part of the Guarantied Obligations; (ix) any amendment to, waiver or modification of, or consent, extension, indulgence or other action or inaction under or in respect of the Note Agreement, the Notes, the other Transaction Documents or any other agreements, documents, certificates and instruments now or hereafter executed or delivered by

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the Company or any Guarantor or any other guarantor in connection with the Note Agreement (including, without limitation, the issuance of Notes from time to time under the Note Agreement and any increase in the interest rate on the Notes); (x) any change in any provision of any applicable law or regulation; (xi) any order, judgment, writ, award or decree of any court, arbitrator or governmental authority, domestic or foreign, binding on or affecting any Guarantor, the Company or any other guarantor or any of their assets; (xii) the articles of incorporation or articles of organization (as the case may be), or the by-laws or limited liability company agreement (as the case may be) of any Guarantor or the Company or any other guarantor; (xiii) any mortgage, indenture, lease, contract, or other agreement (including without limitation any agreement with stockholders), instrument or undertaking to which any Guarantor or the Company is a party or which purports to be binding on or affect any such Person or any of its assets; (xiv) any bankruptcy, insolvency, readjustment, composition, liquidation or similar proceeding with respect to the Company, any Guarantor or any other guarantor of all or any portion of any Guarantied Obligations or any such Person’s property and any failure by Prudential or any Holder to file or enforce a claim against the Company, any Guarantor or any such other Person in any such proceeding; (xv) any failure on the part of the Company for any reason to comply with or perform any of the terms of any other agreement with any Guarantor; or (xvi) any other circumstance which might otherwise constitute a legal or equitable discharge or defense of a guarantor.

2C. Obligations Unimpaired. Prudential, each Holder and the Collateral Agent is authorized, without demand or notice, which demand and notice are hereby waived, and without discharging or otherwise affecting the obligations of any Guarantor hereunder (which shall remain absolute and unconditional notwithstanding any such action or omission to act), from time to time to (i) renew, extend, accelerate or otherwise change the time for payment of, or other terms relating to, the Guarantied Obligations or any portion thereof, or otherwise modify, amend or change the terms of the Note Agreement, the Notes, any other Transaction Documents or any other agreements, documents, certificates and instruments now or hereafter executed or delivered by the Company, any Guarantor or any other guarantor of all or any of the Guarantied Obligations in connection with the Note Agreement; (ii) accept partial payments on the Guarantied Obligations; (iii) take and hold security for the Guarantied Obligations or any portion thereof or any other liabilities of the Company, the obligations of any Guarantor under this Guaranty and the obligations under any other guaranties and sureties of all or any of the Guarantied Obligations, and exchange, enforce, waive, release, sell, transfer, assign, abandon, fail to perfect, subordinate or otherwise deal with any such security (including, without limitation, the collateral); (iv) apply such security and direct the order or manner of sale thereof as Prudential or any Holder may determine in its sole discretion; (v) settle, release, compromise, collect or otherwise liquidate the Guarantied Obligations or any portion thereof and any security therefor or guaranty thereof in any manner; (vi) extend additional loans, credit and financial accommodations to the Company and otherwise create additional Guarantied Obligations, including, without limitation, by the purchase of Notes from time to time under the Note Agreement; (vii) waive strict compliance with the terms of the Note Agreement, the Notes, any other Transaction Document or any other agreements, documents, certificates and instruments now or hereafter executed or delivered by the Company, any Guarantor or any other guarantor of all or any of the Guarantied Obligations in connection with the Note Agreement and otherwise forbear from asserting Prudential’s, any Holder’s or the Collateral Agent’s rights and remedies thereunder; (viii) take and hold additional guaranties or sureties and enforce or forbear from

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enforcing any guaranty or surety of any other guarantor or surety of the Guarantied Obligations, any portion thereof or release or otherwise take any action (or omit to take any action) with respect to any such guarantor or surety; (ix) assign this Guaranty in part or in whole in connection with any assignment of the Guarantied Obligations or any portion thereof; (x) exercise or refrain from exercising any rights against the Company or any Guarantor; and (xi) apply any sums, by whomsoever paid or however realized, to the payment of the Guarantied Obligations as Prudential or any Holder in its sole discretion may determine.

2D. Waivers of Guarantors. Each Guarantor waives for the benefit of Prudential and the Holders:

(i) any right to require Prudential, any Holder or the Collateral Agent, as a condition of payment or performance by such Guarantor or otherwise to (a) proceed against the Company, any other Guarantor, any other guarantor of the Guarantied Obligations or any other Person, (b) proceed against or exhaust any security given to or held by Prudential, any Holder or the Collateral Agent in connection with the Guarantied Obligations or any other guaranty, or (c) pursue any other remedy available to Prudential, any Holder or the Collateral Agent whatsoever;

(ii) any defense arising by reason of (a) the incapacity, lack of authority or any disability or other defense of the Company, including, without limitation, any defense based on or arising out of the lack of validity or the unenforceability of the Guarantied Obligations or any agreement or instrument relating thereto, (b) the cessation of the liability of the Company from any cause other than indefeasible payment in full of the Guarantied Obligations in cash or (c) any act or omission of Prudential, any Holder, the Collateral Agent or any other Person which directly or indirectly, by operation of law or otherwise, results in or aids the discharge or release of the Company or any security given to or held by Prudential, any Holder or the Collateral Agent in connection with the Guarantied Obligations or any other guaranty;

(iii) any defense based upon any statute or rule of law which provides that the obligation of a surety must be neither larger in amount nor in other respects more burdensome than that of the principal;

(iv) any defense based upon Prudential’s, any Holder’s or the Collateral Agent’s errors or omissions in the administration of the Guarantied Obligations;

(v) (a) any principles or provisions of law, statutory or otherwise, which are or might be in conflict with the terms of this Guaranty and any legal or equitable discharge of such Guarantor’s obligations hereunder, (b) the benefit of any statute of limitations affecting the Guarantied Obligations or such Guarantor’s liability hereunder or the enforcement hereof, (c) any rights to set-offs, recoupments and counterclaims, and (d) promptness, diligence and any requirement that Prudential, any Holder or the Collateral Agent protect, maintain, secure, perfect or insure any Lien or any property subject thereto;

(vi) notices (a) of nonperformance or dishonor, (b) of acceptance of this Guaranty by Prudential, any Holder, such Guarantor or any other Guarantor, (c) of default in respect of the Guarantied Obligations or any other guaranty, (d) of the existence, creation or incurrence of new or additional indebtedness, arising either from additional loans extended to the

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Company or otherwise, including without limitation, as a result of the issuance of any Notes, (e) that the principal amount, or any portion thereof, and/or any interest or Yield-Maintenance Amount on any document or instrument evidencing all or any part of the Guarantied Obligations is due, (f) of any and all proceedings to collect from the Company, any Guarantor or any other guarantor of all or any part of the Guarantied Obligations, or from anyone else, (g) of exchange, sale, surrender or other handling of any security or collateral given to Prudential, any Holder or the Collateral Agent to secure payment of the Guarantied Obligations or any guaranty therefor, (h) of renewal, extension or modification of any of the Guarantied Obligations, (i) of assignment, sale or other transfer of any Note to a Transferee, or (j) of any of the matters referred to in paragraph 2B and any right to consent to any thereof;

(vii) presentment, demand for payment or performance and protest and notice of protest with respect to the Guarantied Obligations or any guaranty with respect thereto; and

(viii) any defenses or benefits that may be derived from or afforded by law which limit the liability of or exonerate guarantors or sureties, or which may conflict with the terms of this Guaranty.

Each Guarantor agrees that neither Prudential, any Holder nor the Collateral Agent shall be under any obligation to marshall any assets in favor of such Guarantor or against or in payment of any or all of the Guarantied Obligations.

No Guarantor will exercise any rights which it may have acquired by way of subrogation under this Guaranty, by any payment made hereunder or otherwise, or accept any payment on account of such subrogation rights, or any rights of exoneration, reimbursement or indemnity or contribution or any rights or recourse to any security for the Guarantied Obligations or this Guaranty unless at the time of such Guarantor’s exercise of any such right there shall have been performed and indefeasibly paid in full in cash all of the Guarantied Obligations.

2E. Revival. Each Guarantor agrees that, if any payment made by the Company or any other Person is applied to the Guarantied Obligations and is at any time annulled, set aside, rescinded, invalidated, declared to be fraudulent or preferential or otherwise required to be refunded or repaid, or the proceeds of the Collateral or any other security are required to be returned by Prudential, any Holder or the Collateral Agent to the Company, its estate, trustee, receiver or any other Person, including, without limitation, such Guarantor, under any bankruptcy law, state or federal law, common law or equitable cause, then, to the extent of such payment or repayment, such Guarantor’s liability hereunder (and any lien, security interest or other collateral securing such liability) shall be and remain in full force and effect, as fully as if such payment had never been made, or, if prior thereto this Guaranty shall have been canceled or surrendered (and if any lien, security interest or other collateral securing such Guarantor’s liability hereunder shall have been released or terminated by virtue of such cancellation or surrender), this Guaranty (and such lien, security interest or other collateral) shall be reinstated and returned in full force and effect, and such prior cancellation or surrender shall not diminish, release, discharge, impair or otherwise affect the obligations of such Guarantor in respect of the amount of such payment (or any lien, security interest or other collateral securing such obligation). The provisions of this paragraph 2E shall survive termination of the covenants and agreements of each Guarantor contained in this Guaranty.

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2F Obligation to Keep Informed. Each Guarantor shall be responsible for keeping itself informed of the financial condition of the Company and any other Persons primarily or secondarily liable on the Guarantied Obligations or any portion thereof, and of all other circumstances bearing upon the risk of nonpayment of the Guarantied Obligations or any portion thereof, and each Guarantor agrees that neither Prudential nor any Holder shall have any duty to advise such Guarantor of information known to Prudential or such Holder regarding such condition or any such circumstance. If Prudential or any Holder, in its discretion, undertakes at any time or from time to time to provide any such information to any Guarantor, neither Prudential nor such Holder shall be under any obligation (i) to undertake any investigation, whether or not a part of its regular business routine, (ii) to disclose any information which Prudential or such Holder wishes to maintain confidential, or (iii) to make any other or future disclosures of such information or any other information to any Guarantor.

2G Bankruptcy. If any Event of Default specified in clauses (vii), (viii) (ix), (x) or (xi) of paragraph 7A of the Note Agreement shall occur and be continuing, then each Guarantor agrees to immediately pay to the Holders the full outstanding amount of the Guarantied Obligations without notice.

3. REPRESENTATIONS AND WARRANTIES.

Each Guarantor represents, covenants and warrants as follows:

3A Organization. Such Guarantor is a company duly organized and existing in good standing under the laws of its state of organization and is qualified to do business and in good standing in every jurisdiction where the ownership of its property or the nature of the business conducted by it makes such qualification necessary and in which the failure to be so qualified could be reasonably likely to result in a Material Adverse Effect.

3B Power and Authority. Such Guarantor and each Subsidiary of such Guarantor has all requisite power to conduct its business as currently conducted and as currently proposed to be conducted. Such Guarantor has all requisite power to execute, deliver and perform its obligations under this Guaranty. The execution, delivery and performance of this Guaranty have been duly authorized by all requisite action and this Guaranty has been duly executed and delivered by authorized officers of such Guarantor and are valid obligations of such Guarantor, legally binding upon and enforceable against such Guarantor in accordance with their terms, except as such enforceability may be limited by (i) bankruptcy, insolvency, reorganization or other similar laws affecting the enforcement of creditors’ rights generally and (ii) general principles of equity (regardless of whether such enforceability is considered in a proceeding in equity or at law).

3C Conflicting Agreements and Other Matters. The execution and delivery of this Guaranty, the offering, issuance and sale of the Notes, and the performance of the terms and provisions hereof will not conflict with, or result in a breach of the terms, conditions or provisions of, or constitute a default under, or result in any violation of, or result in the creation of any Lien, other than Liens created pursuant to the Collateral Documents, upon any of the properties or assets of such Guarantor or any of its Subsidiaries pursuant to, the certificate of incorporation or articles of organization (as the case may be), the by-laws or limited

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liability company agreement (as the case may be) of such Guarantor or any of its Subsidiaries, any award of any arbitrator or any agreement (including any agreement with stockholders of such Guarantor or Persons with direct or indirect ownership interests in stockholders of such Guarantor), instrument, order, judgment, decree, statute, law, rule or regulation to which such Guarantor or any of its Subsidiaries is subject. Neither such Guarantor nor any of its Subsidiaries is a party to, or otherwise subject to any provision contained in, any instrument evidencing any Indebtedness of such Guarantor or such Subsidiary, any agreement relating thereto or any other contract or agreement (including its charter) which limits the amount of, or otherwise imposes restrictions on the incurring of, obligations of such Guarantor of the type to be evidenced by this Guaranty except as set forth in the agreements listed in Schedule 8G attached to the Note Agreement (as such Schedule 8G may have been modified from time to time by written supplements thereto delivered by the Company and accepted in writing by Prudential).

3D ERISA. The execution and delivery of this Guaranty will be exempt from, or will not involve any transaction which is subject to, the prohibitions of section 406 of ERISA and will not involve any transaction in connection with which a penalty could be imposed under section 502(i) of ERISA or a tax could be imposed pursuant to section 4975 of the Code.

3E Governmental Consent. Neither the nature of such Guarantor or of any Subsidiary of such Guarantor nor any of their respective businesses or properties, nor any relationship between such Guarantor or any Subsidiary of such Guarantor and any other Person, nor any circumstance in connection with the execution, delivery and performance of this Guaranty, nor the offering, issuance, sale or delivery of the Notes is such as to require any authorization, consent, approval, exemption or other action by or notice to or filing with any court or administrative or governmental body (including, without limitation, notifications required by the Hart-Scott-Rodino Antitrust Improvements Act of 1976, but excluding routine filings after the date of closing with the Securities and Exchange Commission and/or state Blue Sky authorities) other than filings and recordings necessary to perfect the Liens in the Collateral intended to be created by the Collateral Documents.

3F Regulatory Status. Neither such Guarantor nor any Subsidiary of such Guarantor is (i) an “investment company” or a company “controlled” by an “investment company” within the meaning of the Investment Company Act of 1940, as amended, (ii) a “holding company” or a “subsidiary company” or an “affiliate” of a “holding company” or a “subsidiary company” of a “holding company”, within the meaning of the Public Utility Holding Company Act of 2005, as amended, or (iii) a “public utility” within the meaning of the Federal Power Act, as amended.

3G Actions by the Guarantor and its Subsidiaries. Each Guarantor covenants that it will not take any action that would directly or indirectly result in an Event of Default or Default.

4. MISCELLANEOUS.

4A. Successors, Assigns and Participants. This Guaranty shall be binding upon each Guarantor and its successors and assigns and shall inure to the benefit of Prudential

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and each Holder and their respective successors, transferees and assigns; all references herein to each Guarantor shall be deemed to include its successors and assigns, and all references herein to Prudential or any Holder shall be deemed to include their respective successors and assigns. This Guaranty shall be enforceable by Prudential and each Holder and any of Prudential’s or such Holder’s successors, assigns and participants, and any such successors and assigns shall have the same rights and benefits with respect to each Guarantor under this Guaranty as Prudential or such Holder hereunder.

4B Consent to Amendments. This Guaranty may be amended, and each Guarantor may take any action herein prohibited, or omit to perform any act herein required to be performed by it, if such Guarantor shall obtain the written consent to such amendment, action or omission to act, of the Required Holder(s) of the Notes, except that, without the written consent of all of the Holders, (i) no amendment to or waiver of the provisions of this Guaranty shall change or affect the provisions of this paragraph 4B insofar as such provisions relate to proportions of the principal amount of the Notes, or the rights of any individual Holder, required with respect to any consent, (ii) no Guarantor shall be released from this Guaranty, and (iii) no amendment, consent or waiver with respect to paragraph 2A or the definition of “Guarantied Obligations” (except to add additional obligations of the Company) shall be effective. Each Holder at the time or thereafter outstanding shall be bound by any consent authorized by this paragraph 4B, whether or not the Notes held by such Holder shall have been marked to indicate such consent, but any Notes issued thereafter may bear a notation referring to any such consent. No course of dealing between any Guarantor and Prudential, any Holder or the Collateral Agent nor any delay in exercising any rights hereunder or under any Note shall operate as a waiver of any rights of Prudential or any Holder. As used herein, the term “this Guaranty” and references thereto shall mean this Guaranty as it may from time to time be amended or supplemented. Notwithstanding the foregoing, this Guaranty may be amended by the addition of additional Guarantors pursuant to a Guaranty Joinder in the form of Exhibit A hereto without any consent by any Guarantor, Prudential or any Holder.

4C Survival of Representations and Warranties; Entire Agreement. All representations and warranties contained herein or made in writing by or on behalf of each Guarantor in connection herewith shall survive the execution and delivery of this Guaranty, the transfer by any Holder of any Note or portion thereof or interest therein and the payment of any Note, and may be relied upon by any Transferee, regardless of any investigation made at any time by or on behalf of Prudential, any Holder or any Transferee. Subject to the two preceding sentences, this Guaranty embodies the entire agreement and understanding between the parties hereto with respect to the subject matter hereof and supersedes all prior agreements and understandings relating to the subject matter hereof.

4D Notices. All written communications provided for hereunder shall be sent by first class mail or telegraphic notice or nationwide overnight delivery service (with charges prepaid) or by hand delivery or telecopy and addressed:

(i)	in the case of any Guarantor, to:

c/o Advanced Drainage Systems, Inc.

Attention: Mark B. Sturgeon

4640 Trueman Boulevard,

Hilliard, Ohio 43026-2438

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(ii) in the case of Prudential or any Holder, to the address specified for notices to Prudential or such Holder under the Note Agreement;

or, in either case, at such other address as shall be designated by such Person in a written notice to the other parties hereto.

4E Descriptive Headings; Advice of Counsel; Interpretation. The descriptive headings of the several sections of this Guaranty are inserted for convenience only and do not constitute a part of this Guaranty. Each Guarantor represents to Prudential and the Holders that such Guarantor has been represented by counsel in connection with this Guaranty, that such Guarantor has discussed this Guaranty with its counsel and that any and all issues with respect to this Guaranty have been resolved as set forth herein. No provision of this Guaranty shall be construed against or interpreted to the disadvantage of Prudential or any Holder by any court or other governmental or judicial authority by reason of Prudential or such Holder having or being deemed to have structured, drafted or dictated such provision.

4F Satisfaction Requirement. If any agreement, certificate or other writing, or any action taken or to be taken, is by the terms of this Guaranty required to be satisfactory to Prudential, any Holder or the Required Holder(s) of the Notes, the determination of such satisfaction shall be made by Prudential, such Holder or such Required Holder(s), as the case may be, in the sole and exclusive judgment (exercised in good faith) of the Person or Persons making such determination.

4G Governing Law. THIS GUARANTY SHALL BE CONSTRUED AND ENFORCED IN ACCORDANCE WITH, AND THE RIGHTS OF THE PARTIES SHALL BE GOVERNED BY, THE LAW OF THE STATE OF NEW YORK (EXCLUDING ANY CONFLICTS OF LAW RULES WHICH WOULD OTHERWISE CAUSE THIS GUARANTY TO BE CONSTRUED OR ENFORCED IN ACCORDANCE WITH, OR THE RIGHTS OF THE PARTIES TO BE GOVERNED BY, THE LAWS OF ANY OTHER JURISDICTION).

4H Counterparts; Facsimile Signatures. This Guaranty may be executed in any number of counterparts, each of which shall be an original but all of which together shall constitute one and the same agreement. It shall not be necessary in making proof of this Guaranty to produce or account for more than one such counterpart. Delivery of an executed counterpart of a signature page to this Guaranty by facsimile or electronic transmission shall be effective as delivery of a manually executed counterpart of this Guaranty.

4I Counsel’s Opinion. Each Guarantor authorizes the counsel referred to in paragraph 3C of the Note Agreement to deliver the opinion referred to in such paragraph.

4J SUBMISSION TO JURISDICTION; WAIVER OF JURY TRIAL. ANY LEGAL ACTION OR PROCEEDING WITH RESPECT TO THIS GUARANTY OR THE OTHER TRANSACTION DOCUMENTS MAY BE BROUGHT IN THE COURTS OF THE STATE OF NEW YORK IN BOROUGH OF MANHATTAN IN NEW

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YORK CITY, NEW YORK OR OF THE UNITED STATES FOR THE SOUTHERN DISTRICT OF NEW YORK AND, BY EXECUTION AND DELIVERY OF THIS GUARANTY, EACH GUARANTOR HEREBY IRREVOCABLY ACCEPTS, UNCONDITIONALLY, THE JURISDICTION OF THE AFORESAID COURTS WITH RESPECT TO ANY SUCH ACTION OR PROCEEDING. EACH GUARANTOR FURTHER IRREVOCABLY CONSENTS TO THE SERVICE OF PROCESS OUT OF ANY OF THE AFOREMENTIONED COURTS IN ANY SUCH ACTION OR PROCEEDING BY THE MAILING OF COPIES THEREOF BY REGISTERED OR CERTIFIED MAIL, POSTAGE PREPAID, TO IT AT ITS ADDRESS PROVIDED IN PARAGRAPH 4D(i), SUCH SERVICE TO BECOME EFFECTIVE UPON RECEIPT. EACH GUARANTOR AGREES THAT A FINAL JUDGMENT IN ANY SUCH ACTION OR PROCEEDING SHALL BE CONCLUSIVE AND MAY BE ENFORCED IN ANY OTHER JURISDICTION BY SUIT ON SUCH JUDGMENT OR IN ANY OTHER MANNER PROVIDED BY LAW. NOTHING HEREIN SHALL AFFECT THE RIGHT OF PRUDENTIAL OR ANY HOLDER TO SERVE PROCESS IN ANY OTHER MANNER PERMITTED BY LAW OR TO COMMENCE LEGAL PROCEEDINGS OR OTHERWISE PROCEED AGAINST ANY GUARANTOR IN ANY OTHER JURISDICTION. EACH GUARANTOR HEREBY IRREVOCABLY WAIVES ANY OBJECTION WHICH IT MAY NOW OR HEREAFTER HAVE TO THE LAYING OF VENUE OF ANY OF THE AFORESAID ACTIONS OR PROCEEDINGS ARISING OUT OF OR IN CONNECTION WITH THIS GUARANTY BROUGHT IN ANY OF THE AFORESAID COURTS AND HEREBY FURTHER IRREVOCABLY WAIVES AND AGREES NOT TO PLEAD OR CLAIM IN ANY SUCH COURT THAT ANY SUCH ACTION OR PROCEEDING BROUGHT IN ANY SUCH COURT HAS BEEN BROUGHT IN AN INCONVENIENT FORUM. TO THE EXTENT THAT ANY GUARANTOR HAS OR MAY HEREAFTER ACQUIRE IMMUNITY FROM JURISDICTION OF ANY COURT OR FROM ANY LEGAL PROCESS (WHETHER THROUGH SERVICE OF NOTICE, ATTACHMENT PRIOR TO JUDGMENT, ATTACHMENT IN AID OF EXECUTION, EXECUTION OR OTHERWISE WITH RESPECT TO ITSELF OR ITS PROPERTY, SUCH GUARANTOR HEREBY IRREVOCABLY WAIVES SUCH IMMUNITY IN RESPECT OF ITS OBLIGATIONS UNDER THIS GUARANTY. EACH GUARANTOR HEREBY IRREVOCABLY WAIVES ANY AND ALL RIGHT TO TRIAL BY JURY IN ANY LEGAL PROCEEDING ARISING OUT OF OR RELATING TO THIS GUARANTY OR THE TRANSACTIONS CONTEMPLATED THEREBY.

4K Independence of Covenants. All covenants hereunder shall be given independent effect so that if a particular action or condition is prohibited by any one of such covenants, the fact that it would be permitted by an exception to, or otherwise be in compliance within the limitations of, another covenant shall not avoid the occurrence of a Default or an Event of Default if such action is taken or such condition exists.

4L Severability. Any provision of this Guaranty which is prohibited or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such prohibition or unenforceability without invalidating the remaining provisions hereof, and any such prohibition or unenforceability in any jurisdiction shall not invalidate or render unenforceable such provision in any other jurisdiction.

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4M. Contribution with Respect to Guaranty Obligations. At all times when there is more than one Guarantor party hereto, each Guarantor party hereto agrees as follows:

(i) To the extent any Guarantor shall make a payment of all or any of the Guarantied Obligations (a “Guarantor Payment”) that exceeds the amount that such Guarantor would otherwise have paid, taking into account all other Guarantor Payments then previously or concurrently made by any other Guarantor, if each Guarantor had paid the aggregate Guarantied Obligations satisfied by all such Guarantor Payments in the same proportion that such Guarantor’s Allocable Amount (as determined immediately prior to such Guarantor Payment) bore to the aggregate Allocable Amounts of all Guarantors (as determined immediately prior to such Guarantor Payment), then, after the Guarantied Obligations shall be indefeasibly paid in full in cash and no Holder shall have any commitment under the Note Agreement, such Guarantor shall be entitled to receive contribution and indemnification payments from and be reimbursed by each other Guarantor for the amount of such excess, pro rata based upon their respective Allocable Amounts in effect immediately prior to such Guarantor Payment.

(ii) As of any date of determination, the “Allocable Amount” of any Guarantor shall be equal to the maximum amount of the claim that could then be recovered from such Guarantor under this Section 4M without rendering such claim void, voidable or otherwise unenforceable under, any fraudulent conveyance or fraudulent transfer law, including Section 548 of the Bankruptcy Code.

(iii) This Section 4M is intended only to define the relative rights of Guarantors, and nothing in this Section 4M is intended to or shall impair the obligations of Guarantors, jointly and severally, to pay any amounts as and when the same shall become due and payable in accordance with this Guaranty.

(iv) The rights of contribution and indemnification hereunder shall constitute assets of the Guarantor to which such contribution and indemnification is owing.

(v) The rights of the indemnifying Guarantors against other Guarantors under this Section 4M shall be exercisable once the Guarantied Obligations shall be indefeasibly paid in full in cash and no Holder shall have any commitment under the Note Agreement.

[signature pages follow]

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IN WITNESS WHEREOF, each Guarantor has caused this Guaranty Agreement to be duly executed as of the date first above written.

[GUARANTORS]

By:

Name:

Title:

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GUARANTOR SCHEDULE

[GUARANTORS]

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EXHIBIT A

[FORM OF JOINDER AGREEMENT TO GUARANTY AGREEMENT]

JOINDER AGREEMENT NO.          TO GUARANTY AGREEMENT

RE: ADVANCED DRAINAGE SYSTEMS, INC.

This Joinder Agreement is made as of                     , in favor of Prudential Investment Management, Inc. (“Prudential”) and the Holders (as such term is defined in the Guaranty, as hereinafter defined).

A. Reference is made to the Guaranty Agreement made as of September 24, 2010 (as such guarantee may be supplemented, amended, restated or consolidated from time to time, the “Guaranty”) by certain Persons in favor of Prudential and the Holders, under which such Persons have guaranteed to Prudential and the Holders the due payment and performance by Advanced Drainage Systems, Inc. a Delaware corporation ( the “Company”) of the Guarantied Obligations (as defined in the Guaranty).

B. Capitalized terms used but not otherwise defined in this Joinder Agreement have the respective meanings given to such terms in the Guaranty, including the definitions of terms incorporated in the Guaranty by reference to other agreements.

C. Section 4B of the Guaranty provides that additional Persons may from time to time after the date of the Guaranty become Guarantors under the Guaranty by executing and delivering to Prudential and the Holders a supplemental agreement to the Guaranty in the form of this Joinder Agreement.

For valuable consideration, each of the undersigned (each a “New Guarantor”) severally (and not jointly, or jointly and severally) agrees as follows:

1. Each of the New Guarantors has received a copy of, and has reviewed, the Guaranty and the Transaction Documents in existence on the date of this Joinder Agreement and is executing and delivering this Joinder Agreement to Prudential and the Holders pursuant to paragraph 4B of the Guaranty.

2. Effective from and after the date this Joinder Agreement is executed and delivered to Prudential and the Holders by any one of the New Guarantors (and irrespective of whether this Joinder Agreement has been executed and delivered by any other Person), such New Guarantor is, and shall be deemed for all purposes to be, a Guarantor under the Guaranty with the same force and effect, and subject to the same agreements, representations, guarantees, indemnities, liabilities and obligations, as if such New Guarantor was, effective as of the date of this Joinder Agreement, an original signatory to the Guaranty as a Guarantor. In furtherance of the foregoing, each of the New Guarantors jointly and severally guarantees to Prudential and the Holders in accordance with the provisions of the Guaranty the due and punctual payment and performance in full of each of the Guarantied Obligations as each such Guarantied Obligation becomes due from time to time (whether because of maturity, default, demand, acceleration or otherwise) and understands, agrees and confirms that Prudential and the Holders may enforce the

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Guaranty and this Joinder Agreement against such New Guarantor for the benefit of Prudential and the Holders up to the full amount of the Guarantied Obligations without proceeding against any other Guarantor, the Company, any other Person, or any collateral securing the Guarantied Obligations; provided, however, with respect to any Foreign Holding Company which is a Guarantor hereunder, recourse against any such Foreign Holding Company shall be limited to the Collateral pledged to the Collateral Agent by such Foreign Holding Company under the Pledge Agreement. The terms and provisions of the Guaranty are incorporated by reference in this Joinder Agreement.

3. Upon this Joinder Agreement bearing the signature of any Person claiming to have authority to bind any New Guarantor coming into the hands of Prudential or any Holder, and irrespective of whether this Joinder Agreement or the Guaranty has been executed by any other Person, this Joinder Agreement will be deemed to be finally and irrevocably executed and delivered by, and be effective and binding on, and enforceable against, such New Guarantor free from any promise or condition affecting or limiting the liabilities of such New Guarantor and such New Guarantor shall be, and shall be deemed for all purposes to be, a Guarantor under the Guaranty. No statement, representation, agreement or promise by any officer, employee or agent of Prudential or any Holder forms any part of this Joinder Agreement or the Guaranty or has induced the making of this Joinder Agreement or the Guaranty by any of the New Guarantors or in any way affects any of the obligations or liabilities of any of the New Guarantors in respect of the Guarantied Obligations.

4. This Joinder Agreement may be executed in counterparts. Each executed counterpart shall be deemed to be an original and all counterparts taken together shall constitute one and the same Joinder Agreement. Delivery of an executed counterpart of a signature page to this Joinder Agreement by facsimile or electronic transmission shall be effective as delivery of a manually executed counterpart of this Joinder Agreement.

5. This Joinder Agreement is a contract made under, and will for all purposes be governed by and interpreted and enforced according to, the internal laws of the State of New York excluding any conflict of laws rule or principle which might refer these matters to the laws of another jurisdiction.

6. This Joinder Agreement and the Guaranty shall be binding upon each of the New Guarantors and the successors of each of the New Guarantors. None of the New Guarantors may assign any of its obligations or liabilities in respect of the Guarantied Obligations.

IN WITNESS OF WHICH this Joinder Agreement has been duly executed and delivered by each of the New Guarantors as of the date indicated on the first page of this Joinder Agreement.

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[NEW GUARANTOR]

By:
Name:
Title:

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EXHIBIT E-2

[Form of Confirmation of Guaranty Agreement]

CONFIRMATION OF GUARANTY AGREEMENT

THIS CONFIRMATION OF GUARANTY AGREEMENT (this “Confirmation”) is entered into on a joint and several basis by each of the undersigned (which parties are hereinafter referred to individually as a “Guarantor” and collectively as the “Guarantors”) in favor of the holders of the Notes (as defined below) from time to time (the “Holders”).

WHEREAS, each of the Guarantors is a direct or indirect Subsidiary of Advanced Drainage Systems, Inc. (the “Company”);

WHEREAS, the Company has entered into that certain Amended and Restated Private Shelf Agreement, dated as of September 24, 2010, between the Company, on one hand, and Prudential Investment Management, Inc., and each Prudential Affiliate which becomes a party thereto, on the other hand (the “Note Agreement”), pursuant to which the Company may issue senior promissory notes in the aggregate principal amount of up to $100,000,000, from time to time (as amended, supplemented, restated or otherwise modified from time to time, the “Shelf Note” or, “Notes”);

WHEREAS, the Guarantors have guarantied the obligations of the Company under the Note Agreement and the Notes pursuant to that certain Guaranty Agreement, dated as of September 24, 2010, made by [certain of] the undersigned[, and joined by certain of the undersigned pursuant to that certain Joinder Agreement dated as of                     ], in favor of each holder (as amended, supplemented or otherwise modified, the “Guaranty”). Capitalized terms used herein and not otherwise defined shall have the meanings given in the Guaranty;

WHEREAS, pursuant to that certain Request for Purchase dated as of                      and that certain Confirmation of Acceptance dated as of                     , the Company will issue and certain Prudential Affiliates (the “Series              Purchasers”) will purchase the Company’s     % Series          Senior Notes Due              (the “Series              Notes”);

WHEREAS, each Guarantor will benefit from the proceeds of the issuance of the Series          Notes; and

WHEREAS, the Holders have required as a condition to the effectiveness of the Series          Purchasers’ obligation to purchase the Series          Notes that each of the Guarantors execute and deliver this Confirmation and reaffirm that the Guaranty secures and guarantees the liabilities and obligations of the Company under the Series          Notes.

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NOW, THEREFORE, in order to induce, and in consideration of, the purchase of the Series          Notes by the Series          Purchasers, each Guarantor hereby, jointly and severally, covenants and agrees with, and represents and warrants to, each of the Series          Purchasers and each Holder from time to time of the Notes as follows:

1. Confirmation. Each Guarantor, hereby ratifies and reaffirms all of its payment and performance obligations, contingent or otherwise, under the Guaranty, and confirms and agrees that each reference in the Guaranty to the Guaranteed Obligations (as defined in the Guaranty) is construed to hereafter include the Series          Notes. Each Guarantor acknowledges that the Guaranty remains in full force and effect and is hereby ratified and confirmed. Without limiting the generality of the foregoing, each Guarantor hereby acknowledges and confirms that it intends that the Guaranty will continue to secure, to the fullest extent provided thereby, the payment and performance of all Guarantied Obligations, including, without limitation, the payment and performance of the Series          Notes. Each Guarantor confirms and agrees that, with respect to the Guaranty, each and every covenant, condition, obligation, representation (except those representations which relate only to a specific date, which are confirmed as of such date only), warranty and provision set forth therein is, and shall continue to be, in full force and effect and are hereby confirmed and ratified in all respects; provided, however, with respect to any Foreign Holding Company which is a Guarantor hereunder, recourse against any such Foreign Holding Company shall be limited to the Collateral pledged to the Collateral Agent by such Foreign Holding Company under the Pledge Agreement.

2. Successors and Assigns. All covenants and other agreements contained in this Confirmation by or on behalf of any of the parties hereto bind and inure to the benefit of their respective successors and assigns (including, without limitation, any subsequent Holder of a Note) whether so expressed or not.

3. No Waiver. The execution of this Confirmation shall not operate as a novation, waiver of any right, power or remedy of Prudential or any holder, nor constitute a waiver of any provision of the Note Purchase Agreement or any Note.

4. Governing Law. This Confirmation shall be construed and enforced in accordance with, and the rights of the parties shall be governed by, the law of the State of New York excluding choice-of-law principles of the law of such State that would require the application of the laws of a jurisdiction other than such State.

5. Severability. Any provision of this Confirmation that is prohibited or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such prohibition or unenforceability without invalidating the remaining provisions hereof, and any such prohibition or unenforceability in any jurisdiction shall (to the full extent permitted by law) not invalidate or render unenforceable such provision in any other jurisdiction.

6. Counterparts; Facsimile Signatures. This Confirmation may be executed in any number of counterparts, each of which shall be an original but all of which together shall constitute one instrument. Each counterpart may consist of a number of copies hereof, each signed by less than all, but together signed by all, of the parties hereto. Delivery of an executed counterpart of a signature page to this Confirmation by facsimile or electronic transmission shall be effective as delivery of a manually executed counterpart of this Confirmation.

7. Section Headings. The section headings herein are for convenience of reference only, and shall not affect in any way the interpretation of any of the provisions hereof.

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8. Authorization. Each Guarantor is duly authorized to execute and deliver this Confirmation, and, is and will continue to be duly authorized to perform its obligations under the Guaranty.

9. No Defenses. Each Guarantor hereby represents and warrants to, and covenants that, as of the date hereof, (a) such Guarantor has no defenses, offsets or counterclaims of any kind or nature whatsoever against Prudential or any Holder with respect to the Guarantied Obligations, or any action previously taken or not taken by Prudential or any holder with respect thereto, and (b) that Prudential and each Holder has fully performed all obligations to such Guarantor which it may have had or has on and as of the date hereof.

[signature page follows]

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IN WITNESS WHEREOF, this Confirmation of Guaranty Agreement has been duly executed and delivered as of the date first above written.

[GUARANTORS]

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EXHIBIT F

[FORM OF OPINION OF COMPANY’S AND GUARANTORS’ COUNSEL]

Prudential Investment Management, Inc.

The Prudential Insurance Company of America

Prudential Retirement Insurance and Annuity Company

Pruco Life Insurance Company

c/o Prudential Capital Group

Two Prudential Plaza

Suite 5600

Chicago, Illinois 60601

Re:	Amended and Restated Private Shelf Agreement between Advanced Drainage Systems, Inc., Prudential Investment Management, Inc. and each Prudential Affiliate that is or becomes a party thereto

Ladies and Gentlemen:

We have acted as special counsel to Advanced Drainage Systems, Inc., a Delaware corporation (“ADS” or “Borrower”), Hancor Holding Corporation, a Delaware corporation (“HHC”), Hancor International, Inc., a Delaware corporation (“Hancor International”), ADS Ventures, Inc., a Delaware corporation (“Ventures”), ADS Structures, Inc. a Delaware corporation (“Structures”), ADS Worldwide, Inc., a Delaware corporation (“Worldwide”), ADS International, Inc., a Delaware corporation (“International”), Spartan Concrete, Inc., a Delaware corporation (“Spartan”), StormTech LLC, a Delaware limited liability company (“StormTech”) and, together with ADS, HHC, Hancor International, Ventures, Structures, Worldwide, International and Spartan, the “Delaware Transaction Parties” and each individually, a “Delaware Transaction Party”), Hancor, Inc., an Ohio corporation (“Hancor”), Media Plus, Inc., an Ohio corporation (“Media Plus”) Advanced Drainage of Ohio, Inc., an Ohio corporation (“ADS Ohio” and, collectively with Hancor and Media Plus, the “Ohio Transaction Parties” and each an “Ohio Transaction Party”), PSA, Inc., a Maine corporation (“PSA”) and Sewer Tap, Inc., an Oregon corporation (“Sewer Tap” and, collectively with the Delaware Transaction Parties, the Ohio Transaction Parties and PSA, the “Transaction Parties” and each, individually, a “Transaction Party”) in connection with the Amended and Restated Private Shelf Agreement, dated as of September 24, 2010, between the Borrower, on one hand, and Prudential Investment Management, Inc. and each Prudential Affiliate which becomes a party thereto (collectively, the “Purchasers”), on the other hand (the “Note Agreement”), pursuant to which the Borrower has issued to you today the     .    % Senior Secured Series          Notes due                      of the Borrower in the aggregate principal amount of $75,000,000 (the “Notes”). All terms used herein that are defined in the Note Agreement have the respective meanings specified in the Note Agreement unless otherwise defined herein. This letter is being delivered to you at the request of the Borrower in satisfaction of the condition set forth in paragraph 3C of the Note Agreement.

The Transaction Parties other than the Borrower are each referred to herein as a “Guarantor” and collectively as the “Guarantors”. The Uniform Commercial Code, as amended and in effect in the State of Ohio on the date hereof, is referred to herein as the “OH UCC.” The Uniform Commercial Code, as amended and in effect in the State of Delaware on the date hereof, is referred to herein as the “Del. UCC.” The OH UCC and the Del. UCC are referred to herein, collectively, as the “UCC.” With your permission, all assumptions and statements of reliance herein have been made without any independent investigation or verification on our part except to the extent, if any, otherwise expressly stated, and we express no opinion with respect to the subject matter or accuracy of the assumptions or items upon which we have relied.

In connection with the opinions expressed herein, we have examined such resolutions, shareholder or member actions, other documents, records, and matters of law as we have deemed necessary for the purposes of such opinions. We have examined, among other documents, the following:

1. an executed copy of the Note Agreement;

2. executed copies of Notes;

3. an executed copy of the Guaranty Agreement, dated as of September **, 2010 (the “Guaranty Agreement”), executed by each of the Guarantors in favor of the Purchasers;

4. an executed copy of the Security Agreement, dated as of September **, 2010 (the “Security Agreement”), executed by each of the Transaction Parties in favor of PNC Bank, National Association, as administrative agent and collateral agent (in such capacities, the “Administrative Agent” or “Collateral Agent”);

5. an executed copy of the Pledge Agreement, dated as of September **, 2010 (the “Pledge Agreement”), executed by each of the Transaction Parties in favor of the Collateral Agent;

6. an executed copy of the Patent, Trademark and Copyright Security Agreement, dated as of September **, 2010 (the “IP Security Agreement”), executed by each of the Transaction Parties in favor of the Collateral Agent;

7. an executed copy of the Intercompany Subordination Agreement, dated as of September **, 2010 (the “Intercompany Subordination Agreement”), executed by each of the Transaction Parties;

8. an executed copy of the Intercreditor Agreement, dated as of September **, 2010 (the “Intercreditor Agreement”), executed by each of the Transaction Parties, the Administrative Agent, the Collateral Agent and the Senior Noteholders (2010) (as such term is more particularly identified and described in the Intercreditor Agreement);

9. the Officer’s Certificate of each Transaction Party delivered to us in connection with this opinion letter, in the form of each of which is attached hereto as Exhibits A-1 through A-14 (as to each such Transaction Party, the “Officer’s Certificate”);

10. an unfiled copy of a financing statement naming ADS as debtor and the Collateral Agent as secured party (the “ADS Financing Statement”), a copy of which is attached hereto as Exhibit B-1, which ADS Financing Statement we understand will be filed in the office of the Secretary of State of the State of Delaware (such office, the “Delaware Filing Office”);

11. an unfiled copy of a financing statement naming HHC as debtor and the Collateral Agent as secured party (the “HHC Financing Statement”), a copy of which is attached hereto as Exhibit B-2, which HHC Financing Statement we understand will be filed in the Delaware Filing Office;

12. an unfiled copy of a financing statement naming Hancor International as debtor and the Collateral Agent as secured party (the “Hancor International Financing Statement”), a copy of which is attached hereto as Exhibit B-3, which Hancor International Financing Statement we understand will be filed in the Delaware Filing Office;

13. an unfiled copy of a financing statement naming Ventures as debtor and the Collateral Agent as secured party (the “Ventures Financing Statement”), a copy of which is attached hereto as Exhibit B-4, which Ventures Financing Statement we understand will be filed in the Delaware Filing Office;

14. an unfiled copy of a financing statement naming Structures as debtor and the Collateral Agent as secured party (the “Structures Financing Statement”), a copy of which is attached hereto as Exhibit B-5, which Structures Financing Statement we understand will be filed in the Delaware Filing Office;

15. an unfiled copy of a financing statement naming Worldwide as debtor and the Collateral Agent as secured party (the “Worldwide Financing Statement”), a copy of which is attached hereto as Exhibit B-6, which Worldwide Financing Statement we understand will be filed in the Delaware Filing Office;

16. an unfiled copy of a financing statement naming International as debtor and the Collateral Agent as secured party (the “International Financing Statement”), a copy of which is attached hereto as Exhibit B-7, which International Financing Statement we understand will be filed in the Delaware Filing Office;

17. an unfiled copy of a financing statement naming Spartan as debtor and the Collateral Agent as secured party (the “Spartan Financing Statement”), a copy of which is attached hereto as Exhibit B-8, which Spartan Financing Statement we understand will be filed in the Delaware Filing Office;

18. an unfiled copy of a financing statement naming StormTech as debtor and the Collateral Agent as secured party (the “StormTech Financing Statement”; and together with the ADS Financing Statement, the HCC Financing Statement, the Hancor International Financing Statement, the Ventures Financing Statement, the Structures Financing Statement, the

Worldwide Financing Statement, the International Financing Statement and the Spartan Financing Statement, the “Delaware Financing Statements”), a copy of which is attached hereto as Exhibit B-9, which StormTech Financing Statement we understand will be filed in the Delaware Filing Office;

19. an unfiled copy of a financing statement naming Hancor as debtor and the Collateral Agent as secured party (the “Hancor Financing Statement”), a copy of which is attached hereto as Exhibit C-1, which Hancor Financing Statement we understand will be filed in the office of the Secretary of State of the State of Ohio (such office, the “Ohio Filing Office”);

20. an unfiled copy of a financing statement naming Media Plus as debtor and the Collateral Agent as secured party (the “Media Plus Financing Statement”), a copy of which is attached hereto as Exhibit C-2, which Media Plus Financing Statement we understand will be filed in the Ohio Filing Office;

21. an unfiled copy of a financing statement naming ADS Ohio as debtor and the Collateral Agent as secured party (the “ADS Ohio Financing Statement”; and collectively with the Hancor Financing Statement and the Media Plus Financing Statement, the “Ohio Financing Statements”), a copy of which is attached hereto as Exhibit C-3, which ADS Ohio Financing Statement we understand will be filed in the Ohio Filing Office;

22. a copy of the Certificate of Incorporation of ADS, certified by the Secretary of State of the State of Delaware on August 27, 2010 (the “ADS Organizational Document”);

23. a copy of the Certificate of Incorporation of HHC, certified by the Secretary of State of the State of Delaware on August 26, 2010 (the “HHC Organizational Document”);

24. a copy of the Certificate of Incorporation of Hancor International, certified by the Secretary of State of the State of Delaware on August 26, 2010 (the “Hancor International Organizational Document”);

25. a copy of the Certificate of Incorporation of Ventures, certified by the Secretary of State of the State of Delaware on August 26, 2010 (the “Ventures Organizational Document”);

26. a copy of the Certificate of Incorporation of Structures, certified by the Secretary of State of the State of Delaware on August 26, 2010 (the “Structures Organizational Document”);

27. a copy of the Certificate of Incorporation of Worldwide, certified by the Secretary of State of the State of Delaware on August 26, 2010 (the “Worldwide Organizational Document”);

28. a copy of the Certificate of Incorporation of International, certified by the Secretary of State of the State of Delaware on August 26, 2010 (the “International Organizational Document”);

29. a copy of the Certificate of Incorporation of Spartan, certified by the Secretary of State of the State of Delaware on August 26, 2010 (the “Spartan Organizational Document”);

30. a copy of the Certificate of Formation of StormTech, certified by the Secretary of State of the State of Delaware on August 26, 2010 (the “StormTech Organizational Document”; and together with the ADS Organizational Document, the HCC Organizational Document, the Hancor International Organizational Document, the Ventures Organizational Document, the Structures Organizational Document, the Worldwide Organizational Document, the International Organizational Document and the Spartan Organizational Document, the “Delaware Organizational Documents”);

31. a copy of the Articles of Incorporation of Hancor, certified by the Secretary of State of the State of Ohio on August 27, 2010 (the “Hancor Organizational Document”);

32. a copy of the Articles of Incorporation of Media Plus, certified by the Secretary of State of the State of Ohio on August 27, 2010 (the “Media Plus Organizational Document”);

33. a copy of the Articles of Incorporation of ADS Ohio, certified by the Secretary of State of the State of Ohio on September 9, 2010 (the “ADS Ohio Organizational Document”; and collectively with the Hancor Organizational Document and the Media Plus Organizational Document, the “Ohio Organizational Documents”);

34. a copy of the Bylaws of ADS (the “ADS Governing Document”), certified to us by the Secretary of ADS as being complete and correct and in full force and effect as of the date hereof;

35. a copy of the Bylaws of HHC (the “HHC Governing Document”), certified to us by the Secretary of HHC as being complete and correct and in full force and effect as of the date hereof;

36. a copy of the Bylaws of Hancor International (the “Hancor International Governing Document”), certified to us by the Secretary of Hancor International as being complete and correct and in full force and effect as of the date hereof;

37. a copy of the Bylaws of Ventures (the “Ventures Governing Document”), certified to us by the Secretary of Ventures as being complete and correct and in full force and effect as of the date hereof;

38. a copy of the Bylaws of Structures (the “Structures Governing Document”), certified to us by the Secretary of Structures as being complete and correct and in full force and effect as of the date hereof;

39. a copy of the Bylaws of Worldwide (the “Worldwide Governing Document”), certified to us by the Secretary of Worldwide as being complete and correct and in full force and effect as of the date hereof;

40. a copy of the Bylaws of International (the “International Governing Document”), certified to us by the Secretary of International as being complete and correct and in full force and effect as of the date hereof;

41. a copy of the Bylaws of Spartan (the “Spartan Governing Document”), certified to us by the Secretary of Spartan as being complete and correct and in full force and effect as of the date hereof;

42. a copy of the Limited Liability Company Agreement of StormTech (the “StormTech Governing Document”; and together with the ADS Governing Document, the HHC Governing Document, the Hancor International Governing Document, the Ventures Governing Document, the Structures Governing Document, the Worldwide Governing Document, the International Governing Document and the Spartan Governing Document, the “Delaware Governing Documents”), certified to us by the General Manager of StormTech as being complete and correct and in full force and effect as of the date hereof;

43. a copy of the Code of Regulations of Hancor (the “Hancor Governing Document”), certified to us by the Secretary of Hancor as being complete and correct and in full force and effect as of the date hereof;

44. a copy of the Code of Regulations of Media Plus (the “Media Plus Governing Document”), certified to us by the Secretary of Media Plus as being complete and correct and in full force and effect as of the date hereof;

45. a copy of the Code of Regulations of ADS Ohio (the “ADS Ohio Governing Document”; and collectively with the Hancor Governing Document and the Media Plus Governing Document, the “Ohio Governing Documents”), certified to us by the Secretary of ADS Ohio as being complete and correct and in full force and effect as of the date hereof;

46. a copy of certificates of the Secretary of State of the State of Delaware, dated (i) August 27, 2010 with respect to the Borrower and (ii) August 26, 2010, with respect to each other Delaware Transaction Party, in each case as to the good standing of each Delaware Transaction Party in the State of Delaware as of such date (collectively, the “Delaware Good Standing Certificates”);

47. a copy of certificates of the Secretary of State of the State of Ohio, each dated August 27, 2010, as to the good standing of each Ohio Transaction Party in the State of Ohio as of such date (collectively, the “Ohio Good Standing Certificates”; and together with the Delaware Good Standing Certificates, the “Good Standing Certificates”).

The documents referred to in items (1) through (8) above, inclusive, are referred to herein collectively as the “Documents,” and the Security Agreement, the Pledge Agreement and the IP Security Agreement are referred to herein collectively the “Security Documents.” As used herein, “security interest” means “security interest” as defined in Section 1-201(37) of the OH UCC.

In all such examinations, we have assumed the legal capacity of all natural persons executing documents, the genuineness of all signatures (other than those of the Transaction Parties), the authenticity of original and certified documents and the conformity to original or certified copies of all copies submitted to us as conformed or reproduction copies. As to various questions of fact relevant to the opinions expressed herein, we have relied upon, and assume the accuracy of, recitals, representations and warranties contained in the Documents and certificates and oral or written statements and other information of or from representatives of the Transaction Parties and others and assume compliance on the part of the Transaction Parties with their covenants and agreements contained therein.

In connection with the opinions expressed in paragraph (a) below, we have relied solely upon certificates of public officials as to the factual matters and legal conclusions set forth therein. With respect to the opinions expressed in clauses (i) and (iii) of paragraph (b) below, clause (ii) of paragraph (c) below and clause (ii)(A) of paragraph (d) below, our opinions are limited (x) to our actual knowledge, if any, of the specially regulated business activities and properties of the Transaction Parties based solely upon an Officer’s Certificate in respect of such matters and without any independent investigation or verification on our part and (y) to only those laws and regulations that, in our experience, are normally applicable to transactions of the type contemplated by the Documents.

Based upon the foregoing, and subject to the limitations, qualifications and assumptions set forth herein, we are of the opinion that:

a. Each Ohio Transaction Party is a corporation existing in good standing under the laws of the State of Ohio. Each Delaware Transaction Party is a corporation or limited liability company, as applicable, existing in good standing under the laws of the State of Delaware.

b. Each Ohio Transaction Party and each Delaware Transaction Party has the corporate or limited liability company, as applicable, power and authority (i) to conduct its business substantially as described in the Officer’s Certificate of such Transaction Party, (ii) to enter into and to incur and perform its obligations under the Documents to which it is a party and (iii) to own and operate its assets and properties and conduct its business substantially as presently conducted, operated and owned.

c. The execution and delivery to the Administrative Agent, Purchasers or other parties, as applicable, by each of the Transaction Parties of the Documents, in each case to which it is a party, and the performance by each such Transaction Party of its obligations thereunder, and the granting by each such Transaction Party of the security interests provided for in the Security Documents, (i) have been authorized by all necessary corporate or limited liability company action by such Transaction Party and (ii) do not require under present law, or present regulation of any governmental agency or authority of the State of Ohio the United States of America, as applicable (or, with respect to the Delaware Transaction Parties only, under the General Corporation Law of the State of Delaware (the “DGCL”) or the Limited Liability Company Act of the State of Delaware (the “DLLCA”)), any filing or registration by such Transaction Party with, or approval or consent to such Transaction Party of, any governmental agency or authority of the State of Ohio or the United States of America (or, with respect to the Delaware Transaction Parties only, as specifically required by the DGCL or DLLCA, as applicable) that has not been made or obtained except (x) those required in the ordinary course of business in connection with the conduct by such Transaction Party of its business, (y) those required to perfect security interests, if any, granted by such Transaction Party thereunder, or (z) those required pursuant to securities and other laws that may be applicable to the disposition of any collateral subject thereto.

d. The execution and delivery to the Administrative Agent, the Purchasers or any other party, as applicable, by each of the Delaware Transaction Parties and Ohio Transaction Parties of the Documents, in each case to which it is a party, and the performance by each such Transaction Party of its obligations thereunder, and the granting by each such Transaction Party of the security interests provided for in the Security Documents, (i) (A) in the case of any Delaware Transaction Party, do not contravene any provision of any Delaware Organizational Document or Delaware Governing Document of such Delaware Transaction Party and (B) in the case of any Ohio Transaction Party, do not contravene any provision of any Ohio Organizational Document or Ohio Governing Document of such Ohio Transaction Party, (ii) do not violate (A) any present law, or present regulation of any governmental agency or authority, of the State of Ohio, the DGCL or DLLCA, as applicable (with regard to the Delaware Transaction Parties or their property only) or the United States of America, applicable to such Transaction Party or its property, or (B) any agreement binding upon such Transaction Party or its property that is listed on Annex I to the Officer’s Certificate or any court decree or order binding upon such Transaction Party or its property that is listed on Annex II to the Officer’s Certificate (this opinion being limited in that we express no opinion with respect to any violation not readily ascertainable from the face of any such agreement, decree or order, or arising under or based upon any cross default provision insofar as it relates to a default under an agreement not so identified to us, or arising under or based upon any covenant of a financial or numerical nature or requiring computation) and (iii) will not result in or require the creation or imposition of any security interest or lien upon any of its properties pursuant to the provisions of any agreement binding upon such Transaction Party or its properties that is listed on Annex I to the Officer’s Certificate other than any security interests or liens created by the Documents and any other security interests or liens in favor of the Collateral Agent or the Secured Parties (as defined in the Security Agreement) arising under any of the Documents or applicable law.

e. Each Document to which each Transaction Party is a party has been duly executed and delivered on behalf of such Transaction Party.

f. Each Document constitutes a valid and binding obligation of each Transaction Party signatory thereto enforceable against such Transaction Party in accordance with its terms.

g. It is not necessary in connection with the offering, issuance, sale and delivery of the Notes to the Initial Purchasers under the circumstances contemplated by the Note Agreement to register the Notes under the Securities Act or to qualify an indenture in respect of the Notes under the Trust Indenture Act of 1939, as amended, but no opinion is being rendered as to when or under what circumstances any Notes initially sold to the Initial Purchasers may be reoffered or resold.

h. The extension, arranging and obtaining of the credit represented by the Notes and the application of the proceeds thereof as provided in the Note Agreement will not violate Regulation T, U or X of the Board of Governors of the Federal Reserve System (the “Margin Regulations”).

i. No Transaction Party is required to register as an “investment company” (under, and as defined in, the Investment Company Act of 1940, as amended (the “1940 Act”)) and is not is a company controlled by a company required to register as such under the 1940 Act.

j. The Security Agreement creates in favor of the Collateral Agent, for the benefit of the Secured Parties, as security for the Obligations (as defined in the Security Agreement), a security interest in the right, title and interest of each Transaction Party thereto in the Collateral (as defined in the Security Agreement) to which Article 9 of the OH UCC is applicable (the “Security Agreement Article 9 Collateral”).

k. The Pledge Agreement creates in favor of the Collateral Agent, for the benefit of the Secured Parties, as security for the Obligations, a security interest in the right, title and interest of each Transaction Party thereto in the Pledged Collateral (as defined in the Pledge Agreement) to which Article 9 of the OH UCC is applicable (the “Pledge Agreement Article 9 Collateral”; and together with the Security Agreement Article 9 Collateral, the “Article 9 Collateral”).

l. Upon the effective filing of the Delaware Financing Statements with the Delaware Filing Office, the Collateral Agent will have, for the benefit of the Secured Parties, a perfected security interest against the Delaware Transaction Parties in that portion of each Delaware Transaction Party’s Security Agreement Article 9 Collateral in which a security interest may be perfected by filing an initial financing statement with the Delaware Filing Office under the Delaware UCC (the “Security Agreement Delaware Filing Collateral”). We express no opinion as to the priority of any security interest of any person identified above in the Security Agreement Delaware Filing Collateral and we note, without expressing any opinion as to the issue, that the priority of a security interest in the Security Agreement Delaware Filing Collateral may be governed by laws other than the Del. UCC (including, without limitation, the laws of jurisdictions other than the State of Delaware) even if perfection of a security interest in the Security Agreement Delaware Filing Collateral is governed by the Del. UCC.

m. Upon the effective filing of the Ohio Financing Statements with the Ohio Filing Office, the Collateral Agent will have, for the benefit of the Secured Parties, a perfected security interest against the Ohio Transaction Parties in that portion of each Ohio Transaction Party’s Security Agreement Article 9 Collateral in which a security interest may be perfected by filing an initial financing statement with the Ohio Filing Office under the OH UCC (the “Security Agreement Ohio Filing Collateral”). We express no opinion as to the priority of any security interest of any person identified above in the Security Agreement Ohio Filing Collateral and we note, without expressing any opinion as to the issue, that the priority of a security interest in the Security Agreement Ohio Filing Collateral may be governed by laws other than the OH UCC

(including, without limitation, the laws of jurisdictions other than the State of Ohio) even if perfection of a security interest in the Security Agreement Ohio Filing Collateral is governed by the OH UCC.

n. The Pledge Agreement, together with physical delivery of the certificates representing the shares of stock of each of HHC, Ventures, Sewer Tap, Spartan, PSA, Structures, Hancor, Hancor Leasing Corp., an Ohio corporation, Media Plus, Hancor International, Hancor, Inc., a Nevada corporation, and ADS Ohio (collectively, the “Pledged Entities”) identified on Schedule A to the Pledge Agreement (the “Pledged Equity Interests”) to the Collateral Agent in the State of Ohio, accompanied by undated stock powers with respect to such Pledged Equity Interests duly indorsed in blank by an effective indorsement, creates in favor of the Collateral Agent, for the benefit of the Secured Parties, as security for the Obligations, a perfected security interest under the OH UCC in the rights of ADS, HHC or Hancor, as the case may be, in the Pledged Equity Interests issued by each of the Pledged Entities, as the case may be, while such Pledged Equity Interests are located in the State of Ohio and in the possession of the Collateral Agent. Assuming that neither the Collateral Agent nor any Secured Parties has notice of any adverse claim to such Pledged Equity Interest and that the security interest of the Collateral Agent for the benefit of the Secured Parties is perfected as described above, the Collateral Agent for the benefit of the Lenders will acquire its security interest in such Pledged Equity Interests free of any adverse claim.

o. Upon the effective filing of (i) each of, as the case may be, the Delaware Financing Statements or the Ohio Financing Statement against the “Pledgors” under the IP Security Agreement with, as the case may be, the Delaware Filing Office or the Ohio Filing Office and (ii) the IP Agreement with the United States Patent and Trademark Office (the “USPTO”), the security interest created under the OH UCC by the IP Security Agreement in the Patents and the Trademarks (as defined in the IP Security Agreement) or applications therefor identified by a registration or application number in the IP Security Agreement and indicated therein to be, as applicable, issued by, registered with or pending before the USPTO (collectively, the “Domestic Patents, Trademarks and Applications”) shall constitute perfected security interests in, all right, title and interest of such Pledgors in their respective Domestic Patents, Trademarks and Applications in favor of the Collateral Agent, for the benefit of Secured Parties under and defined in the IP Security Agreement.

p. To Our Actual Knowledge there are no legal proceedings (i) pending before any court or arbitration tribunal or (ii) overtly threatened in writing, in each case, against any Transaction Party that seek to enjoin or otherwise interfere directly with the transactions contemplated by the Documents other than the legal proceedings, if any, disclosed in the Documents, including, without limitation, any schedules or exhibits thereto. For purposes of this paragraph, “Actual Knowledge” means, with respect to any person, the conscious awareness of facts by such person; “Our Actual Knowledge” means the Actual Knowledge of any lawyer included in the Covered Lawyer Group; and the “Covered Lawyer Group” means lawyers currently at Squire, Sanders & Dempsey L.L.P. who have been actively involved in negotiating the Documents (including the disclosure schedules attached thereto) and the transactions contemplated thereby or preparing this opinion letter and the certificates attached hereto. In making the foregoing statements, we have inquired as to the Actual Knowledge of the lawyers included in the Covered Lawyer Group with respect to the existence of the legal proceedings described above and we have relied on, and assumed the accuracy of, representations and warranties contained in the Documents and certificates and oral or written statements and other information of or from officers or other representatives of the Transaction Parties. We have not, however, made any review, search or investigation of any public or private records or files, including, without limitation, litigation dockets or other records or files of the Transaction Parties or of Squire, Sanders & Dempsey L.L.P.

The opinions set forth above are subject to the following qualifications and limitations:

A. Our opinions in paragraph (f) above are subject to (i) applicable bankruptcy, insolvency, reorganization, fraudulent transfer and conveyance, voidable preference, moratorium, receivership, conservatorship, arrangement or similar laws, and related regulations and judicial doctrines, from time to time in effect affecting creditors’ rights and remedies generally, (ii) general principles of equity (including, without limitation, standards of materiality, good faith, fair dealing and reasonableness, equitable defenses, the exercise of judicial discretion and limits on the availability of equitable remedies, including without limitation specific performance), whether such principles are considered in a proceeding at law or in equity, (iii) defenses arising from actions by a party seeking enforcement which may be unconscionable, inequitable or unreasonable or from the passage of time, and (iv) the qualification that certain provisions of the Security Documents may be unenforceable in whole or in part under the laws (including judicial decisions) of the State of New York, the State of Ohio or the United States of America, but the inclusion of such provisions does not make the remedies afforded by the Security Documents inadequate for the practical realization of the principal benefits provided by the Security Documents, in each case subject to the other qualifications contained in this letter.

B. We express no opinion as to the enforceability of any provision in the Documents:

(i) providing that any person or entity may sell or otherwise dispose of, or purchase, any collateral subject thereto, or enforce any other right or remedy with respect to collateral subject thereto (including without limitation any self-help or taking-possession remedy), otherwise than in compliance with the OH UCC, the Del. UCC, and other applicable laws;

(ii) establishing standards for the performance of the obligations of good faith, diligence, reasonableness and care prescribed by the OH UCC or establishing standards measuring fulfillment of rights and duties other than as permitted by Section 9-603 of the OH UCC;

(iii) relating to indemnification, contribution or exculpation in connection with violations of any securities laws or statutory duties or public policy, or in connection with willful, reckless or unlawful acts or gross negligence of the indemnified or exculpated party or the party receiving contribution;

(iv) providing that any person or entity may exercise set-off rights other than in accordance with and pursuant to applicable law;

(v) relating to choice of governing law in any Document;

(vi) waiving any rights to trial by jury;

(vii) waiving any rights to consequential damages;

(viii) purporting to confer, or constituting an agreement with respect to, subject matter jurisdiction of United States federal courts to adjudicate any matter;

(ix) purporting to create a trust or other fiduciary relationship;

(x) specifying that provisions thereof may be waived only in writing, to the extent that an oral agreement or an implied agreement by trade practice or course of conduct has been created that modifies any provision of such Documents;

(xi) giving any person or entity the power to accelerate obligations or to foreclose upon collateral without any notice to the obligor;

(xii) providing for the performance by any guarantor of any of the nonmonetary obligations of any person or entity not controlled by such guarantor;

(xiii) providing for restraints on alienation of property and purporting to render transfers of such property void and of no effect or prohibiting or restricting the assignment or transfer of property or rights to the extent that any such prohibition or restriction is ineffective pursuant to Sections 9-406, 9-407, 9-408 or 9-409 of the OH UCC or of the Del. UCC, as applicable;

(xiv) providing for the payment of attorneys’ fees; and

(xv) granting any party a power of attorney to act on behalf of the Transaction Parties.

C. Our opinions as to enforceability are subject to the effect of generally applicable rules of law that:

(i) provide that forum selection clauses in contracts are not necessarily binding on the court(s) in the forum selected; and

(ii) may, where less than all of a contract may be unenforceable, limit the enforceability of the balance of the contract to circumstances in which the unenforceable portion is not an essential part of the agreed exchange, or that permit a court to reserve to itself a decision as to whether any provision of any agreement is severable.

D. We express no opinion as to the enforceability of any purported waiver, release, variation, disclaimer, consent or other agreement to similar effect (all of the foregoing, collectively, a “Waiver”) by any Transaction Party under any of the Documents to the extent limited by the OH UCC, including Sections 1102(3), 9-602 or 9-624 thereof, or other provisions of applicable law (including judicial decisions), or to the extent that such a Waiver applies to a right, claim, duty or defense or a ground for, or a circumstance that would operate as, a discharge or release otherwise existing or occurring as a matter of law (including judicial decisions), except to the extent that such a Waiver is effective under and is not prohibited by or void or invalid under the OH UCC, including Sections 9602 or 9-624 thereof, or other provisions of applicable law (including judicial decisions).

E. Our opinions in paragraphs (j) through (n) are subject to the following assumptions, qualifications and limitations:

(i) Any security interest in the proceeds of collateral is subject in all respects to the limitations set forth in Section 9-315 of the OH UCC or the Del. UCC, as applicable.

(ii) We express no opinion as to the nature or extent of the rights, or the power to transfer rights, of any Transaction Party in, or title of any Transaction Party to, any collateral under any of the Documents, or property purporting to constitute such collateral, or the value, validity or effectiveness for any purpose of any such collateral or purported collateral, and we have assumed that each Transaction Party has sufficient rights in, or power to transfer rights in, all such collateral or purported collateral for the liens and security interests provided for under the Documents to attach. We have assumed the accuracy of the descriptions of the Domestic Patents, Trademarks and Applications and the Copyrights as set forth in the Schedule A to the IP Security Agreement.

(iii) We express no opinion as to the priority of any pledge, security interest, assignment for security, lien or other encumbrance, as the case may be, that may be created or purported to be created under the Documents. Other than as expressly noted in paragraphs (l) through (n) above, we express no opinion as to the perfection of, and other than as expressly noted in paragraphs (j) and (k) above, we express no opinion as to the creation, validity or enforceability of, any pledge, security interest, assignment for security, lien or other encumbrance, as the case may be, that may be created or purported to be created under the Documents. We express no opinion as to the creation, validity or enforceability of any pledge, security interest, assignment for security, lien or other encumbrance, as the case may be, that may be created or purported to be created under the Documents in any commercial tort claims.

(iv) In the case of property that becomes collateral under the Documents after the date hereof, Section 552 of the United States Bankruptcy Code limits the extent to which property acquired by a debtor after the commencement of a case under the United States Bankruptcy Code may be subject to a lien arising from a security agreement entered into by the debtor before the commencement of such case.

(v) We express no opinion as to the enforceability of the liens and security interests under the Documents in any item of collateral subject to any restriction on or prohibition against transfer contained in or otherwise applicable to such item of collateral or any contract, agreement, license, permit, security, instrument or document constituting, evidencing or relating to such item, except to the extent that any such restriction is rendered ineffective pursuant to any of Sections 9-406, 9-407, 9-408 and 9-409 of the OH UCC.

(vi) We call to your attention that each of Article 9 of the OH UCC and Article 9 of the Del. UCC requires the filing of continuation statements within the period of six months prior to the expiration of five years from the date of original filing of financing statements under the OH UCC or the Del. UCC, as applicable, in order to maintain the effectiveness of such financing statements and that additional financing statements may be required to be filed to maintain the perfection of security interests if the debtor granting such security interests makes certain changes to its name, or changes its location (including through a change in its jurisdiction of organization) or the location of certain types of collateral, all as provided in the OH UCC or the Del. UCC, as applicable. We specifically disclaim any obligation to render further advice to you as to the need to file any such continuation statements or additional financing statements.

(vii) We call to your attention that an obligor (as defined in the OH UCC) other than a debtor may have rights under Part 6 of Article 9 of the OH UCC.

(viii) With respect to our opinions above as to the perfection of a security interest in the Article 9 Collateral through the filing of a financing statement, we express no opinion with respect to the perfection of any such security interest in any Article 9 Collateral constituting timber to be cut, as extracted collateral, cooperative interests, or property described in

Section 9-311(a) of the Ohio UCC or the Del. UCC (including, without limitation, property subject to a certificate-of-title statute), and we express no opinion with respect to the effectiveness of any financing statement filed or purported to be filed as a fixture filing.

(ix) We have assumed that each Transaction Party is organized solely under the laws of the state identified as such Transaction Party’s jurisdiction of organization in such Transaction Party’s applicable Organizational Document and Good Standing Certificate.

(x) We have assumed that the information pertaining to the Collateral Agent in the Ohio Financing Statements and the Delaware Financing Statements is correct in all respects.

F. To the extent it may be relevant to the opinions expressed herein, we have assumed that the parties to the Documents (other than the Transaction Parties): (i) are validly existing and in good standing under their respective jurisdictions of organization, (ii) have the power to enter into and perform such agreements and to consummate the transactions contemplated thereby, and (iii) do not require the consent or approval of any third party or governmental authority (which has not been obtained) to execute and deliver such Documents. We have further assumed that with respect to each party to the Documents (other than the Transaction Parties): (i) such Documents have been duly authorized, executed and delivered by, and constitute legal, valid and binding obligation of, such party, enforceable against such party in accordance with their respective terms and (ii) such execution, delivery and performance do not violate any material agreements of such party, any applicable laws or such party’s constituent documents.

G. For purposes of the opinions set forth in paragraph (h) above, we have assumed that: (i) the representations of the Borrower in paragraph 8I of the Note Agreement are correct and (ii) neither the Initial Purchaser, any of the Purchasers nor any Transferee has relied or will rely upon any margin stock as collateral in purchasing the Notes pursuant to the Note Agreement.

H. The opinions expressed herein are limited to: (i) the federal laws of the United States of America, the laws of the State of New York and the laws of the State of Ohio and (ii) to the extent relevant to the opinions expressed in paragraphs (a) through (d) above, the DGCL or DLLCA, as applicable, in each case, as currently in effect. Our opinions in paragraph (j) and (k) above are limited to Article 9 of the OH UCC, our opinions in paragraph (n) above is limited to Articles 8 and 9 of the OH UCC, and our opinion in paragraph (l) above is limited to Article 9 of the Del. UCC. As such, the foregoing opinion paragraphs do not address: (i) laws of jurisdictions other than Ohio, Delaware and the United States of America, and laws of Ohio, Delaware and the United States of America except for Articles 8 and 9 of the OH UCC and Article 9 of the Del. UCC, (ii) collateral of a type not subject to Articles 8 or 9 of the UCC and (iii) the choice of law rules of the OH UCC or Del. UCC with respect to the laws of other jurisdictions that may govern perfection and priority of security interests granted in the Collateral.

I. For purposes of the opinions set forth in paragraph (g) above, we have assumed that the representations of each of you under paragraph 9A of the Note Purchase Agreement are correct. We also have assumed that each of you has such knowledge and experience in financial and business matters that you are capable of evaluating the merits and risks of an investment in the Notes, and that each of you is an “accredited investor” as such term is defined in Rule 501 promulgated under the Securities Act. Finally, we have assumed that neither the Company nor any other entity or person has, in connection with the offer and sale of the Notes, engaged in any form of general solicitation or general advertising within the meaning of Rule 502 promulgated under the Securities Act.

J. Our opinions as to any matters governed by the Del. UCC are based solely upon our review of the Del. UCC as published in the compilation contained in the CCH Secured Transaction Guide dated as of [         , 20    ], without any review or consideration of any decisions or opinions of courts or other adjudicative bodies or governmental authorities of the State of Delaware, whether or not reported or summarized in the foregoing publication. Our opinions with respect to the DLLCA address only such laws as they are currently in effect and without any review or consideration of any decisions or opinions of courts or other adjudicative bodies or governmental authorities of the State of Delaware.

Our opinions are limited to those expressly set forth herein, and we express no opinions by implication.

We express no opinion as to the compliance or noncompliance, or the effect of the compliance or noncompliance, of each of the addressees or any other person or entity with any state or federal laws or regulations applicable by reason of their status as or affiliation with a federally insured depository institution, except as expressly set forth in paragraph (h) above.

The opinions expressed herein are solely for the benefit of the addressees hereof and of any other person or entity becoming a Purchaser under the Note Agreement or a transferee of a Note, in each case above, in connection with the transaction referred to herein and may not be relied on by such addressees or such other persons or entities for any other purpose or in any manner or for any purpose by any other person or entity.

The opinions expressed herein are valid as of the date hereof. We do not undertake to advise you or anyone else of any changes in the views expressed herein resulting from matters that hereafter might occur or be brought to our attention.

Respectfully submitted,

SQUIRE, SANDERS & DEMPSEY L.L.P.

SCHEDULE 6B

EXISTING INDEBTEDNESS

Existing Funded Debt:

(i)	Indebtedness of the Company and/or any Subsidiary in connection with:

a.	the indebtedness listed in the table below;

b.	the Liens listed on Schedule 6C hereto;

c.	the letters of credit listed below;

Set forth below is a list of certain indebtedness of the Company and/or its Subsidiaries, including the lender thereof, the Company facility to which it relates, as applicable, and, except as otherwise noted below, the outstanding balance as of September 23, 2010:

Lender	Security	Facility	Balance

Mississippi Business Finance Corp. (Industrial Development Revenue Bonds)	Mortgage	Jackson, MS	$100,000
			See footnote	*

Orange County Industrial Development Authority, Florida, (U.S. Bank Trustee)	Mortgage	Winter Garden, FL	$690,000
			See footnote	*

Upper Illinois River Valley Development Authority (U.S. Bank Trustee)	Mortgage	Mendota, IL	$2,710,000

New Jersey Economic Development Authority (U.S. Bank Trustee)	Mortgage	Logan Twp., NJ	$6,915,000

JPMorgan Chase Bank, N.A.	Mortgage	Hilliard, OH	$4,166,660

PNC Bank, National Association (successor by merger to National City Bank)	Mortgage	New Miami, OH	$1,200,000

United Financial Bancorp, Inc.	Mortgage	Ludlow, MA	$889,301

Banco Itau, Chile	Guaranty	Chile (Tigre-ADS Joint Venture)	See footnote	**

*	The Company is in the process of paying off these Industrial Development Revenue Bonds. The payoff date is October 15, 2010.
**	Maximum Exposure: $5,000,000 plus 50% of interest and other charges. Guaranty by the Company of 50% of amounts outstanding under note(s) outstanding by indirect 50%-owned Joint Venture to Banco Itau.

LETTERS OF CREDIT
Outstanding Balance as of the Closing Day
Standby or Commercial LOCs
St. Paul Travelers Insurance Co.	$8,655,000
The Hartford Insurance Co.	$300,000
State Health Commissioner (VA)	$100,000
State Health Commissioner (SC)	$100,000

Subtotal	$9,155,000

IDRBs
Mississippi Business Finance Corp.*	$100,000
Orange County Industrial Development Authority*	$690,000
Upper Illinois River Valley Development Authority	$2,710,000
New Jersey Economic Development Authority	$6,915,000

Subtotal	$10,415,000

*	The process to pay off the IDRBs in Jackson, Mississippi and Winter Garden, Florida has been initiated. Upon payoff of these IDRBs, the related letters of credit will be released/terminated.

SCHEDULE 6C

PERMITTED LIENS

Reference is made to Schedule 6B for a list of the Company’s facilities upon which mortgages exist.

Liens securing the obligations under each of the following:

•	The IDRB Facilities and the Maturing IDRB Facilities

•	Promissory Note, dated as of February 29, 2008, from Advanced Drainage Systems, Inc. in favor of JPMorgan Chase Bank, N.A. with respect to property related to the premises located at 4640 Trueman Boulevard, Hilliard, Ohio 43026

•	Commercial Term Note, dated as of August 17, 2004, from Advanced Drainage Systems, Inc. in favor of PNC Bank, National Association (successor to National City Bank) with respect to property related to the premises located at 2650 Hamilton-Eaton Road, Hamilton, Ohio 45011

•	Promissory Note, dated as of July 17, 2003, from Advanced Drainage Systems, Inc. in favor of United Financial Bancorp, Inc. (as assignee of General Electric Capital Business Asset Funding Corporation) with respect to property related to the premises located at 58 Wyoming Street, Ludlow, Massachusetts 01056

Liens set forth in each of the following:

•	The ADS Mexicana, S.A. de C.V. Participation Agreement, as amended from time to time

•	The ADS Latina, LLC Limited Liability Company Agreement, as amended from time to time

•	The Tuberías Tigre-ADS Limitada Interestholders Agreement, as amended from time to time

Set forth below is a list of all other liens, none of which secure Funded Debt, except as set forth below:

DEBTOR	JURISDICTION	FILE NO. & DATE	SECURED PARTY	COLLATERAL
Hancor, Inc.	OH – Secretary of State	OH00073192577 01/23/2004	Gelco Corporation dbs GE Fleet Services	In lieu of financing statement from New York filed 05/31/2001 for One (1) 2000 Hyster H60XM Challenger
Hancor, Inc.	OH – Secretary of State	OH00078476029 06/16/2004	Gelco Corporation dbs GE Fleet Services	One 2004 Case 588G R/T Forklift
Hancor, Inc.	OH – Secretary of State	OH00079143934 07/08/2004	Gelco Corporation dbs GE Fleet Services	One Harlo Forklift

DEBTOR	JURISDICTION	FILE NO. & DATE	SECURED PARTY	COLLATERAL
Hancor, Inc.	OH – Secretary of State	OH00083806057 11/23/2004	Gelco Corporation dbs GE Fleet Services	One Case model forklift
Hancor, Inc.	OH – Secretary of State	OH00122851545 01/14/2008	Gelco Corporation dbs GE Fleet Services	One Harlo Forklift and 2 Sellick Forklifts
Advanced Drainage Systems, Inc.	DE – Secretary of State	1169749 4[3] 12/13/2001	General Electric Capital Corporation	560 Citation Aircraft
Advanced Drainage Systems, Inc.	DE – Secretary of State	22002891 07/29/2002	D.L. Peterson Trust	Lease: Forklifts
Advanced Drainage Systems, Inc.	DE – Secretary of State	22389041 09/17/2002	D.L. Peterson Trust	Lease: In lieu of filings from VA, OH, CA, MS, PA, GA, FL, NC, KY, MA, UT, IA, IL, MN, AZ, WA for Forklifts.
Advanced Drainage Systems, Inc.	DE – Secretary of State	31824385 * 07/17/2003	General Electric Capital Business Asset Funding Corporation	Blanket lien over items located at 58 Wyoming Street, Ludlow, MA 01056
Advanced Drainage Systems, Inc.	DE – Secretary of State	40545881 02/26/2004	D.L. Peterson Trust	Lease: Lift trucks and forklifts
Advanced Drainage Systems, Inc.	DE – Secretary of State	52432004 08/05/2005	Wells Fargo Equipment Finance, Inc.	1995 Cessna Citation Ultra Aircraft
Advanced Drainage Systems, Inc.	DE – Secretary of State	63483765 10/09/2006	Chesapeake Funding LLC	Lease: One forklift
Advanced Drainage Systems, Inc.	DE – Secretary of State	64187464 12/01/2006	Chesapeake Funding LLC	Lease: Lift trucks and forklifts
Advanced Drainage Systems, Inc.	DE – Secretary of State	70789700 ** 02/27/2007	National City Bank	Blanket lien over assets located at Logan, New Jersey
Advanced Drainage Systems, Inc.	DE – Secretary of State	70796804 02/27/2007	Comdoc Inc.	Ricoh equipment located at various locations: CA, IN, GA, TX, MN, OH, FL, MS, NC, NY PA

[3]	The Company no longer leases this aircraft.

DEBTOR	JURISDICTION	FILE NO. & DATE	SECURED PARTY	COLLATERAL
Advanced Drainage Systems, Inc.	DE – Secretary of State	71199156 03/30/2007	Chesapeake Funding LLC	Lease: Forklifts
Advanced Drainage Systems, Inc.	DE – Secretary of State	71425312 04/14/2007	Chesapeake Funding LLC	Lease: Forklifts
Advanced Drainage Systems, Inc.	DE – Secretary of State	74445465 11/19/2007	LaSalle National Leasing Corporation	One Cessna Citation Model Aircraft
Advanced Drainage Systems, Inc.	DE – Secretary of State	80809341 03/06/2008	IBM Credit LLC	IBM Computers
Advanced Drainage Systems, Inc.	DE – Secretary of State	81831955 05/29/2008	Comdoc, Inc.	Leased Collateral from Contract 24806420
Advanced Drainage Systems, Inc.	DE – Secretary of State	2009-4121445 12/23/09	Chesapeake Funding LLC	Specific leased equipment (lift truck)
Advanced Drainage Systems, Inc.	DE – Secretary of State	2010-0075642 01/08/10	ComDoc Leasing	Specific leased Xerox office equipment
Advanced Drainage Systems, Inc.	DE – Secretary of State	2010-2255481 06/29/10	Wells Fargo Bank, N.A.	Specific equipment (Cat walk-behind scrubber – S/N 57077)
Advanced Drainage Systems, Inc.	DE – Secretary of State	2010-2255499 06/29/10	Wells Fargo Bank, N.A.	Specific equipment (Cat walk-behind scrubber – S/N 56863)

*	This lien secures Funded Debt and relates to the mortgage on the Ludlow, MA property described on Schedule 6B.
**	This lien secures Funded Debt and relates to the mortgage on the Logan, NJ property described on Schedule 6B.

SCHEDULE 6D

GUARANTIES

The guaranties set forth on Schedule 6B hereto (including, but not limited to, the references to Indebtedness of the Company and/or any Subsidiary, which specifically includes, without duplication, all guaranties and other like contingent obligations).

SCHEDULE 6E

EXISTING LOANS AND INVESTMENTS

•	Investments in Joint Ventures set forth on Schedule 6J hereto. With respect to ADS Mexicana, S.A. de C.V. and Tuberías Tigre-ADS Limitada, the amount of such investments as of August 31, 2010 are as follows:

•	ADS Mexicana, S.A. de C.V.	$19,319,837
•	Tuberías Tigre-ADS Limitada	$13,418,495

•	Advanced Drainage Systems, Inc. has loans outstanding to a current officer and to a former employee. The principal amount of such loans outstanding as of the Closing Date is less than $250,000 (collectively).

SCHEDULE 6J

EXISTING JOINT VENTURES

Name	Jurisdiction	Organization	Equity Owner	Percentage Owned
ADS Mexicana, S.A. de C.V.[4]	Mexico	Corporation	ADS Worldwide, Inc.	50%
			Grupo Altima, S.A. de C.V.	50%
ADS Corporativo, S.A. de C.V.[5]	Mexico	Corporation	ADS Worldwide, Inc.	50%
			Grupo Altima, S.A. de C.V.	50%
Tuberías Tigre-ADS Limitada	Chile	Socìedad de responsiblìdad limitada	Tubos y Plásticos ADS Chile Limitada	50%
			Tigre Chile S.A.	50%
Tubos y Plásticos Tigre-ADS de Chile Limitada	Chile	Socìedad de responsiblìdad limitada	Tuberías Tigre-ADS Limitada	99.99998%
			Tubos y Plásticos ADS Chile Limitada	0.00001%
			Tigre Chile S.A.	0.00001%
Tubos Tigre-ADS do Brasil Limitada	Brazil	Sociedad de responsabilidad limitada	Tuberías Tigre-ADS Limitada	99.8%
			Tubos y Plásticos ADS Chile Limitada	0.1%
			Tigre Chile S.A.	0.1%
Tigre-ADS Colombia Limitada	Colombia	Socìedad de responsiblìdad limitada	Tuberías Tigre-ADS Limitada	98.04%
			Tubos y Plásticos ADS Chile Limitada	0.98%
			Tigre Chile S.A.	0.98%
Tigre-ADS Argentina S.R.L.	Argentina	Socìedad de responsiblìdad limitada	Tuberías Tigre-ADS Limitada	95%
			Tubos y Plásticos ADS Chile Limitada	2.5%
			Tigre Chile S.A.	2.5%

[4]	Permitted to be consolidated under Generally Accepted Accounting Principles, but treated as a Joint Venture under this Agreement.
[5]	Permitted to be consolidated under Generally Accepted Accounting Principles, but treated as a Joint Venture under this Agreement.

SCHEDULE 8A(1)

LIST OF SUBSIDIARIES

Advanced Drainage Systems, Inc. Subsidiaries

Name	Percent Owned	Jurisdiction	Organization

Advanced Drainage of Ohio, Inc. *	100%	Ohio	Corporation
ADS Worldwide, Inc. *	100%	Delaware	Corporation
PSA, Inc. *	100%	Maine	Corporation
ADS Structures, Inc. *	100%	Delaware	Corporation
ADS Ventures, Inc. *	100%	Delaware	Corporation
Hancor Holding Corporation *	100%	Delaware	Corporation
Spartan Concrete, Inc. *	100%	Delaware	Corporation
Sewer Tap, Inc. *	100%	Oregon	Corporation

Advanced Drainage of Ohio, Inc. Subsidiary

Name	Percent Owned	Jurisdiction	Organization

Advanced Drainage Systems International, Inc.	100%	Virgin Islands	Corporation

ADS Worldwide, Inc. Subsidiaries

Name	Percent Owned	Jurisdiction	Organization

ADS International, Inc. *	100%	Delaware	Corporation
ADS Mexicana, S.A. de C.V.[6]	50%	Mexico	Corporation
ADS Corporativo, S.A. de C.V.[7]	50%	Mexico	Corporation
Tubos y Plásticos ADS Chile Limitada	100%[8]	Chile	Socìedad de responsiblìdad limitada
Advanced Drainage Systems of Puerto Rico, Inc.	100%	Puerto Rico	Corporation
ADS Latina, LLC	50.5%[9]	Delaware	Limited Liability Company

[6]	Listed as a Subsidiary because it is permitted to be Consolidated under generally accepted accounting principles.
[7]	Listed as a Subsidiary because it is permitted to be Consolidated under generally accepted accounting principles.
[8]	Of 100%, 1% held indirectly through ADS International, Inc.
[9]	Owned by ADS Mexicana, S.A. de C.V. (99%) (which is a 50/50 joint venture) and ADS Worldwide, Inc. (1%).

ADS Ventures, Inc. Subsidiary

Name	Percent Owned	Jurisdiction	Organization

StormTech LLC *	100%	Delaware	Limited Liability Company

Hancor Holding Corporation Subsidiaries

Name	Percent Owned	Jurisdiction	Organization

Hancor of Canada, Inc.	100%	Ontario	Corporation
Hancor, Inc. *	100%	Ohio	Corporation

Hancor, Inc. Subsidiaries

Name	Percent Owned	Jurisdiction	Organization

Hancor Leasing Corp.	100%	Ohio	Corporation
Media Plus, Inc. *	100%	Ohio	Corporation
Hancor International, Inc. *	100%	Delaware	Corporation
Hancor, Inc. (NV)	100%	Nevada	Corporation
Hancor S.A. de C.V.	100%[10]	Mexico	Corporation

*	Guarantors under the Credit Agreement.

[10]	Of 100%, 2% held indirectly through Hancor International, Inc.

SCHEDULE 8G

AGREEMENTS RESTRICTING INDEBTEDNESS

1.	The Credit Agreement.

2.	The Mexicana Credit Agreement.

3.	Section 8.2 of the Company’s By-laws, as amended.[11]

4.	The ADS Mexicana, S.A. de C.V. Participation Agreement, as amended from time to time.

[11]	The Company’s By-laws will be amended and restated on or promptly after the Closing Day.

SCHEDULE 8K

The UCC-1 Financing Statements to be filed with the secretaries of state of the following states in order to perfect the security interests created pursuant to the Collateral Documents:

1. Ohio

2. Delaware

3. Maine

4. Oregon

SCHEDULE 8Q

COLLATERAL

1. The Company and each Guarantor’s name, jurisdiction of organization and organizational identification number is as follows:

Each entity’s state of organization is as follows:

Entity Name	Jurisdiction of Organization	Organizational Identification Number
Advanced Drainage Systems, Inc.	Delaware	0648730
Hancor Holding Corporation	Delaware	2077993
Hancor, Inc.	Ohio	377794
Media Plus, Inc.	Ohio	693585
Hancor International, Inc.	Delaware	4050009
ADS Ventures, Inc.	Delaware	3661954
PSA, Inc.	Maine	19892508 D
ADS Structures, Inc.	Delaware	3359868
ADS Worldwide, Inc.	Delaware	2980139
ADS International, Inc.	Delaware	2599057
Spartan Concrete, Inc.	Delaware	4795231
StormTech LLC	Delaware	3673164
Sewer Tap, Inc.	Oregon	413818-98
Advanced Drainage of Ohio, Inc.	Ohio	370806

2. The location of the Company’s and each Guarantor’s place of business or its chief executive office is set forth below:

Entity	Name of City or Location	Mailing Address	County	State

Advanced Drainage Systems, Inc.	Hilliard, OH	4640 Trueman Blvd., Hilliard, OH 43026	Franklin	OH

Hancor Holding Corporation	Hilliard, OH	4640 Trueman Blvd., Hilliard, OH 43026	Franklin	OH

Hancor, Inc.	Hilliard, OH	4640 Trueman Blvd., Hilliard, OH 43026	Franklin	OH

Media Plus, Inc.	Hilliard, OH	4640 Trueman Blvd., Hilliard, OH 43026	Franklin	OH

Hancor International, Inc.	Hilliard, OH	4640 Trueman Blvd., Hilliard, OH 43026	Franklin	OH

ADS Ventures, Inc.	Hilliard, OH	4640 Trueman Blvd., Hilliard, OH 43026	Franklin	OH

PSA, Inc.	Hilliard, OH	4640 Trueman Blvd., Hilliard, OH 43026	Franklin	OH

ADS Structures, Inc.	Hilliard, OH	4640 Trueman Blvd., Hilliard, OH 43026	Franklin	OH

ADS Worldwide, Inc.	Hilliard, OH	4640 Trueman Blvd., Hilliard, OH 43026	Franklin	OH

ADS International, Inc.	Hilliard, OH	4640 Trueman Blvd., Hilliard, OH 43026	Franklin	OH

Spartan Concrete, Inc.	Hilliard, OH	4640 Trueman Blvd., Hilliard, OH 43026	Franklin	OH

StormTech LLC	Hilliard, OH	4640 Trueman Blvd., Hilliard, OH 43026	Franklin	OH

	Wethersfield, CT	20-30 Beaver Road, Suite 104, Wethersfield, CT 06109	Hartford	CT

Sewer Tap, Inc.	Hilliard, OH	4640 Trueman Blvd., Hilliard, OH 43026	Franklin	OH

Advanced Drainage of Ohio, Inc.	Hilliard, OH	4640 Trueman Blvd., Hilliard, OH 43026	Franklin	OH

3. The following are all the locations where the Company and each Guarantor owns or leases any real estate:

Entity	Name of City or Location	Mailing Address	County	State	Record Owner of Real Estate

Advanced Drainage Systems, Inc.	Atlanta, GA (distribution yard)	2755 Simpson Circle Atlanta, GA 30071	Fulton County	GA	Leased The Estate of Robert C. Slack

	Benicia, CA (distribution yard)	6190 Egret Court Benicia, CA 94510	Solano County	CA	Leased Richard D. Spight trustee for Mary C. Spight Family Trust

	Birmingham, AL (distribution yard)	3846 Park Lane S.E. Birmingham, AL 35022	Jefferson County	AL	Leased Kenneth E. Ross

	Denver, CO (distribution yard)	6800 Smith Road Denver, CO 80207	Denver County	CO	Leased WWJD Investments, LLC

	Fontana, CA (distribution yard)	14562 San Bernardino Avenue Fontana, CA 92335	San Bernardino County	CA	Leased COFAB, LLC

	Ft. Lauderdale, FL (distribution yard)	1664 SW 45th Way Ft. Lauderdale, FL 33442	Broward County	FL	Leased Mora Engineering Contractors, Inc.

	Houston, TX (distribution yard)	5751 Shirley Lane Houston, TX 77032	Harris County	TX	Leased Bill G. Cornelius

	Iowa City, IA (distribution yard)	3348 Ireland Avenue S.W. Iowa City, IA 52340	Johnson County	IA	Leased D&S Enterprises, AKA Don Goedken

Entity	Name of City or Location	Mailing Address	County	State	Record Owner of Real Estate

	Jacksonville, FL (distribution yard)	987 Bunker Avenue Jacksonville, FL 32043	Duval County	FL	Leased Clay County Port, Inc. d/b/a Reynolds Industrial Park

	Kansas City, MO (distribution yard)	4000 N.E. 33rd Terrace, Suite 2E Kansas City, MO 64117	Clay County	MO	Leased Pursell Holdings, LLC

	Knoxville, TN (distribution yard)	10752 Dutchtown Road Knoxville, TN 37923	Knox County	TN	Leased Premiere Enterprise of Whiteville, LLC

	Las Vegas, NV (distribution yard)	701 Eastgate Road Las Vegas, NV 89015	Clark County	NV	Leased Hooly’s Limited Partnership

	Little Rock, AR (distribution yard)	6814 T P White Drive Little Rock, AR 72076	Pulaski County	AR	Leased MidSouth Properties, LLC

	Milwaukee, WI (distribution yard)	4285 N. 124th Street Milwaukee, WI 53005	Milwaukee County	WI	Leased Chris Ganos

	Nashville, TN (distribution yard)	713 Lebanon Rd. Nashville, TN 37210	Davidson County	TN	Leased Fesslers Park

	New Miami, OH (distribution yard)	2650 Hamilton- Eaton Road New Miami, OH 45011	Butler County	OH	Owned Advanced Drainage Systems, Inc.

	New Richland, MN (distribution yard)	214 Division Street East New Richland, MN 56072	Waseca County	MN	Owned Advanced Drainage Systems, Inc.

Entity	Name of City or Location	Mailing Address	County	State	Record Owner of Real Estate

	Oklahoma City, OK (distribution yard)	1418 E. Reno Avenue Oklahoma City, OK 73117	Oklahoma County	OK	Leased Standard Iron and Metal Company

	Raleigh, NC (distribution yard)	316 Tyron Road Raleigh, NC 27603	Wake County	NC	Leased Bannister Properties, LLC

	Springfield, MO (distribution yard)	1131 West Kathryn Springfield, MO 65714	Greene County	MO	Leased Keith and Carol Smith

	St. Louis, MO (distribution yard)	820 Lone Star Drive St. Louis, MO 63366	St. Louis County	MO	Leased Daniel W. Davis Revocable Trust

	Columbus, OH (trailer rebuild location)	2399 Refugee Park Columbus, OH 43207	Franklin County	OH	Leased Allied Site Development, Inc.

	Findlay, OH (trailer rebuild location)	16489 State Route 12 Findlay, OH 45840	Hancock County	OH	Leased Route 12 Properties, LLC

	London, OH (customer service office)	288 East Lafayette Street London, OH 43140	Madison County	OH	Leased Madison County Commissioners

	Franklin, TN (customer service office)	144 Southeast Parkway Suite 220 Franklin, TN 37065	Williamson County	TN	Leased Southeast Park Properties, LLC

	Vancouver, WA (customer service office)	204 S.E. Stonemill Drive Suite 225 Vancouver, WA 98684	Clark County	WA	Leased Stonemill Business Park, LLC

Entity	Name of City or Location	Mailing Address	County	State	Record Owner of Real Estate

	Findlay, OH (customer service office)	401 Olive Street Findlay, OH 45840	Hancock County	OH	Owned Hancor, Inc.

	Phoenix, AZ (plant)	525 N. 51st Avenue Phoenix, AZ	Maricopa County	AZ	Leased Phoenix Van Buren Partners LLC

	Winchester, KY (plant)	5555 Rockwell Road Winchester, KY	Clark County	KY	Leased Vojecaro Properties

	Bakersfield, CA (storage location)	140 Vineland Rd. Bakersfield, CA	Kern County	CA	Leased Paul Andre & Kern River Partners LLC

	Eagle Grove, IA (storage location)	100 N.E. 20th Street Eagle Grove, IA	Wright County	IA	Leased Terry’s Rentals

	Fontana, CA (Nyloplast production location)	9564 Redwood Avenue Fontana, CA	San Bernardino County	CA	Leased COFAB, LLC

	London, OH (sales office)	288 East Lafayette Street London, OH 43140	Madison County	OH	Leased Madison County Commissioners

	Ludlow, MA (storage location)	58 Wyoming Street Ludlow, MA	Hampden County	MA	Leased Michael Mackin

	Madera, CA (storage location)	1025 Commerce Dr. Madera, CA	Madera County	CA	Leased Dennis Miller and James Page

	Madera, CA (storage location)	1043 S. Granada Madera, CA 93637	Madera County	CA	Leased Ultra Gro, LLC

	Monticello, IL (storage location)	Lot 15 of Bear Park subdivision Monticello, IL	Piatt County	IL	Leased C.G. Getz Corp.

Entity	Name of City or Location	Mailing Address	County	State	Record Owner of Real Estate

	New Miami, OH (storage location)	2650 Hamilton- Eaton Rd. New Miami, OH	Butler County	OH	Leased Grace Chapel of Praise

	Buford, GA (Nyloplast storage location)	3130 Verona Avenue Buford, GA	Gwinnett and Hall Counties	GA	Leased LMSBUF, LLC

	Olympia, WA (storage location)	6001 Belmore Street, Ste. 104 Olympia, WA	Thurston County	WA	Leased Triway Enterprises I Corp.

	Arecibo, PR (storage location)	State Road #2 KM 67.8 Arecibo, PR 00613	Arecibo Municipality	PR	Leased Puerto Rico Industrial Development

	Vancouver, WA (sales office)	204 S.E. Stonemill Dr., Ste. 225 Vancouver, WA	Clark County	WA	Leased Ultra Grow

	Sebring, FL (plant)	1 Ulmann Drive Sebring, FL	Highlands County	FL	Owned Hancor, Inc.

	Mendota, IL (plant)	1600 Industrial Drive Mendota, IL	LaSalle County	IL	Owned Advanced Drainage Systems, Inc.

	Bakersfield, CA (plant)	140 Vineland Road Bakersfield, CA	Kern County	CA	Owned Hancor, Inc.

	Buford, GA (plant)	3130 Verona Avenue Buford, GA	Gwinnett County	GA	Owned ADS Structures, Inc.

	Buena Vista, VA (plant)	510 Factory Street Buena Vista, VA	Buena Vista County	VA	Owned Advanced Drainage Systems, Inc.

Entity	Name of City or Location	Mailing Address	County	State	Record Owner of Real Estate

	Bessemer City, NC (plant)	902 East Maine Avenue Bessemer City, NC	Gaston County	NC	Owned Advanced Drainage Systems, Inc.

	Ennis, TX (plant)	210 Metro Park Blvd. Ennis, TX	Ennis County	TX	Owned Advanced Drainage Systems, Inc.

	Fairmont, MN (plant)	1001 Timberlake Road Fairmont, MN	Martin County	MN	Owned Hancor, Inc.

	Fontana, CA (plant)	14562 San Bernardino Avenue Fontana, CA	San Bernardino County	CA	Owned Advanced Drainage Systems, Inc.

	Jackson, MS (plant)	205 Apache Drive Jackson, MS	Hinds County	MS	Owned Advanced Drainage Systems, Inc.

	Calhoun, KY (plant)	121 Buck Creek Church Road Calhoun, KY	McLean County	KY	Owned Advanced Drainage Systems, Inc.

	Bridgeport, NJ (plant)	300 Progress Ct. Logan Township Bridgeport, NJ	Gloucester County	NJ	Owned Advanced Drainage Systems, Inc.

	London, OH (plant)	400 East High Street London, OH	Madison County	OH	Owned Advanced Drainage Systems, Inc. and Advanced Drainage of Ohio, Inc.

Entity	Name of City or Location	Mailing Address	County	State	Record Owner of Real Estate

	Ludlow, MA (plant)	58 Wyoming Street Ludlow, MA	Hampden County	MA	Owned Advanced Drainage Systems, Inc.

	Madera, CA (plant)	1025 Commerce Drive Madera, CA	Madera County	CA	Owned Advanced Drainage Systems, Inc.

	North Springfield, VT (plant)	30 Precision Drive North Springfield, VT	Windsor County	VT	Owned Hancor, Inc.

	Napoleon, OH (plant)	1075 Independence Drive Napoleon, OH	Henry County	OH	Owned Advanced Drainage Systems, Inc.

	New Miami, OH (plant)	2650 Hamilton- Eaton Road New Miami, OH	Butler County	OH	Owned Advanced Drainage Systems, Inc.

	Owasso, MI (plant)	770 South Chestnut Street Owasso, MI	Shiawassee County	MI	Owned Advanced Drainage Systems, Inc.

	Perry, GA (plant)	1005 Valley Drive Perry, GA	Houston County	GA	Owned Advanced Drainage Systems, Inc.

	Arecibo, PR (plant)	Santana Industrial Park Road 2 KM 67.8 Arecibo, PR	Arecibo, PR	PR	Owned Advanced Drainage Systems of Puerto Rico, Inc.

	Vicksburg, MS (plant)	5695 Highway 61 South Vicksburg, MS	Warren County	MS	Owned Hancor, Inc.

Entity	Name of City or Location	Mailing Address	County	State	Record Owner of Real Estate

	Yoakum, TX (plant)	801 Hickory Street Yoakum, TX	DeWitt County	TX	Owned Hancor, Inc.

	New Richland, MN (plant)	214 Division Street East New Richland, MN	Waseca County	MN	Owned Advanced Drainage Systems, Inc.

	Cordele, GA (plant)	1013 West 11th Avenue Cordele, GA	Crisp County	GA	Owned Hancor, Inc.

	Brazil, IN (plant)	2430 East Highway 40 Brazil, IN	Clay County	IN	Owned Hancor, Inc.

	Eagle Grove, IA (plant)	100 NE 20th Street and 2541 Highway 17 Eagle Grove, IA	Wright County	IA	Owned Advanced Drainage Systems, Inc.

	Muncy, PA (plant)	173 Industrial Parkway North Muncy, PA	Lycoming County	PA	Owned Advanced Drainage Systems, Inc.

	Oelwein, IA (plant)	18575 60th Street Oelwein, IA	Fayette County	IA	Owned Hancor, Inc.

	Tumwater, WA (plant)	6001 Belmore Street SW Tumwater, WA	Thurston County	WA	Owned

	North Salt Lake, UT (plant)	240 North 400 West North Salt Lake, UT	Davis County	UT	Owned Advanced Drainage Systems, Inc.

	Washougal, WA (plant)	627 South 37th Street Washougal, WA	Clark County	WA	Owned Advanced Drainage Systems, Inc.

Entity	Name of City or Location	Mailing Address	County	State	Record Owner of Real Estate

	Waverly, NY (plant)	1 William Donnelly Industrial Parkway Waverly, NY	Tioga County	NY	Owned Hancor, Inc.

	Wooster, OH (plant)	3110 West Old Lincoln Way Wooster, OH	Wayne County	OH	Owned Advanced Drainage Systems, Inc.

	Mebane, NC (plant)	5816 Highway 70 East Mebane, NC	Orange County	NC	Owned Hancor, Inc.

	Winter Garden, FL (plant)	115 West Crown Point Road Winter Garden, FL	Orange County	FL	Owned Advanced Drainage Systems, Inc.

	Findlay, OH (plant)	433 Olive Street Findlay, OH	Hancock County	OH	Owned Hancor, Inc.

	Findlay, OH (plant)	12370 County Road 172 Findlay, OH	Hancock County	OH	Owned Hancor, Inc.

Hancor Holding Corporation	None	None	None	None	None
Hancor, Inc.	None	None	None	None	None

Media Plus, Inc.	None	None	None	None	None

Hancor International, Inc.	None	None	None	None	None

ADS Ventures, Inc.	None	None	None	None	None

PSA, Inc.	None	None	None	None	None

ADS Structures, Inc.	Saginaw, TX (DrainTech molds)	1001 Jarvis Road Saginaw, TX 76179	Tarrant County	TX	DFW Alliance Corp.

Entity	Name of City or Location	Mailing Address	County	State	Record Owner of Real Estate

ADS Worldwide, Inc.	None	None	None	None	None

ADS International, Inc.	None	None	None	None	None

Spartan Concrete, Inc.	Winston-Salem, NC (plant)	11875 North NC Hwy 150 Winston-Salem, NC	Forsythe County	NC	Leased Dorothy B. Sowers and George F. Sowers

	Pineville, NC (yard)	940 Crafters Lane Pineville, NC	Mecklenburg County	NC	Leased Piedmont Concrete, LLC

	Charlotte, NC (plant)	8916 South Boulevard Charlotte, NC	Mecklenburg County	NC	Leased Piedmont Concrete, LLC

StormTech LLC	Wethersfield, CT (storage location)	20-30 Beaver Road, Ste. 104 Wethersfield, CT	Hartford County	CT	Leased Hollister & Moore

Sewer Tap, Inc.	Forest Grove, OR	3707 24th Avenue Forest Grove, OR	Washington County	OR	Leased Barbara T. Kief Revocable Trust UTA

Advanced Drainage of Ohio, Inc.	None	None	None	None	None

4. The following is a list of trademarks, trade names, service marks, service names, copyrights, and patents which are owned or licensed by the Company or any Subsidiary:

Copyrights – None.

Patents – The attached Patent list is hereby incorporated by reference.

Trademarks and Service Marks– The attached Trademark/Service Mark list is hereby incorporated by reference.

Trade Names and Service Names — Except as set forth below, the Company and each Subsidiary uses no trade names, service names or fictitious names. Each such entity’s true and full name is as follows:

Entity Name	Other Name(s)
Advanced Drainage Systems, Inc.	ADS (Unregistered Trade Name) ADS, Inc. (Unregistered Trade Name) Century Plastics (Assumed Name) Century Plastics, Inc. (Assumed Name)
Hancor Holding Corporation	None
Hancor, Inc.	Hancor of Michigan, Inc. (Former Legal Name of Entity Merged into Hancor, Inc. in 2006)
Media Plus, Inc.	None
Hancor International, Inc.	None
ADS Ventures, Inc.	None
PSA, Inc.	None
ADS Structures, Inc.	None
ADS Worldwide, Inc.	None
ADS International, Inc.	None
Spartan Concrete, Inc.	Foltz Concrete Pipe Company (Assumed Name) Piedmont Concrete (Unregistered Trade Name)
StormTech LLC	None
Sewer Tap, Inc.	Inserta Fittings Co. (Assumed Business Name) Inserta Tee (Unregistered Trade Name)
Advanced Drainage of Ohio, Inc.	None